   As filed with the Securities and Exchange Commission on January 20, 2000
                                           Registration No. 333-________________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.   20549

                             --------------------


                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             --------------------

                              SOURCE MEDIA, INC.
            (Exact name of Registrant as specified in its chapter)


     DELAWARE                               4822                        13-3700438
(State or other jurisdiction of  (Primary Standard Industrial          (IRS Employer
incorporation or organization)     Classification Code Number)       Identification No.)

                             --------------------

                               5400 LBJ Freeway
                                   Suite 680
                             Dallas, Texas   75240
                                (972) 701-5400
  (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                               STEPHEN W. PALLEY
                            Chief Executive Officer
                              Source Media, Inc.
                               5400 LBJ Freeway
                                   Suite 680
                              Dallas, Texas 75240
                                (972) 701-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             --------------------

                                  Copies to:

                           ROBERT L. WINIKOFF, ESQ.
                             HARRIS S. JAFFE, ESQ.
                Cooperman Levitt Winikoff Lester & Newman, P.C.
                               800 Third Avenue
                           New York, New York 10022
                                (212) 688-7000


                             --------------------

                 APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                             --------------------


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instructions G, check the following box. [    ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [    ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [     ]

                             --------------------

                                                 CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Title of Each Class of           Amount to be   Proposed Maximum    Proposed Maximum     Amount of
Securities to be Registered      Registered     Offering Price    Aggregate Offering  Registration Fee
                                                Per Share

-------------------------------------------------------------------------------------------------------
Common Stock, par value           1,304,265        $20.00            $11,477,532          $3,030.07
$0.001 per share (1)
-------------------------------------------------------------------------------------------------------

-------------
(1) Calculated pursuant to Rule 457(f)(1) under the Securities Act of 1933 based on the 1,043,412 outstanding shares of the 13 1/2% Senior PIK Preferred Stock to be received by the Registrant in exchange for the Common Stock offered hereby, assuming 100% acceptance of the exchange offer. Pursuant to Rule 457(c), the aggregate market value of the 13 1/2% Senior PIK Preferred Stock due 2007 was calculated based upon the average bid and asked price as quoted by market makers of such securities as of January 14, 2000.

                  ------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to this exchange and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion - January 20, 2000

Prospectus

                              SOURCE MEDIA, INC.

                        Offer to Exchange Common Stock
               for and Solicitation of Consents with respect to
                 13 1/2 % Senior PIK Preferred Stock Due 2007

                             --------------------

     We are offering to exchange up to 50 shares of our common stock for each $1,000 of liquidation preference of our preferred stock that you hold, with the number of shares being determined by the average closing price of our common stock as follows:

     . if the average closing price is higher than $20.00, the number of shares of common stock to be issued will be the result obtained by dividing $1,000 by the average closing price,

     . if the average closing price is between $12.00 and $20.00, 50 shares of common stock for each $1,000 of liquidation preference of our preferred stock will be issued, and

     . if the average closing price is less than $12.00, 1.25 shares of common stock for each $1,000 of liquidation preference of our preferred stock will be issued and we shall have the right but not the obligation to increase the number of shares to be issued.

     The exchange offer expires at 5:00 p.m., New York City time, on [30 days after effective date of registration statement] ____________, 2000, unless we extend it.

     Our common stock is traded on the Nasdaq National Market under the symbol "SRCM." On January 14, 2000, the last reported sale price of our common stock was $15.25 per share.

     We are also soliciting the holders of preferred stock for consent to remove substantially all restrictive covenants and the definition of one of the triggering events in the certificate of designation for the preferred stock.

     The consent solicitation expires at 5:00 p.m., New York City time, on _____________, 2000 unless we extend it pursuant to the terms described herein.

     Tenders of shares of preferred stock and consents may be withdrawn at any time before the consent solicitation expires.

                             --------------------

For a discussion of certain factors that you should consider before you participate in this exchange offer and consent solicitation, see "Risk Factors" commencing on page 12.

                             --------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             --------------------

    The dealer manager for the exchange offer and consent solicitation is:

                          DONALDSON, LUFKIN & JENRETTE

                          INCORPORATION BY REFERENCE

     The SEC allows us to incorporate by reference in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information that we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the expiration of this exchange offer.

     1. Our annual report on Form 10-K for the year ended December 31, 1998, as amended.

     2. Our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1999.

     3. Our current report on Form 8-K dated November 17, 1999 with respect to the formation of SourceSuite LLC.

     4. Our proxy statement for our annual meeting of stockholders held on November 17, 1999.

     5. The description of our common stock in our registration statement on Form 8-A filed with the SEC on June 10, 1993, including any amendments or reports filed for the purpose of updating that description.

     We have filed each of these documents with the SEC and they are available from the SEC's Internet site and/or public reference rooms described under "Where You Can Find More Information" below. You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number, Source Media, Inc., 5400 LBJ Freeway, Suite 680, Dallas, Texas 75240; (972) 701-5400; Attention: F. Paul Tigh, Chief Financial Officer and Treasurer. You should request documents at least five business days before expiration of the exchange offer to ensure timely delivery.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from or in addition to what is contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where it is unlawful to offer to exchange or sell or to ask for offers to exchange or buy the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-4, including all amendments, exhibits, schedules and supplements thereto, under the Securities Act and the rules and regulations thereunder, for the registration of the shares of our common stock offered hereby. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the common stock offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-1232. Copies of such material may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. You can also review such material by accessing the SEC's Internet web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Such reports, proxy statements and other information may also be inspected at the offices of the Nasdaq Stock Market Reports Section, at 1735 K Street, Washington, D.C. 20006.

                              PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before you participate in this exchange offer. We encourage you to read this entire prospectus carefully, including the "risk factors" section.

                              SOURCE MEDIA, INC.

     We sell advertising and related support services to clients who sponsor a promotional message with interactive content supplied or otherwise managed by us. We also sell advertising as a sales agent for various publisher partners and provide interactive content and related support services to our publisher partners. Our products and services are distributed primarily through our publisher partners which include over 500 Yellow Page directories with distribution to over 100 million households and more than 170 daily newspapers with aggregate circulation of over 15 million. Our products and services are also promoted and distributed over radio, television and the Internet.

     On July 29, 1999, we entered into a contribution agreement with Insight Interactive, LLC, a wholly-owned subsidiary of Insight Communications Company, Inc., to form a joint venture in the form of a new Delaware limited liability company to conduct all of our lines of business relating to our VirtualModem and Interactive Channel products and businesses. The contribution agreement provided that Insight Interactive would contribute $13 million to the joint venture, and we would contribute our VirtualModem and Interactive Channel products and services. On the same date, we entered into a common stock and warrants purchase agreement with Insight Interactive pursuant to which Insight Interactive agreed to acquire 842,105 shares of our common stock at a purchase price of $14.25 per share or an aggregate purchase price of $12 million, and five-year warrants to acquire up to an additional 4,596,786 shares of our common stock at an exercise price of $20.00 per share. The closing of the transactions contemplated by the contribution agreement and the purchase agreement took place on November 17, 1999. On that date, we and Insight Interactive each became owners of fifty percent of the joint venture known as SourceSuite LLC. See "Affiliate Transactions" for additional information.

      We designed and, prior to entering into the joint venture, were engaged in the development of the VirtualModem and Interactive Channel products and services. SourceSuite, under our management, continues to develop proprietary software and interactive programming services that can enable digital, two-way television systems equipped with digital set-top boxes to deliver two-way, interactive programming with the touch of a set-top remote or the use of a wireless keyboard. SourceSuite focuses its offerings on cable operators who have upgraded their infrastructure to two-way digital systems and can therefore offer the following "LocalSource" suite of products and services:

     . content - subscribers may be offered a variety of local and national information on demand, including local and national news, weather and sports, stock quotes, local school information, on-line shopping, interactive Yellow Pages, movie guides, travel information, games and a variety of other features;

     .    e-mail;

     .    Internet access;

     . Interactive Program Guide - SourceSuite's Interactive Program Guide can provide viewers with a navigational tool for all of the cable television operators' digital offerings; and

     . other products, including electronic commerce, video-on-demand and other interactive services.


Recent Developments

     On January 12 , 2000, we, SourceSuite and Insight Interactive entered into a merger agreement and plan of reorganization with Liberate Technologies. Subject to the terms of the agreement, we and Insight Interactive will exchange our ownership interests in SourceSuite for an aggregate of 886,000 shares of common stock of Liberate, and, as a working capital adjustment, an amount of cash equal to SourceSuite's cash and cash equivalents at the time of the merger less any taxes payable by SourceSuite on the sale of its interactive programming guide and related content business to the new joint venture referred to below. We will receive 443,000 shares of common stock of Liberate, if the transaction with Liberate satisfies an exemption from Securities Act registration that permits us to freely transfer the Liberate shares subject to the volume limitations of Rule
144. These shares are valued at approximately $103.1 million based on the closing price of Liberate common stock on the Nasdaq National Market on January 10, 2000. If the transaction with Liberate does not satisfy the exemption, we will receive an amount of cash equal to one-half of the working capital adjustment and 378,536 shares of Liberate common stock, valued at approximately $88.1 million based on the January 10, 2000 closing price on the Nasdaq National Market, plus an additional $15 million in cash. In either event, we will also receive as a working capital adjustment cash in an amount equal to one-half of the working capital adjustment referred to above. All references to Liberate shares in this prospectus do not reflect the recently announced two-for-one stock split of the common shares of Liberate.

     Prior to consummation of the merger, SourceSuite will form a new subsidiary company, SourceSuite Acquisition LLC, and contribute to the subsidiary cash in an amount equal to the appraised value of SourceSuite's interactive programming guide and related content business. SourceSuite will distribute the ownership interests in the new company to us and Insight Interactive. The new company will be a joint venture between Insight Interactive and us. The new company will purchase the interactive programming guide and related content business from SourceSuite at the appraised value. We will act as manager of the new company and carry out the interactive programming guide and related content business. Insight Interactive and we will contribute to the new company cash in amount equal to the working capital adjustment.

     Following the merger, Liberate will provide to the new company, without charge, specified software development services for the Interactive Channel products, as set forth in a programming services agreement. The new company will enter into a preferred content provider agreement with Liberate. This agreement will offer pricing incentives to Liberate customers that use SourceSuite Acquisition's local content services with the VirtualModem products.

     Liberate is a leading provider of a comprehensive software platform for delivering Internet-enhanced content and applications to information appliances, such as television set-top boxes, game consoles, smart phones and personal digital assistants. Its software allows network operators, such as telecommunications companies, cable and satellite television operators and Internet service providers, or ISPs, and information appliance manufacturers to provide consumers access to Internet-based applications and services. See "Developments in our Business - Business of Liberate."



 [chart showing business operations of Source Media prior to and following the formation of SourceSuite LLC, and after giving effect to the proposed transaction with Liberate]

                           SUMMARY OF EXCHANGE OFFER
                           AND CONSENT SOLICITATION

     We are offering to exchange up to 50 shares of our common stock for each $1,000 of liquidation preference of our preferred stock, with the number of shares being determined by the average closing price of our common stock as noted below. We will accept for exchange all shares of preferred stock validly tendered and not withdrawn on or prior to expiration of the exchange offer. We are also seeking your consent to proposed amendments to the certificate of designation governing the preferred stock. To validly tender your preferred stock, you will be required to give your consent to the proposed amendments.
The proposed amendments would remove substantially all restrictive covenants and remove the definition of one of the triggering events in the certificate of designation.


Number of shares of common stock to be issued in    We will issue up to 50 shares of our common stock for
exchange offer                                      each $1,000 of liquidation preference of our preferred
                                                    stock tendered and accepted for exchange, based on the
                                                    average closing price per share of  our common stock on
                                                    the Nasdaq National Market during the ten trading days
                                                    ending on the second trading day prior to the exchange
                                                    offer expiration date.

                                                    .  If the average closing price is higher than
                                                       $20.00, the number of shares of common stock to
                                                       be issued in respect of each $1,000 of
                                                       liquidation preference of our preferred stock will
                                                       be the result obtained by dividing $1,000 by the
                                                       average closing price.

                                                    .  If the average closing price is between $12.00 and
                                                       $20.00, 50 shares of common stock for each $1,000
                                                       of liquidation preference of our preferred stock will
                                                       be issued.

                                                    .  If the average closing price is less than $12.00, 50
                                                       shares of common stock for each $1,000 of
                                                       liquidation preference of our preferred stock will be
                                                       issued, and we shall have the right but not the
                                                       obligation to increase the number of shares of
                                                       common stock to be issued.

Accrued dividends on shares of preferred stock      We will pay dividends in additional shares of preferred
tendered and accepted                               stock on shares of preferred stock accepted for exchange
                                                    from November 1, 1999 through the date of our payment
                                                    for such shares at the time of exchange.

Conditions to the exchange offer                    The exchange offer is subject to the following
                                                    conditions, among other things:

                                                    .  the holders of at least a majority of the outstanding
                                                       shares of preferred stock having consented to the
                                                       proposed amendments to the certificate of
                                                       designation;
                                                    .  the holders of our common stock, by majority vote,
                                                       having approved the issuance of common stock
                                                       being offered in the exchange offer prior to the
                                                       expiration of



                                                       the exchange offer;

                                                    .  the holders of at least a majority of the outstanding
                                                       shares of preferred stock having properly tendered,
                                                       and not withdrawn, their preferred stock in the
                                                       exchange offer; and

                                                    .  the exchange of our ownership interests in
                                                       SourceSuite for cash and shares of common stock of
                                                       Liberate shall have occurred.

                                                    We can waive any condition to the exchange offer and
                                                    accept all shares of preferred stock tendered.  We reserve the right to terminate the exchange offer and not accept
                                                    any preferred stock tendered for exchange.

Purpose of the exchange offer                       The principal purpose of the exchange offer is to
                                                    improve and simplify our capital structure by eliminating
                                                    a class of stock.

Purpose of the solicitation and                     The principal purpose of the solicitation and the
proposed amendments                                 proposed amendments is to eliminate substantially all
                                                    restrictive covenants, remove the definition of one of the triggering events and modify other provisions in the
                                                    certificate of designation so that any non-tendered shares of preferred stock do not restrict our future financial and operating flexibility.  The proposed amendments will
                                                    become effective upon execution and filing of the
                                                    amended certificate of designation upon consummation
                                                    of the exchange offer.

Requisite consents for solicitation                 Consents from the holders of a majority of the
                                                    outstanding shares of preferred stock are necessary to
                                                    approve the amendments to the certificate of designation.

No separate consent payment                         No separate payment will be made for the consents.

Consent expiration date                             The consent expiration date is          , 2000, at 5:00
                                                    p.m., New York City time, if on such date we have the
                                                    requisite consents to the proposed amendments, or such
                                                    later date as we shall have first received the requisite
                                                    consents.  It is expected that we will execute and file
                                                    the amended certificate of designation promptly after the
                                                    consent expiration date.

Exchange offer expiration date                      The exchange offer expiration date is 5:00 p.m., New
                                                    York City time, on          , 2000, unless we extend the
                                                    exchange offer.  We intend to extend the exchange offer,
                                                    if necessary, so that the exchange offer expiration date
                                                    occurs no earlier


                                                    than five business days following the consent expiration date.

Withdrawal rights                                   You may withdraw your shares of preferred stock and
                                                    revoke your consent at any time prior to 5:00 p.m., New
                                                    York City time, on the consent expiration date.  A valid
                                                    withdrawal of tendered shares prior to such time shall be
                                                    deemed a revocation of the consent.  Tenders of shares
                                                    may not be withdrawn and consents may not be revoked
                                                    following 5:00 p.m., New York City time, on the consent
                                                    expiration date except under certain limited
                                                    circumstances.  Shares tendered after 5:00 p.m., New
                                                    York City time, on the consent expiration date may not
                                                    be withdrawn and consents may not be revoked with
                                                    respect to such shares.

Procedures for tendering                            If you are a holder of shares of preferred stock and wish
                                                    to accept the exchange offer, you must either:

                                                    .  complete, sign and date the accompanying consent
                                                       and letter of transmittal, or a facsimile thereof; or

                                                    .  complete, sign and date the accompanying consent,
                                                       and arrange for The Depository Trust Company to
                                                       transmit required information to the exchange agent
                                                       in connection with a book-entry transfer.

                                                    You must mail or otherwise deliver such documentation
                                                    together with the shares of preferred stock to the
                                                    exchange agent at the address set forth in this prospectus under "Procedures for Participating in the Exchange
                                                    Offer and Consent Solicitation - Exchange Agent;
                                                    Assistance."

Federal Income tax consequences                     The exchange should qualify as a recapitalization under
                                                    the Internal Revenue Code.  If that is the case, your
                                                    receipt of common stock will not be taxable for U.S.
                                                    federal income tax purposes.  For a discussion of the
                                                    federal income tax consequences of the exchange of
                                                    shares, see "Certain Federal Income Tax Consequences."

Use of proceeds                                     We will not receive any cash proceeds from the issuance
                                                    of shares of common stock in the exchange offer.

No appraisal                                        You do not have any appraisal rights in connection with
                                                    the exchange offer.

Transfer taxes                                      No transfer taxes will be payable upon the issuance of
                                                    shares of common stock to registered holders in
                                                    exchange for shares of preferred stock.

Market price and trading                            As of January 14, 2000, our common stock, which is
                                                    traded on the Nasdaq National Market, closed at $15.25
                                                    per share.



                                                    As of January 14, 2000, the preferred stock, which is
                                                    traded in the over-the-counter market, last traded at
                                                    $11.00 per share.

Dealer manager                                      Donaldson, Lufkin & Jenrette Securities Corporation is
                                                    the dealer manager and solicitation agent for the
                                                    exchange offer and consent solicitation.

Exchange agent                                      ChaseMellon Shareholder Services, L.L.C. is the
                                                    exchange agent for the exchange offer.

Consequences of failure to exchange                 To the extent we accept shares of preferred stock for
                                                    exchange, the number of outstanding shares will decline.
                                                    Consequently, any liquidity in the market for preferred
                                                    stock could be adversely affected.  Additionally, if the
                                                    proposed amendments to the certificate of designation
                                                    are approved, the preferred stock will no longer have the
                                                    benefit of the restrictive covenants set forth in the
                                                    certificate of designation.

Proposed Amendments                                 The proposed amendments, in substance, would:

                                                    .   eliminate from the certificate of designation all
                                                        provisions set forth in the paragraphs of the
                                                        certificate entitled:

                                                         .  Paragraph (l)(i) Limitation on Indebtedness,

                                                         .  Paragraph (l) (ii) Limitation on Restricted
                                                            Payments.

                                                         .  Paragraph (l)(iii) Limitation on Affiliate
                                                            Transactions,

                                                         .  Paragraph (l)(iv) Limitation on Issuances of
                                                            Capital Stock of Restricted Subsidiaries,

                                                      .  Paragraph (l) (v) Limitation on Sale/Leaseback
                                                         Transactions, and
                                                         .  Paragraph (m) SEC Reports;

                                                      .  amend the provisions of Paragraph (g) of the
                                                         certificate of designation entitled Mergers and
                                                         Consolidations to delete the requirement that the
                                                         surviving corporation in a merger or the acquiring
                                                         corporation in an asset sale have a consolidated net
                                                         worth after giving effect to the transaction equal to or
                                                         greater than our net worth before the transaction;

                                                      .  amend the provisions of Paragraph (f) of the
                                                         certificate



                                                    of designation entitled Voting Rights to
                                                    delete subclause (iii)(A)(vi) making it a triggering
                                                    event if we or any of our subsidiaries defaults with
                                                    respect to certain indebtedness or become subject to
                                                    certain judgments or orders; and

                                                    .  delete certain defined terms and renumber certain
                                                       provisions in the certificate of designation as is
                                                       appropriate in light of the deletions and amendments
                                                       described herein.

                                                    See "Consent Solicitation - Proposed Amendments to
                                                    the Certificate of Designation."

Separate exchange offer                             Concurrently with the exchange offer and consent
and consent solicitation                            solicitation, we are making a separate exchange offer and
                                                    consent solicitation to the holders of our senior secured
                                                    notes.  We will offer to exchange up to 50 shares of
                                                    common stock for each $1,000 in principal amount of the
                                                    notes.  The number of shares to be offered is subject to
                                                    adjustment based on the average closing price of shares
                                                    of our common stock.  The number of shares will be
                                                    reduced if the average closing price exceeds $20.00.  We
                                                    reserve the right to increase the number of shares if the
                                                    average closing price is less than $12.00

                                                    The principal purpose of the note exchange offer and
                                                    consent solicitation is to simplify our capital structure by eliminating a class of stock, and by increasing our
                                                    financial and operating flexibility by eliminating
                                                    restrictive covenants that are comparable to those
                                                    contained in the certificate of designation.

     In connection with our merger into a wholly-owned subsidiary of HB Communications Acquisition Corp, we changed our name to Source Media, Inc. on June 23, 1995. Our principal executive office is located at 5400 LBJ Freeway, Suite 680, Dallas, Texas 75240. Our telephone number is (972) 701-5400.

     Pro Forma Consolidated Selected Financial Data of Source Media, Inc.


     The following unaudited pro forma consolidated selected financial data for Source Media, Inc. for the fiscal year ended December 31, 1998 and for the nine months ended September 30, 1999 were derived from the unaudited pro forma consolidated statements of operations and the unaudited pro forma consolidated balance sheet included elsewhere in this prospectus which include the effects of the transaction with Insight, the proposed transaction with Liberate and the proposed offers to exchange common stock for 12% Senior Secured Notes due 2004 and Senior PIK Preferred Stock. The result of the proposed offers to exchange common stock for 12% Senior Secured Notes due 2004 and Senior PIK Preferred Stock may result in a partial exchange and, as such, we have given the pro forma effect of the minimum conversion representing: 55% of the outstanding 12% Senior Secured Notes due 2004 comprised of 10% held by an affiliate and 45% representing the minimum amount required to approve the exchange and; 50% for Senior PIK Preferred Stock. This pro forma consolidated selected financial data should be read in conjunction with the description of the proposed transaction with Liberate and the proposed offers to exchange common stock for 12% Senior Secured Notes due 2004 and Senior PIK Preferred Stock, the pro forma financial data appearing elsewhere in this prospectus, our consolidated financial statements for the fiscal year ended December 31, 1998 included in this prospectus and our annual report on Form 10-K for the fiscal year ended December 31, 1998 and our quarterly report on Form 10-Q for the nine months ended September 30, 1999 and in our current report on Form 8-K dated November 17, 1999.



PRO FORMA STATEMENT OF OPERATIONS DATA:                                                                  100% Conversion
(In thousands, except per share data)                                             Minimum Conversion    Nine Months Ended
(Unaudited)                                                  100% Conversion          Year Ended        September 30, 1999
                                                           Year Ended December     December 31, 1998
                                                                 31, 1998

Revenues                                                           $     26,000         $     26,000              $ 15,019
Operating loss                                                          (35,493)             (35,493)               (9,595)
Net loss attributable to common stockholders                        (36,631) (1)         (43,903) (1)              (11,668)
Pro forma basic and diluted loss per common share                         (1.91)               (2.70)                (0.57)
Weighted average common
  shares outstanding                                                     19,158               16,256                20,431
PRO FORMA STATEMENT OF OPERATIONS DATA:                    Minimum Conversion
(In thousands, except per share data)                       Nine Months Ended
(Unaudited)                                                September 30, 1999



Revenues                                                             $ 15,019
Operating loss                                                         (9,595)
Net loss attributable to common stockholders                          (16,714)
Pro forma basic and diluted loss per common share                       (0.95)
Weighted average common
  shares outstanding                                                   17,529

(1) Includes $25.9 million charge for the write off of impaired intangible assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 2 and 5 of the Notes to Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended December 31, 1998.

PRO FORMA BALANCE SHEET DATA:
(In thousands, except per share data)
(Unaudited)                                       100% Conversion                        Minimum Conversion
                                              As of September 30, 1999                As of September 30, 1999
Total assets                                                        $137,860                                 $141,547
Stockholders' equity                                                  92,548                                   39,955
Book value per share:
Historical                                                             (7.29)                                   (7.29)
Pro forma                                                               4.53                                     2.28

                                 RISK FACTORS

     You should consider carefully, in addition to other information contained in or incorporated by reference in this prospectus, the following factors in connection with a decision to tender shares of preferred stock and deliver consents.

Risks of the Exchange Offer and Solicitation

     Failure To Exchange Preferred Stock Could Adversely Affect Your Investment

     Preferred stock not exchanged in the exchange offer will remain outstanding. If the proposed amendments to the certificate of designation become effective, holders of shares of preferred stock that are not exchanged will no longer be entitled to the benefits of certain restrictive covenants applicable to us and to our subsidiaries. The deletion of the restrictive covenants may permit certain actions previously prohibited that could increase the credit risks with respect to us and to our subsidiaries, adversely affect the market price and credit rating of any remaining preferred stock, or otherwise be materially adverse to the interests of the holders of the remaining preferred stock. See "Consent Solicitation - Proposed Amendments to the Certificate of Designation."

     The proposed amendments are intended to provide increased operating flexibility following the exchange offer. The proposed amendments might have a material adverse effect on the value of the preferred stock resulting from, among other things, the ability of us and our subsidiaries to:

          .    incur additional debt,
          .    make investments and transfer assets, and
          .    pay dividends or make transfers of funds generated by us from operations or other assets.

     The Reduced Trading Market for Untendered Preferred Stock Could Adversely Affect the Market Price of the Untendered Preferred Stock

     If shares of preferred stock are tendered and accepted for exchange, the trading market could become limited for any remaining preferred stock. A security with a smaller outstanding amount available for trading may command a lower price than would a comparable security with a greater public float. Accordingly, the market price of any untendered preferred stock could be adversely affected. In addition, the reduced public float could cause the market price of the preferred stock to become more volatile.

     Potential public sales of a significant number of shares of our common stock could reduce the market price of our common stock

     We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

     As of the date of this prospectus, there are _____ shares of our common stock outstanding and ____ shares issuable upon exercise of outstanding options and warrants. Restrictions under the securities laws prevent the immediate sale in the public market of _____ of such shares. However, nearly all of these restricted shares are entitled to the benefit of agreements, which obligate us to register these shares for public trading.

     If all shares of preferred stock are tendered in the exchange offer and all of our senior secured notes are tendered in response to the separate exchange offer, approximately 6,120,000 additional shares of our common stock will be outstanding and freely tradeable.

     The price of our securities may fluctuate

     The market price of our securities is likely to be highly volatile as the stock market in general, and the market for technology companies in particular, has been highly volatile. Stockholders may have difficulty selling our common stock following periods of volatility because of the market's adverse reaction to such volatility.

          Factors which could cause such volatility may include, among others:

          .    conditions or trends in the interactive television industry;
          .    changes in the market valuations of other interactive television companies;
          .    actual or anticipated variations in quarterly operating results;
          .    announcements of technological innovations;
          .    capital commitments and expenditures;
          .    departure of key employees; and
          .    announcements by us or our competitors of strategic alliances, joint ventures and significant acquisitions.

     Many of these factors are beyond our control and may materially adversely affect the market price of our common stock, regardless of our future operating results.

     The trading prices of many technology companies' stocks have reached historical highs within the last 12 months and have reflected valuations substantially above historical levels. During the same period, such companies' stocks have also been highly volatile and have recorded lows well below such historical highs. We cannot assure you that our securities will trade at the same levels of other technology companies or that technology stocks in general will sustain their current levels.

     Risks Relating to the Proposed Transaction with Liberate Technologies

     . The transaction divides into two businesses the virtual modem and server-side interactive programming guide and content services that we and SourceSuite operated as one interactive television business.

     . Liberate will acquire ownership of all U.S. and international patents and patent applications now owned by SourceSuite. Any benefits not presently foreseen from the ownership of the patents and patent applications will belong to Liberate.

     . While the server-side interactive programming guide as part of SourceSuite Acquisition's Interactive Channel business will receive a perpetual royalty free license from Liberate to use the patents, the license will not preclude Liberate from licensing the patents to third parties for non-server side interactive programming guide use.

     . The virtual modem and interactive programming guide activities share a common software source code. The source code needs to be separated so that Liberate and our new joint venture with Insight Interactive will exclusively possess separate source code for the software necessary to conduct their respective businesses and provide their respective products and services. We will rely on Liberate to effect this separation and to carry out additional software development services contemplated by the present arrangements with Liberate. We will not have the ability to do this ourselves as our employees who have primarily written the existing software source code are expected to become employees of Liberate. We will need to retain Liberate or a third party to upgrade the software in the future.

     . The virtual modem software platform enables cable television system operators, using TV set top boxes, to afford Internet access and other services to their customers. Because Liberate will own the virtual modem business, our ability to offer our interactive server-side programming guide and content services such as "Local Source" is dependent on Liberate's ability to successfully persuade cable television system operators to use the virtual modem product.

     . Even though our arrangements with Liberate provide special marketing incentives to cable system operators who use SourceSuite Acquisition's server-side interactive programming guide and local content services with Liberate virtual modem products, we cannot assure you that we will successfully persuade cable operators to use SourceSuite Acquisition's server-side interactive programming guide and content services.

     . The shares of common stock of Liberate we will receive in exchange for our ownership interests in SourceSuite will represent a very substantial part of our assets. The price of Liberate common stock has been subject to extreme fluctuation since its initial public offering in July 1999.

     . If the exchange of our ownership interests in SourceSuite for shares of common stock of Liberate is, contrary to our expectations, treated as a taxable exchange in its entirety, our potential tax liability would exceed both our usable operating loss carryforwards for any taxable year, and our available cash reserves. We would likely satisfy any potential tax liability through the sale of our shares of Liberate common stock or other assets.

     Risks Relating to Forward-looking Statements

     Forward-looking statements found in this prospectus may not be accurate indicators of our future performance

     This prospectus contains certain forward-looking statements and information relating to our business. We have identified forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates" or similar statements. These statements are based on our belief as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve certain risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange offer.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the Nasdaq National Market under the symbol "SRCM". The following table sets forth the high and low sales prices for the common stock, as reported by the Nasdaq National Market for the periods indicated below.

1998:                                           High             Low

  First Quarter                                $14.44             $8.31
  Second Quarter                                21.63             13.50
  Third Quarter                                 32.25              6.28
  Fourth Quarter                                19.00              4.94

1999:                                           High             Low

  First Quarter                                $23.94            $14.81
  Second Quarter                                23.44             14.50

1999:                                           High             Low

  Third Quarter                                 16.88              6.00
  Fourth Quarter                                19.50              7.56


2000:                                           High             Low

  First Quarter (through January 14, 2000)     $21.50            $15.25

     On January 14, 2000, the last reported sale price of the common stock of
the Nasdaq National Market was $15.25 per share.   On January 13, 2000, there
were approximately 155 holders of record of common stock.

                                 CAPITALIZATION TABLE

Source Media, Inc.
Capitalization Table
As of September 30, 1999
(In thousands)                                                                  Insight                     Liberate
                                                                               Pro Forma     Pro Forma     Pro Forma     Pro Forma
                                                             Historical       Adjustments   As adjusted   Adjustments   As adjusted
                                                             ----------       -----------   -----------   -----------   -----------
Long-term debt:
Senior Secured Notes, 12% interest, due 2004                   $100,000    $      -        $ 100,000    $      -        $   100,000

Stockholder's equity:
Senior redeemable payment-in-kind (PIK) preferred
   stock, $25 liquidation preference, $.001 par value,
   net of discount
   Authorized shares - 1,712
   976 shares issued and outstanding                             18,061           -           18,061           -             18,061

Non-participating preferred stock, $.001 par value
   Authorized and issued - 1 single share                             -           -                -           -                  -

Common stock, $.001 par value:
   authorized shares - 50,000 and
   13,748 shares issued                                              14           1               15           -                 15
   Less treasury stock, at cost - 275 shares                     (2,716)          -           (2,716)          -             (2,716)
   Capital in excess of par value                                84,432      25,104          109,536           -            109,536
   Accumulated deficit                                          178,552)          -         (178,552)     52,380           (126,172)
                                                          --------------------------------------------------------------------------
     Total stockholders' equity                                 (96,822)     25,105          (71,717)     52,380            (19,337)
                                                          --------------------------------------------------------------------------
Total capitalization                                           $ 21,239    $ 25,105        $  46,344    $ 52,380        $    98,724
                                                          ==========================================================================


                                                             Common Stock                                Common Stock
                                                               Exchange                                Minimum Exchange
                                                               Pro Forma            Pro Forma             Pro Forma       Pro Forma
                                                              Adjustments          As adjusted           Adjustments     As adjusted
                                                              -----------          -----------           -----------     -----------
Long-term debt:
Senior Secured Notes, 12% interest, due 2004                  $ (100,000)         $      -             $ (55,000)        $ 45,000

Stockholder's equity:
Senior redeemable payment-in-kind (PIK) preferred
   stock, $25 liquidation preference, $.001 par value,
   net of discount
   Authorized shares - 1,712
   976 shares issued and outstanding                             (18,061)                -                (9,031)           9,030

Non-participating preferred stock, $.001 par value
   Authorized and issued - 1 single share                              -                 -                     -                -

Common stock, $.001 par value:
   authorized shares - 50,000 and
   13,748 shares issued                                                6                21                     4               19
   Less treasury stock, at cost - 275 shares                           -            (2,716)                    -           (2,716)
   Capital in excess of par value                                124,394           233,930                67,197          176,733
   Accumulated deficit                                           (10,483)         (136,655)               (5,877)        (132,049)

                                                         ---------------------------------------------------------------------------
     Total stockholders' equity                                  113,917            94,580                61,324           41,987
                                                         ---------------------------------------------------------------------------
Total capitalization                                          $   (4,144)         $ 94,580             $  (2,707)        $ 96,017
                                                         ===========================================================================


                        DEVELOPMENTS IN OUR BUSINESS

      We sell advertising and related support services to clients who sponsor a promotional message with interactive content supplied or otherwise managed by us. We also sell advertising as a sales agent for various publisher partners and provide interactive content and related support services to the publisher partners. Our products and services are distributed primarily through our publisher partners which include over 500 Yellow Page directories with distribution to over 100 million households and more than 170 daily newspapers with aggregate circulation of over 15 million. Our products and services are also promoted and distributed over radio, television and the Internet.

     On July 29, 1999, we entered into a contribution agreement with Insight Interactive, a wholly-owned subsidiary of Insight Communications, which-contemplated the formation of SourceSuite to conduct all of our lines of business relating to our VirtualModem and Interactive Channel products and businesses. The contribution agreement provided that Insight Interactive would contribute $13 million to the joint venture and we would contribute our VitrualModem and Interactive Channel products and services. On the same date, we entered into a common stock and warrants purchase agreement with Insight Interactive pursuant to which Insight Interactive agreed to acquire 842,105 shares of our common stock at a purchase price of $14.25 per share or an aggregate purchase price of $12 million and five-year warrants to acquire up to an additional 4,596,786 shares of our common stock at an exercise price of $20.00 per share. The closing of the transactions contemplated by the contribution agreement and the purchase agreement took place on November 17, 1999. On that date, we and Insight each became owners of fifty percent of the joint venture known as SourceSuite. See "Affiliate Transactions" for additional information.

     We designed and, prior to entering into the joint venture, were engaged in the development of the VirtualModem and Interactive Channel products and services. SourceSuite, under our management, continues to develop proprietary software and interactive programming services that can enable digital, two-way television systems equipped with digital set-top boxes to deliver two-way, interactive programming with the touch of a set-top remote or the use of a wireless keyboard. SourceSuite focuses its offerings on cable operators who have upgraded their infrastructure to two-way digital systems and can therefore offer the following "LocalSource" suite of products and services:

     . content - subscribers may be offered a variety of local and national information on demand, including local and national news, weather and sports, stock quotes, local school information, on-line shopping, interactive Yellow Pages, movie guides, travel information, games and a variety of other features;

     .  e-mail;

     .  Internet access;

     . Interactive Program Guide - SourceSuite's IPG can provide viewers with a navigational tool for all of the cable television operators' digital offerings; and

     . other products, including electronic commerce, video-on-demand and other interactive services.

     To facilitate the proposed transaction with Liberate referred to in the following paragraphs, SourceSuite will form SourceSuite Acquisition as a wholly-owned subsidiary prior to consummation of the proposed transaction. In connection with the proposed transaction, SourceSuite retained a valuation firm to value the assets and properties of SourceSuite, other than the assets and properties used in and/or necessary to the conduct of SourceSuite's VirtualModem business relating to the VirtualModem products and associated businesses as it currently is conducted. The assets and properties of SourceSuite other than the virtual modem business are herein called the retained business. SourceSuite will contribute cash to SourceSuite Acquisition in an amount equal to the value of the retained business, as determined by the valuation firm. Following SourceSuite's contribution of cash to SourceSuite Acquisition, SourceSuite will distribute all of the ownership interests in SourceSuite Acquisition to us and Insight Interactive so that each of us will become fifty percent owners of SourceSuite Acquisition, which will be a joint venture company. We will act as manager. SourceSuite Acquisition will, before the proposed transaction is effected, then purchase the retained business from SourceSuite for the appraised value.

     On January 19, 2000, we mailed separate consent solicitation statements to the holders of the preferred stock and of our senior secured notes to obtain consents required to permit us to effect the exchange of our ownership interests in SourceSuite for shares of common stock of Liberate referred to below in the section entitled "Merger Agreement." On January 20, 2000, we filed with the SEC a registration statement covering our proposed exchange offer to acquire all of our senior secured notes.

Merger Agreement

     On January 12, 2000, we, SourceSuite, Insight Interactive and Insight Communications entered into a merger agreement with Liberate. The merger agreement contemplates that Liberate Acquisition LLC, a Delaware limited liability company to be formed as a wholly-owned subsidiary of Liberate, will merge with and into SourceSuite. Upon the effectiveness of the merger, we will receive, if the California exemption referred to below is available, (a) as a working capital adjustment, an amount of cash equal to one-half of SourceSuite's cash and cash equivalents at the time of the merger less any taxes payable by SourceSuite on the sale of the Retained Business to SourceSuite Acquisition - we refer to this as the adjustment amount - and (b) 443,000 shares of Liberate common stock which have a value of approximately $103.1 million based on the average closing price of Liberate common stock on the Nasdaq National Market on January 10, 2000 of $232.6875 per share. If the California exemption is not available, we will receive (a) as a working capital adjustment, an amount of cash equal to one-half of the adjustment amount and (b) 378,536 Liberate shares which have a value of approximately $88.1 million based on the January 10, 2000 closing price on the Nasdaq National Market plus $15 million in cash for a total value of Liberate shares and cash of approximately $103.1 million. Insight Interactive will receive (a) as a working capital adjustment, an amount of cash equal to one-half of the adjustment amount and (b) 443,000 Liberate shares which have a value of approximately $103.1 million based on the January 10, 2000 closing price on the Nasdaq National Market. The value of the Liberate shares on the closing date of the proposed transaction may be the same, greater or less than the value of such shares based on the January 10, 2000 closing price on the Nasdaq National Market. All references to Liberate shares in this prospectus do not reflect the recently announced two-for-one stock split of the common shares of Liberate.

     The exact number of Liberate shares to be acquired by us in exchange for the SourceSuite ownership interests in the merger will be determined based on whether the Liberate shares can be issued in a transaction exempt from registration by reason of Section 3(a)(10) of the Securities Act. Such an exemption is provided for by Section 25121 of the California Corporations Code in certain limited circumstances. It is not yet determinable whether the proposed transaction will satisfy the criteria necessary for Liberate to issue the Liberate shares in reliance upon the California exemption. If the California exemption is available, the Liberate shares will be freely tradeable subject to the volume limitations of Rule 144 under the Securities Act and the limitation set forth in the following paragraph. Under either scenario, Insight Interactive will receive (a) as a working capital adjustment, an amount of cash equal to one-half of the adjustment amount and (b) 443,000 Liberate shares in exchange for its ownership interest in SourceSuite. As of January 12, 2000, 443,000 Liberate shares represent less than 1% of the outstanding Liberate shares on a fully diluted basis.

     Pursuant to the terms of merger agreement, we and Insight Interactive each agreed, prior to July 28, 2000, not to (a) sell, lend, pledge, contract to sell, grant an option or otherwise transfer or dispose of, directly or indirectly, or
(b) enter any swap or other arrangement that transfers the economic consequences of ownership of, eighty percent (80%) of the respective Liberate shares received by us and Insight Interactive in the merger other than our grant of a security interest and pledge of the Liberate shares for the benefit of the holders of our senior secured notes.

     If the California exemption is not available by March 10, 2000, the merger agreement provides that Liberate, we and Insight Interactive will enter into a registration rights agreement. The registration rights agreement will require Liberate, upon request made by us and Insight Interactive on or after July 28, 2000 and before eighteen months following the date of the merger, to register the Liberate shares received by us and Insight Interactive so that they will be freely tradeable.

     At the time of the merger of Liberate Acquisition with and into SourceSuite, SourceSuite will own the VirtualModem products and businesses, as well as the patents and other intellectual property rights related thereto. SourceSuite Acquisition, which will be jointly owned by us and Insight Interactive prior to and following the merger, will have an exclusive license to use the patents necessary to its business, which will consist of the interactive programming guide and LocalSource comprising the Interactive Channel. Following the merger, we and Insight Interactive will contribute to SourceSuite Acquisition, in equal amounts, cash in an aggregate amount equal to SourceSuite's cash and cash equivalents at the time of the merger. The merger agreement provides that SourceSuite and SourceSuite Acquisition will enter into a programming services agreement, and that Liberate and SourceSuite Acquisition will enter into a preferred content provider agreement to govern the relationship between the parties following the merger. Each of these agreements is discussed below. On the date of the merger, Insight Communications will enter into an agreement with Liberate pursuant to which Insight Communications, in consideration of fees payable to Liberate, will acquire a license to utilize Liberate's software for purposes of hosting and deploying interactive programming services.

Programming Service Agreement

     SourceSuite and, prior to the formation of SourceSuite we, had operated the VirtualModem and Interactive Channel businesses as one enterprise sharing technology, know-how, patents and software, including software source code. As a significant portion of the technology and know-how, including all currently existing and applied-for patents, is being retained by SourceSuite and as a number of our employees who have worked in the development of this technology are expected to be hired as employees of SourceSuite following the merger, Liberate has agreed with us, for the benefit of SourceSuite Acquisition, to continue the development of the software included in the SourceSuite IPG technology, the ownership of which is being transferred to SourceSuite Acquisition, and the development of related implementing technologies as a "work for hire" for SourceSuite Acquisition and to create the Server IPG Implementation, as defined in the programming services agreement, in accordance with the terms of a mutually agreed statement of work, specifying the tasks to be completed. This development work will be carried out at Liberate's expense and is intended to enable SourceSuite Acquisition to carry out its interactive program guide business with its own software and related technology and know-how.

Preferred Content Provider Agreement

     The preferred content provider agreement, to be entered into by and between SourceSuite Acquisition and Liberate, will become effective at the time of the merger. This agreement sets forth the terms and conditions by which SourceSuite Acquisition, as the successor to SourceSuite's interactive program guide and local content business, will serve as the preferred content provider for Liberate's cable television system operator customers using VirtualModem products. The content applications are to run on top of the Liberate software products that are created or based substantially on the VirtualModem technology initially developed by us and then by SourceSuite.

     The preferred content provider agreement provides that Liberate will use commercially reasonable efforts to introduce SourceSuite Acquisition to Liberate's cable television operator customers who are interested in deploying VirtualModem products. The preferred content provider agreement also provides that Liberate will offer a special marketing incentive credit to its customers so that if they use SourceSuite Acquisition's interactive programming guide or local content, in addition to VirtualModem, they would receive a discount from Liberate's standard set of best pricing terms. The preferred content provider agreement also limits the amount of the special marketing credits that Liberate may extend to its cable television operator customers who do not contract with SourceSuite Acquisition for the deployment of SourceSuite Acquisition's server-side interactive program guide or "Local Source" content services, but select another content provider for similar interactive program guide software or content services. This restriction will not apply when a cable television operator cancels or terminates its contact with SourceSuite Acquisition because of its dissatisfaction with SourceSuite Acquisition or because of SourceSuite Acquisition's breach of its contract. Liberate will be entitled to a portion of the carriage fees received by SourceSuite Acquisition from customers of Liberate pursuant to this arrangement.

 [chart showing business operations of Source Media prior to and following the formation of SourceSuite LLC,
       and after giving effect to the proposed transaction with Liberate]

Conditions to Closing

     The consummation of the proposed transaction with Liberate is subject to certain conditions, including the receipt of the requisite consents of the holders of senior preferred stock, the execution and filing by us of an amendment to the certificate of designation, the approval by the holders of our senior secured notes, certain of our programming and software development employees becoming employees of Liberate and the receipt of any necessary governmental or regulatory approvals, including expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Each of the components of the proposed transaction is conditioned upon the consummation of all other components of the proposed transaction. The proposed transaction may be terminated by either party in the event the closing has not occurred by April 15, 2000.

Reasons for the Liberate Transaction

     Liquidity. If the California exemption is available, the proposed transaction - after our contribution of cash to SourceSuite Acquisition - will provide us with 443,000 Liberate shares which will be freely tradeable subject to the volume limitations under Rule 144 of the Securities Act following July 28, 2000. If the California exemption is not available, the proposed transaction will provide us with $15 million in cash and 378,536 Liberate shares, which will not be freely tradeable. If the California exemption is not obtained by March 10, 2000, the merger agreement provides that Liberate, we and Insight Interactive will enter into a registration rights agreement on the closing date of the proposed transaction. The registration rights agreement will require Liberate to register the Liberate shares received by us and Insight Interactive, following any request made by us and Insight Interactive on or after July 28, 2000 and before eighteen months following the date of the merger, so that they will be freely tradeable.

     Pursuant to the terms of the merger agreement, we and Insight Interactive will each agree, prior to July 28, 2000, not to (a) sell, lease, pledge, contract to sell, grant an option or otherwise transfer or dispose of, directly or indirectly, or (b) enter any swap or other arrangement that transfers the economic consequences of ownership of eighty percent (80%) of the respective Liberate shares received by each in the proposed transaction other than our grant of a security interest and pledge of the Liberate shares for the benefit of the holders of our senior secured notes.

     The cash generated from the sale of a portion of the Liberate shares in accordance with Rule 144, should we elect to sell any Liberate Shares, or the $15 million in cash if received from Liberate would be used for general corporate purposes. We believe such funds would provide us with the cash necessary to meet our operating requirements for the next twelve months. The Liberate shares received by us, following the effectiveness of a registration statement under the Securities Act, will be freely tradeable without regard to volume limitations and would afford an additional source of liquidity to us
should we elect to dispose of them.   For more information, see "Risk Factors -
Risks Relating to the Proposed Transaction with Liberate Technologies."

     Development of Technology. The programming services agreement requires Liberate to continue to develop the Interactive Channel products and businesses. Among other things, we believe that those services will expedite our ability to make our applications and local content services usable on all available platforms. Liberate's developmental efforts will also permit SourceSuite Acquisition to apply the cash SourceSuite would have expended for developmental efforts to other aspects of its business.

     Distribution. The preferred content provider agreement requires Liberate to use commercially reasonable efforts to introduce SourceSuite Acquisition to Liberate's cable television operator customers who are interested in deploying VirtualModem products and to offer such customers Liberate's standard best price set of pricing terms together with a special marketing incentive credit. In order to take advantage of this arrangement, the cable television operator customer would need to contract with SourceSuite Acquisition to purchase SourceSuite Acquisition's interactive programming guide or local content. We believe that this arrangement with Liberate, a platform developer, will generate increased carriage opportunities for SourceSuite Acquisition's interactive programming guide and LocalSource suite products.

Business of Liberate

     The summary description of Liberate set forth below is based on a summary description set forth in Liberate's registration statement on Form S-1, as amended, filed with the SEC on July 27, 1999. The description is qualified in its entirety by reference to the information Liberate files with the SEC. See "Where You Can Find More Information" for an explanation of how you can obtain from the SEC additional information regarding Liberate. We urge you to obtain such additional information, but assume no responsibility for any such information.

     Liberate is a leading provider of a comprehensive software platform for delivering Internet-enhanced content and applications to information appliances, such as television set-top boxes, game consoles, smart phones and personal digital assistants. Its software allows network operators, such as telecommunications companies, cable and satellite television operators and Internet service providers, or "ISPs", and information appliance manufacturers to provide consumers access to Internet-based applications and services.

     Network operators are investing billions of dollars to deliver high speed Internet access to their customers so that they can deliver new and enhanced voice, video and data services. As a result, the number of U.S. households with access to high speed networks is expected to grow significantly. At the same time, network operators seek to deliver these services to an increasing number of electronic devices being adopted by consumers. These "information appliances," a new category of low-cost devices used for everyday activities that are designed to be connected to the Internet, are becoming increasingly popular with consumers. In particular, network operators have identified the television as an attractive device for the delivery of these new services because it has powerful sound and display capabilities and is so broadly owned.

     Liberate provides network operators and information appliance manufacturers with a software platform that manages the delivery of Internet content and applications to a large number of consumers employing many different information appliances. Its platform includes server and client software and adheres to Internet standards. Its server software is designed to allow network operators to offer these services to millions of subscribers. Using its client software, information appliance manufacturers can enhance their products, even those with limited memory and computing resources, by adding Internet capability. Its open platform also creates a uniform environment for developers to enhance existing content and create new Internet applications and services.

     Liberate licenses its server and client software to network operators and information appliance manufacturers. Its network operator customers include America Online, Cable & Wireless, NTL and U S West. Liberate Technologies has developed strategic alliances with leading technology vendors such as Cisco Systems, Inktomi, Lucent Technologies, Netscape, Oracle, Sun Microsystems and TiVo. It also has established commercial relationships with several large network operators, such as Comcast, Cox Communications, MediaOne and Star TV.

                            AFFILIATE TRANSACTIONS

     Insight Communications is the eighth largest cable television system operator in the United States. In 1999, Insight Communications began offering new and enhanced products and services, such as interactive digital video in certain of its systems.

     Insight Communications, the parent of Insight Interactive, our co-venturer in SourceSuite, holds $10,225,000 principal amount or 10.225% of our outstanding senior secured notes, 842,105 shares of our common stock, warrants to acquire up to an additional 4,596,786 shares of our common stock and the sole share of our non-participating preferred stock, which is not the subject of this exchange offer or consent solicitation. Shares individually owned by the directors of Insight Communications named below are not included in these amounts.

     Three of the seven members of our board of directors are designees of Insight Communications in accordance with the terms of the certificate of designations of the non-participating preferred stock. The three designees of Insight Communications who serve on our board of directors, Kim D. Kelly, Sidney
R. Knafel and Michael S. Willner, are also members of the board of directors of Insight Communications.

     Insight Communications holds approximately 19.7% of our common stock on a fully diluted basis assuming exercise of all outstanding options and warrants, but before giving effect to the issuance of shares of common stock in the proposed exchange offers. Insight Communications' right to designate three of our seven directors is premised on Insight Communications' continued ownership of more than fifteen percent (15%) of our voting stock on a fully diluted basis. Depending on whether there are seven or ten members of our board of directors, Insight Communications' director designation rights are the following:


  Number of board seats to be                Percentage of voting stock
     designated by Insight                   owned by Insight Communications
      Communications                         on a  fully diluted basis
  ---------------------------                -------------------------------
  Based on 7            Based on 10
 person board           person board
 ------------           ------------
     3                        4                15% or greater
     2                        3                7.5% or more but less than 15%
     1                        2                5% or more but less than 2.5%
     1                        1                2.5% or more but less than 5%
     0                        0                less than 2.5


     Insight Communications has included SourceSuite's LocalSource suite of products in its Rockford, Illinois and Columbus, Ohio cable television systems. Insight Communications has informed us of its intention to use the Interactive Channel program guide in its cable television systems which offer interactive digital video products, as such systems are rebuilt with the capability to offer interactive digital video products. Insight Communications also has informed us that it expects to complete the rebuild of most of its cable television systems in the current calendar year. This has assisted the development of SourceSuite's Interactive Channel products, and has also enhanced the appeal of SourceSuite's VirtualModem products. If the proposed transaction is consummated, Insight Communications will enter into an agreement with Liberate pursuant to which Insight Communications, in consideration of fees payable to Liberate, will acquire a license to utilize Liberate's software for purposes of hosting and deploying interactive programming services.

     A description of the Contribution Agreement pursuant to which Insight Interactive and the Company agreed to form SourceSuite, and a description of the Purchase Agreement pursuant to which Insight Interactive acquired its shares of Common Stock, warrants and non-participating preferred stock, as well as a description of the rights and terms of that preferred stock, is contained in our Definitive Proxy Statement for the annual meeting of stockholders held on November 17, 1999, which has been incorporated herein by reference. Copies of such Proxy Statement may be obtained from us or as described under "Where You Can Find More Information."

                  REASONS FOR EXCHANGE OFFER AND SOLICITATION

     Our operations may not generate sufficient cash to permit us to redeem the preferred stock when it must be redeemed in 2007 or to retire the notes when they become due in 2004. The proposed transaction with Liberate provides us, after our contribution of cash to SourceSuite Acquisition, with 443,000 shares of common stock of Liberate with a value, based on the January 10, 2000 closing price per share, of approximately $103.1 million or a reduced number of shares valued at approximately $88.1 million and $15 million in cash, determined as provided under "Developments in Our Business - Merger Agreement."
     If the exchange offer results in the tender and cancellation of a majority of the preferred stock, we believe that our capital structure will be simplified and strengthened with the addition of common equity and reduction of preferred equity.

     We also seek the consent of the holders of our preferred stock to proposed amendments to the certificate of designation that will eliminate substantially all the restrictive covenants and remove the definition of one of the triggering events in the certificate of designation that together limit our financial and operating flexibility.

     We will also make a separate and independent exchange offer and consent solicitation to the holders of our senior secured notes offering to exchange shares of common stock for the senior secured notes. This additional exchange offer, if accepted by the holders of our senior secured notes, will further simplify and strengthen our capital structure.

                            TERMS OF EXCHANGE OFFER

     We are seeking to exchange shares of common stock for all shares of preferred stock that are outstanding. We are offering to issue up to 50 shares of our common stock for each $1,000 of liquidation preference of our preferred stock validly tendered and accepted at or prior to the exchange offer expiration date. The number of shares to be issued will be based on the average closing price of our common stock on the Nasdaq National Market during the ten trading days ending on the second trading day prior to the exchange offer expiration date. If the average closing price is higher than $20.00, the number of shares of common stock to be issued will be the result obtained by dividing $1,000 by the average closing price. If the average closing price is between $12.00 and $20.00, 50 shares of common stock for each $1,000 of liquidation preference of our preferred stock will be issued. If the average closing price is less than $12.00, 50 shares of common stock for each $1,000 of liquidation preference of our preferred stock will be issued, and we shall have the right but not the obligation to increase the number of shares of common stock to be issued.

     Fractional shares of common stock will not be issued in the exchange and any fractional share shall be rounded to the nearest whole share. Accrued dividends will also be paid in additional shares of preferred stock from November 1, 1999 through the date of our payment for the shares of preferred stock tendered and accepted for exchange.

     In order to participate in the exchange offer, a holder of shares of preferred stock must consent to the proposed amendments to the certificate of designation and tender all of the shares beneficially owned by the holder. We can extend the exchange offer and accept all shares of preferred stock for exchange or amend the terms of the exchange offer and any amendment will apply to the shares tendered pursuant to the exchange offer. Additionally, we reserve the right at any time to terminate the exchange offer and not accept for exchange any shares tendered for exchange. Shares tendered in the exchange offer may be withdrawn by the holder prior to the exchange offer termination date.

     We shall be deemed to have accepted validly tendered shares of preferred stock when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders of preferred stock and for the purposes of receiving shares of common stock from us.

     If any tendered shares of preferred stock are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, certificates for any unaccepted shares will be returned, without expense, to the tendering holder as promptly as practicable after the exchange offer expiration date.

     We reserve the right in the future to seek to acquire shares of preferred stock not tendered in the exchange offer by means of open market purchases, privately negotiated acquisitions, exchange offers, subsequent tender offers, redemptions or otherwise, at prices and on terms which may be higher or lower or more or less favorable than in the exchange offer.

Exchange Offer Expiration Date; Extensions; Waiver; Termination; Amendment

     The exchange offer expiration date will be ____________, 2000 at 5:00 p.m., New York City time, unless we, in our sole discretion, extend the exchange offer. In that case, the exchange offer expiration date will be the latest date and time to which the exchange offer is extended. We intend to extend the exchange offer, if necessary, so that the exchange offer expiration date occurs no earlier than five business days after the consent expiration date.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral followed by written notice and will make a public announcement. In either case we will do so prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled exchange offer expiration date.

     We reserve the right, in our sole discretion:

     .    to delay accepting any shares of preferred stock,

     . to extend the exchange offer expiration date and accept any shares previously tendered,

     . to waive any condition to the exchange offer and accept any shares tendered for exchange,

     . to terminate the exchange offer, whether or not any of the conditions set forth below under "-Conditions of the Exchange Offer" shall have been satisfied, and

     . to amend the terms of the exchange offer in any manner by giving oral or written notice of delay, extension, termination or modification to the exchange agent. Any amendment will apply to all shares tendered.

     If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose these amendments by means of a public announcement or a supplement to this prospectus that will be distributed to the registered holders of the preferred stock.

Conditions of the Exchange Offer

     The exchange offer is subject to the following conditions:

     . holders of at least a majority in aggregate principal amount of the outstanding shares of preferred stock must consent to the proposed amendments to the certificate of designation governing the preferred stock,

     . holders of at least a majority in aggregate principal amount of the outstanding shares of preferred stock must have validly tendered their shares in the exchange offer,

     . we shall have exchanged our ownership interest in SourceSuite for shares of common stock of Liberate,

     . our shareholders shall have approved the issuance of the common stock being offered in the exchange offer,

     . no legal action or proceeding shall have been instituted or threatened with respect to the exchange offer or the consent solicitation, or which, in our sole judgment, may materially adversely affect our business, operations or financial condition,

     .    there has not occurred:

          . any material adverse development in any existing action or proceeding of any nature,

          . any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or Nasdaq National Market,

          . a declaration of a banking moratorium by United States authorities or any governmental agency in the United States,

          . the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States,

          . a material adverse change in general economic, political or financial conditions, if the effect of any economic, political or financial conditions on the financial markets of the United States, in our sole judgment, makes it impracticable to consummate this exchange offer or the senior secured note exchange offer,

          . there has not occurred any change, or development involving a prospective change, in or affecting our business or financial affairs which, in our sole judgment, would materially impair the contemplated benefits of the exchange offer or the consent solicitation, or

          . no statute, rule or regulation has been proposed or enacted, or any action has been taken by any governmental authority, which, in our sole judgment, would or might prohibit, restrict or delay consummation of the exchange offer as presently proposed or materially impair the contemplated benefits of the exchange offer or the consent solicitation, and

 .    there does not exist, in our sole judgment, any other actual or threatened legal impediment to the acquisition of the shares of preferred stock or the issuance of the common stock in the exchange offer.

     At any time, we can waive any condition to the exchange offer and accept all shares tendered for exchange pursuant to the exchange offer.

                             CONSENT SOLICITATION

General

     In connection with the exchange offer, we are soliciting consents from the holders of the preferred stock to approve proposed amendments to the certificate of designation. Consents of holders of a majority of the outstanding shares of preferred stock are required to approve the proposed amendments to the certificate of designation. The proposed amendments will become effective only if the conditions of the exchange offer are satisfied or waived, and will become effective concurrently with the purchase of preferred stock pursuant to the exchange offer. Our acceptance of preferred stock tendered in the exchange offer is contingent upon our receipt of requisite consents from holders of the preferred stock. If the proposed amendments become effective with respect to the certificate of designation, they will apply to all shares of preferred stock.

     We will make no separate payment, other than the exchange consideration in exchange for the shares, for consents delivered in the consent solicitation.

Proposed Amendments to the Certificate of Designation

     If the requisite consents are received from holders of preferred stock, we will enter into an amendment to the certificate of designation, which will set forth the proposed amendments. The proposed amendments will become effective or operative concurrently with the purchase of preferred stock pursuant to the exchange offer, and will eliminate substantially all of the restrictive covenants.
     The proposed amendments will eliminate the following covenants in the certificate of designation:

     Paragraph (l)(i), entitled Limitation on Indebtedness, which contains limitations on our ability and that of our subsidiaries to incur indebtedness.

     Paragraph (l)(ii), entitled Limitation on Restricted Payments, which sets forth limitations on our ability and that of our subsidiaries to make dividend payments, acquire shares of capital stock, repay subordinated indebtedness and make investments.

     Paragraph (l)(iii), entitled Limitation on Affiliate Transactions, which restricts our transactions with affiliates, that is persons who control us or are under common control with us. If a transaction has a value in excess of $2 million, we are required to obtain an opinion from an independent investment banking firm that the transaction is fair from a financial point of view.

     Paragraph (l)(iv), entitled Limitation on Issuances of Capital Stock of Restricted Subsidiaries, which prevents our subsidiaries from issuing capital stock to persons other than us or one of our wholly-owned subsidiaries.

     Paragraph (l)(v), entitled Limitation on Sale/Leaseback Transactions, which limits our ability and that of our subsidiaries to engage in sale and leaseback transactions.

     Paragraph (m), entitled SEC Reports, which requires us to deliver certain reports to holders of preferred stock.

     The proposed amendments would also amend Paragraph (g), entitled Mergers and Consolidations, to delete the requirement that the surviving corporation in a merger or the acquiring corporation in an asset sale have a consolidated net worth equal to or greater than our consolidated net worth immediately after giving effect to the transaction.

     Clause (iii)(A) of Paragraph (f), entitled Voting Rights, sets forth certain triggering events with respect to the preferred stock. The proposed amendments would eliminate as a triggering event that indebtedness in excess of $3 million owing by us or any subsidiary is not paid within any applicable grace period or is accelerated because of a default and the default shall not have been cured or the acceleration rescinded within twenty days.

     The proposed amendments to the certificate of designation will also include other conforming amendments that comport with the changes outlined above.

     A holder of shares of preferred stock must consent to the proposed amendments in order to tender its shares in the exchange offer. Each holder of shares not tendered or accepted for exchange pursuant to the exchange offer will be bound by the proposed amendments if they become effective regardless of whether the holder consented to the proposed amendments.

     The proposed amendments will be set forth in an amendment to the certificate of designation substantially in the form filed as exhibit 4.5 to the registration statement of which this prospectus forms a part.

Consent Expiration Date; Extensions; Amendments

     The consent solicitation will expire on the consent expiration date, which will be 5:00 p.m., New York City time, on __________, 2000, unless we, in our sole discretion, extend the exchange offer. In that case, the consent expiration date will be the latest date and time to which the consent solicitation offer is extended.

     In order to extend the consent expiration date, we will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled consent expiration date.

     We reserve the right, in our sole discretion,

     .    to delay accepting any consents,

     .    to extend the consent solicitation,

     .    to terminate the consent solicitation, and

     . to amend the terms of the consent solicitation in any manner by giving oral or written notice of the delay, extension, termination or modification to the exchange agent.

If the consent solicitation is amended in a manner that we determine constitutes an adverse change to the holders of the preferred stock, we will promptly disclose the amendment by means of a public announcement or a supplement to this prospectus that will be distributed to the registered holders of the preferred stock

Waivers and Nonacceptance of Consents

     We reserve the absolute right to waive any defects or irregularities in the furnishing of the consents. If any consents are not accepted for any reason, the shares of preferred stock to which the consent relates will be returned without expense to the submitting holder as promptly as practicable after the expiration or termination of the consent solicitation.

              PROCEDURES FOR PARTICIPATING IN THE EXCHANGE OFFER,
                           AND CONSENT SOLICITATION

General

     As previously discussed, the exchange offer and the consent solicitation are independent. You must make a separate decision as to each applicable transaction. The procedures for participating in each of the transactions are substantially similar and are described below.

Procedures for Tendering Preferred Stock in the Exchange Offer and Tendering Consents in the Consent Solicitation

     The tender of a holder's preferred stock or the tender of consents and its acceptance by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal and consent form. Except as described below, a holder who wishes to tender shares of preferred stock for exchange in the exchange offer and tender consents in the consent solicitation must transmit any tendered shares, together with a properly completed and duly executed letter of transmittal and consent form, including all other documents required by the letter of transmittal and consent form to the exchange agent at the address set forth below in this prospectus prior to 5:00 p.m., New York City time, on the exchange offer expiration date. The method of delivery of shares, letter of transmittal and consent form and all other required documents is at the election and risk of the holder. If the delivery is by mail, we recommend that tendering holders use registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend that the holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

     Any financial institution that is a participant in The Depository Trust Company's book-entry transfer facility system may make book-entry delivery of shares of preferred stock by causing The Depository Trust Company to transfer these shares into the exchange agent's account in accordance with The Depository Trust Company's procedures for this transfer. In connection with a book-entry transfer, a letter of transmittal and consent form need not be transmitted to the exchange agent, provided that the book-entry transfer procedure is completed prior to 5:00 p.m., New York City time, on the exchange offer expiration date.

     Each signature on a letter of transmittal and consent form or a notice of revocation, as the case may be, must be guaranteed except that they do not need to be guaranteed if the shares surrendered for exchange are tendered:

     . by a registered holder of the shares who has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the letter of transmittal and consent form, or

     .    by an eligible institution.

     In the event that a signature on a letter of transmittal and consent form or a notice of revocation, as the case may be, is required to be guaranteed, this guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934. If the letter of transmittal and consent form is signed by a person other than the registered holder of the shares, the tendered shares and consents must be endorsed by the registered holder, with the signature guaranteed by an eligible institution.

     All questions concerning the validity, form, eligibility, including time of receipt, acceptance, and revocation of consents, will be decided by us in our sole discretion, which decision shall be final and binding. We reserve the absolute right to reject any and all shares or consents not properly tendered and to reject any shares or consents which might, in our judgment or that of our counsel, be unlawful for us to accept. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular shares either before or after the exchange offer expiration date, including the right to waive the ineligibility of any holder who seeks to tender shares in the exchange offer, or consents in the consent solicitation, whether or not similar defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the exchange offer, and consent solicitation, including the letter of transmittal and its instructions, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares for exchange or tenders of consents must be cured within a period of time as we shall determine. We, the exchange agent, or any other person will not have any duty to give notification of defects or irregularities with respect to tenders of shares and consents and will not incur any liability for failure to give this notification. Tenders of the shares and consents will not be deemed to have been made until any irregularities have been cured or waived.

     If any letter of transmittal and consent form, endorsement, power of attorney or any other document required by the letter of transmittal and consent form is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, this person should indicate when signing, and, unless waived by us, must submit proper evidence satisfactory to us, in our sole discretion, of this person's authority to act.

     Any beneficial owner of preferred stock whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wants to tender shares in the exchange offer or tender consents in the consent solicitation, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If a beneficial owner wishes to tender directly, the beneficial owner must, prior to completing and executing the letter of transmittal and consent form and tendering shares and consents, make appropriate arrangements to register ownership of the shares in the beneficial owner's name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures

     Holders who wish to tender their shares of preferred stock and

     .    whose shares are not immediately available or

     . who cannot deliver their shares or any other documents required by the letter of transmittal and consent form to the exchange agent prior to the exchange offer expiration date or complete the procedure for book-entry transfer on a timely basis may tender their shares according to the guaranteed delivery procedures described in the letter of transmittal and consent form. Pursuant to these procedures:

     . the tender must be made by or through an eligible institution and a notice of guaranteed delivery, as defined in the letter of transmittal and consent form, must be signed by the holder,

     . on or prior to the exchange offer expiration date, the exchange agent must have received from the holder and the eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number or numbers of the tendered shares, and the number of tendered shares, stating that the tender is being made and guaranteeing that, within three business days after the date of delivery of the notice of guaranteed delivery, the tendered shares, a duly executed letter of transmittal and consent form and any other required documents will be deposited by the eligible institution with the exchange agent, and

     . the properly completed and executed documents required by the letter of transmittal and the consent form and the tendered shares in proper form for transfer, or confirmation of a book-entry transfer of these shares into the exchange agent's account at The Depository Trust Company, must be received by the exchange agent within three business days after the exchange offer expiration date.

Any holder who wishes to tender shares pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal and consent form relating to these shares prior to 5:00 p.m., New York City time, on the exchange offer expiration date.

Acceptance of Shares for Exchange and Acceptance of Consents;
Delivery of Common Stock

     Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all shares of preferred stock that are properly tendered in the exchange offer, and consents properly tendered in the consent solicitation prior to 5:00 p.m., New York City time, on the exchange offer expiration date. The common stock issued pursuant to the exchange offer will be delivered promptly after acceptance of the shares of preferred stock. For purposes of the exchange offer, we will be deemed to have accepted validly tendered shares of preferred stock, when, as, and if we have given oral followed by written notice to the exchange agent.

Revocation of Consents

     We will process all properly completed and executed letters of transmittal and consent forms we receive, unless we receive from a holder a properly completed and duly executed notice of revocation at any time prior to the consent solicitation expiration date. Until the consent expiration date, any holder may revoke a consent as to any or all of its shares of preferred stock if we receive notice of revocation.

The Exchange Agent; Assistance

     ChaseMellon Shareholder Services, L.L.C. is the exchange agent. Questions and requests for assistance and requests for additional copies of the prospectus, a letter of transmittal, requests for notice of guaranteed delivery and other related documents should be directed to the exchange agent. All tendered shares and consents, executed letters of transmittal and consent forms and other related documents should be directed to the exchange agent as follows:


By Registered or Certified Mail:    By Overnight Courier:    By Hand:                By Facsimile:
ChaseMellon Shareholder             ChaseMellon              ChaseMellon             (214) 965-2233
Services, L.L.C.                    Shareholder              Shareholder Services,
2323 Bryan Street                   Services, L.L.C.         L.L.C.                  Confirm by Telephone:
Suite 2300                          2323 Bryan Street        2323 Bryan Street       (214) 965-2220
Dallas, Texas 75420                 Suite 2300               Suite 2300
                                    Dallas, Texas 75420      Dallas, Texas 75420
                                                             New York, New York
                                                             10003-9598


Dealer Manager/Solicitation Agent

     We have retained Donaldson, Lufkin & Jenrette Securities Corporation to act as dealer manager and solicitation agent in connection with the exchange offer and the consent solicitation. As part of such services, employees of Donaldson Lufkin & Jenrette may solicit, on our behalf, holders of preferred stock to tender their shares in the exchange offer and to deliver their consent to the proposed amendments to the certificate of designation governing the preferred stock.

     Subject to the terms of a dealer manager agreement between us and Donaldson Lufkin & Jenrette, we have agreed to pay Donaldson Lufkin & Jenrette a fee of $1,500,000 for its services in connection with:

     .    the exchange offer and consent solicitation

     . the prior solicitation to holders of preferred stock to consent to the proposed transaction with Liberate

     . the exchange offer and consent solicitation made to the holders of our senior secured notes, and

     . the prior solicitation to holders of our senior secured notes to consent to the proposed transaction with Liberate.

We have also agreed to reimburse Donaldson Lufkin & Jenrette for its reasonable out-of-pocket expenses in connection with the exchange offer and consent solicitation, and the prior solicitation. We have also agreed to indemnify Donaldson Lufkin & Jenrette and its affiliates against certain liabilities under Federal or state securities laws caused by, relating to or arising out of the exchange offer and consent solicitation, and the prior solicitation. At any time, Donaldson Lufkin & Jenrette may trade shares of our common stock for its own account or for the accounts of customers and, accordingly, may hold a long or short position in our common stock.

     Donaldson Lufkin & Jenrette has not undertaken to verify any information contained or incorporated by reference in this prospectus and assumes no liability therefor or in connection with any actions taken or not taken by Source Media or any other party in connection with the exchange offer and consent solicitation or any actions taken in connection therewith.

     Any holder that has questions concerning the terms of the exchange after and consent solicitation may contact Donaldson Lufkin & Jenrette at the address and telephone number set forth on the back cover of this prospectus.

Fees and Expenses

     In addition to the fees and expenses payable to Donaldson Lufkin & Jenrette that are described above, we will pay all other fees and expenses incurred in connection with the exchange offer and the consent solicitation including each of the following:

     . fees and disbursements of our counsel and independent certified public accountants,

     . SEC registration and Nasdaq National Market System quotation fees, and

     . customary fees and out-of-pocket expenses incurred by the exchange agent for its services in connection with the exchange offer.

     We will pay all transfer taxes, if any, applicable to the exchange of shares pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of shares pursuant to the exchange offer, then the amount of the transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption is not submitted with the letter of transmittal and consent form, the amount of these transfer taxes will be billed directly to the tendering holder.

                                CERTAIN FEDERAL
                           INCOME TAX CONSIDERATIONS

     The following discussion of certain federal income tax considerations sets forth the opinion of Cooperman Levitt Winikoff Lester & Newman, P.C., our counsel, regarding the material United States federal income tax consequences to holders of preferred stock resulting from the exchange and the consent solicitation. The discussion assumes that holders hold the preferred stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to holders who may be subject to special federal income tax laws, such as dealers in securities, financial institutions, life insurance companies, individuals who are not citizens or residents of the United States or corporations, partnerships or other entities that are not organized under the laws of the United States or any political subdivision, or persons that hold the preferred stock as part of a hedge, conversion transaction, straddle or other risk reduction transaction. In addition, the following discussion does not consider the effect of any applicable foreign, state or local tax laws.

     The discussion below is based upon the current provisions of the Internal Revenue Code, existing and proposed Treasury Regulations promulgated under the Internal Revenue Code, rulings of the Internal Revenue Service and judicial decisions now in effect as of the date of this prospectus. Such authorities maybe repealed, revoked or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those described below.

     As discussed below, the exchange should constitute a recapitalization under
Section 368(a)(1)(E) of the Internal Revenue Code. However, we will not seek a ruling from the Internal Revenue Service regarding any of the tax issues described in this discussion, including the tax treatment of the exchange as a recapitalization. Moreover, issues relevant to the federal income tax consequences of some matters are factual in nature, and other issues involve areas of law that are ambiguous or with respect to which legal authority is lacking and as to which limited guidance is available. Consequently, there can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described below.

     This discussion does not purport to deal with all aspects of United States federal income taxation that, because of specific circumstances applicable to a holder, might be relevant to a holder's decision to participate in the exchange, or the consent solicitation or to the ownership and disposition of the common stock. Holders are urged to consult their tax advisors concerning the United States federal income tax considerations that may be specific to them as well as any tax consequences arising under the laws of any other taxing jurisdiction.

Treatment of the Exchange of Preferred Stock for Common Stock as a Recapitalization Under Internal Revenue Code Section 368

     The exchange of preferred stock for common stock should be treated as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code. If the exchange qualifies as a recapitalization, a holder that exchanges preferred stock for common stock will not recognize gain or loss in the exchange. We intend to take to take the position for tax purposes that the exchange qualifies as a recapitalization.

     A holder who participates in the exchange will generally have a tax basis in the common stock received in the exchange equal to the holder's adjusted tax basis in the preferred stock exchanged. A holder's holding period for the common stock will include the holding period for the preferred stock exchanged.

                       TAX CONSEQUENCES TO SOURCE MEDIA
                     UPON THE EXCHANGE OF PREFERRED STOCK

Reduction in Available Loss Carryforwards

     At December 31, 1998, we had net operating loss carryforwards of approximately $87.4 million for United States federal income tax purpose that expire in 2003 through 2018, which may be used to reduce future United States taxable income. The Internal Revenue Code imposes limitations on the use of net operating loss carryforwards if certain stock ownership changes occur. Because of prior ownership changes, a portion of our operating loss carryforward is limited in use to approximately $9.0 million in any one taxable year. If the exchange offer made hereby and the contemporaneous exchange offer we are making to acquire our senior secured notes are accepted by holders of our preferred stock and senior secured notes, the resulting issuances of shares of our common stock may constitute a further ownership change that would subject the remaining portion of our operating loss carryforward to an annual limit of approximately $10.0 million in any one taxable year.

Exchange of SourceSuite Ownership Interest

     The exchange of our ownership interests in SourceSuite for shares of common stock of Liberate and/or cash should be treated as a reorganization under
Section 368(a)(2)(E) of the Internal Revenue Code. If the exchange qualifies as a reorganization, we will recognize taxable gain equal to the amount of cash, if any, received in the exchange. However, no portion of the Liberate stock we receive will be taxable to us until we dispose of it in a taxable transaction. SourceSuite, Insight Interactive and we expect to receive an opinion from SourceSuite's tax counsel that the exchange of our membership interests in SourceSuite for shares of common stock of Liberate and/or cash should qualify as a reorganization under Section 368(a)(2)(E) of the Internal Revenue Code and be subject to the tax treatment described above. The opinion will be based on assumptions and factual representations including representations relating to, among other things, the formation of SourceSuite and the transfer of the business to SourceSuite and the intent of the parties as to the conduct of the business. In light of the relatively short period of time between the formation of SourceSuite and the exchange of ownership interests therein for shares of common stock of Liberate, the Service could argue that the transfer of assets to SourceSuite was part of a prearranged integrated plan to transfer assets to Liberate, in which case the exchange would be taxable. However, the companies have provided representations to counsel that, and the opinion will assume that, the transfer of assets to SourceSuite was not part of such a prearranged integrated plan. The validity of the opinion and this discussion depends on the accuracy and continuing validity of the assumptions and factual representations. Opinions of counsel are not binding upon the Internal Revenue Service or the courts. We will not seek a ruling from the Internal Revenue Service and it is possible that the Service may challenge this treatment. If an Internal Revenue Service challenge were successful, the exchange would be taxable in its entirety with the likely result that we would recognize taxable gain upon the exchange equal to the sum of the fair market value of the Liberate common stock and the amount of cash received in the exchange, over our adjusted tax basis in the ownership interests exchanged.

                         DESCRIPTION OF CAPITAL STOCK

General

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 1,712,001 shares of preferred stock, par value $0.001 per share. As of January 13, 2000, the outstanding capital stock consisted of 15,909,654 shares of common stock, 1,043,412 shares of senior payment-in-kind preferred stock, which is the subject of this exchange offer and consent solicitation, and one share of non-participating preferred stock.

Common Stock

     Each share of common stock has one vote per share on all matters submitted to a vote of shareholders other than the class of common stock designated as non-voting common stock. The non-voting common stock is identical in all respects to the common stock except it does not have the right to vote on any matters presented to stockholders, unless required by law.

     Our certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding shares of preferred stock, the holders of our common stock are entitled to dividends only, if, when and as the dividends are declared by the our Board of Directors.

     We have never paid cash dividends on our common stock. Our Board of Directors anticipates that for the foreseeable future no cash dividends will be paid on our common stock and that any earnings will be retained for use in our business. The Board of Directors determines our common stock dividend policy based on our results of operations, payment of dividends on preferred stock, if any is then outstanding, financial condition, capital requirements, and other circumstances. The certificate of designation and the indenture governing the senior secured notes currently do not permit dividends to be paid on the common stock.

     Holders of common stock have no preemptive or other rights to subscribe for additional shares of capital stock. Upon our liquidation, dissolution, or winding up, each share of common stock will share equally in assets legally available for distribution to shareholders.

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

Preferred Stock

     Subject to shareholder approval which is required to increase the number of authorized shares available for issuance, preferred stock is available for issuance from time to time in one or more series at the discretion of our Board of Directors. For each series of preferred stock it establishes, the Board of Directors has authority to prescribe the number of shares in that series and the dividend rate, the voting rights, conversion privileges, redemption, sinking fund provisions and liquidation rights, if any, and any other rights, preferences and limitations of the particular series.

     The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. Additionally, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control.

     The rights, preferences and limitations of our senior payment-in-kind preferred stock and our non-participating preferred stock are set forth in their respective certificates of designations. For information as to how you can obtain the certificates of designations, see "Where You Can Find More Information." Our non-participating preferred stock is held by Insight Communications. See "Affiliate Transactions."

                                    EXPERTS

     The consolidated financial statements of Source Media, Inc. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Cooperman Levitt Winikoff Lester & Newman, P.C. will pass upon the validity of the common stock to be issued in the exchange offer.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Auditors                                              F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998                 F-3

Consolidated Statements of Operations for the Years ended December 31,
     1996, 1997 and 1998                                                     F-4

Consolidated Statements of Stockholders' Equity (Capital Deficiency) for
     the Years ended December 31, 1996, 1997 and 1998                        F-5

Consolidated Statements of Cash Flows for the Years ended December 31,
     1996, 1997 and 1998                                                     F-6

Notes to Consolidated Financial Statements                                   F-7

Consolidated Balance Sheets (Unaudited) as of December 31, 1998 and
     September 30, 1999                                                     F-23

Consolidated Statements of Operations (Unaudited) for the three and nine
     month periods ended September 30, 1998 and 1999                        F-25

Consolidated Statements of Cash Flows (Unaudited) for the nine months
     ended September 30, 1998 and 1999                                      F-26

Notes to Consolidated Financial Statements (Unaudited)                      F-27


                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders of Source Media, Inc.

  We have audited the accompanying consolidated balance sheets of Source Media, Inc. (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (capital deficiency), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Source Media, Inc., at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                    /s/ ERNST & YOUNG LLP

Dallas, Texas
February 19, 1999, except for Note 15 for which the date is January 12, 2000

                               SOURCE MEDIA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                                December 31,
                                                                                                       ----------------------------
                                                                                                            1997            1998
                                                                                                      --------------  --------------
Current assets:
  Cash and cash equivalents..........................................................................   $  8,430,941   $  11,661,703
  Short-term investments.............................................................................     15,615,419              --
  Restricted investments.............................................................................     11,709,921      11,715,784
  Trade accounts receivable, less allowance for doubtful
    accounts of $153,694 and $387,330 in 1997 and 1998, respectively.................................      2,796,241       3,595,788
  Deferred expenses..................................................................................        990,687         446,788
  Prepaid expenses and other current assets..........................................................        843,005         937,492
                                                                                                        ------------   -------------
Total current assets.................................................................................     40,386,214      28,357,555
Property and equipment:
  Production equipment...............................................................................      5,693,939       6,050,284
  Computer equipment.................................................................................      2,652,103       3,272,883
  Other equipment....................................................................................        753,883       1,149,886
  Furniture and fixtures.............................................................................        523,516         660,167
                                                                                                        ------------   -------------
                                                                                                           9,623,441      11,133,220
Accumulated depreciation.............................................................................      4,193,484       6,733,398
                                                                                                        ------------   -------------
Net property and equipment...........................................................................      5,429,957       4,399,822
Intangible assets:
  Patents............................................................................................     14,942,465      14,944,242
  Goodwill...........................................................................................     22,372,837       6,698,137
  Contract rights....................................................................................     24,487,000      11,933,377
                                                                                                        ------------   -------------
                                                                                                          61,802,302      33,575,756
Accumulated amortization.............................................................................     10,528,869      14,556,638
                                                                                                        ------------   -------------
Net intangible assets................................................................................     51,273,433      19,019,118
Restricted investments...............................................................................     11,090,574              --
Other non-current assets.............................................................................      5,321,848       4,812,584
                                                                                                        ------------   -------------
Total assets.........................................................................................   $113,502,026   $  56,589,079
                                                                                                        ============   =============

                    LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
Current Liabilities:
  Trade accounts payable.............................................................................   $  1,654,404   $   2,500,962
  Accrued interest...................................................................................      2,066,667       2,000,000
  Accrued payroll....................................................................................        150,062         539,889
  Other accrued liabilities..........................................................................      1,202,665       1,619,464
  Unearned income....................................................................................      4,024,164       1,750,202
                                                                                                        ------------   -------------
Total current liabilities............................................................................      9,097,962       8,410,517
Long-term debt.......................................................................................    100,000,000     100,000,000
Minority interests in consolidated subsidiaries......................................................      3,839,552       3,839,552
Note receivable and accrued interest from minority
  stockholder, net of discount of $95,437 and $53,723 in
  1997 and 1998, respectively........................................................................       (723,645)      (780,359)
                                                                                                        ------------   -------------
                                                                                                           3,115,907       3,059,193
Senior redeemable payment-in-kind (PIK) preferred stock, $25 liquidation preference, $.001 par value, net of discount
  Authorized shares -- 1,000,000 and 1,712,000 and 800,000
    and 913,632 shares issued and outstanding in 1997 and
    1998, respectively...............................................................................     13,696,799      16,627,978
Stockholders' equity (capital deficiency):
  Common stock, $.001 par value:
  Authorized shares -- 50,000,000 and 11,969,039 and
    13,021,765 shares issued in 1997 and 1998, respectively..........................................         11,969         13,022
  Less treasury stock, at cost -- 410,963 and 280,425
    shares in 1997 and 1998, respectively............................................................     (4,075,127)    (2,769,726)
  Capital in excess of par value.....................................................................     81,066,822     80,268,950
  Accumulated deficit................................................................................    (89,313,113)  (148,943,329)
  Notes receivable and accrued interest from stockholders............................................        (99,193)       (77,526)
                                                                                                        ------------   -------------
Total stockholders' equity (capital deficiency)......................................................    (12,408,642)   (71,508,609)
                                                                                                        ------------   -------------
Total liabilities and stockholders' equity (capital deficiency)......................................   $113,502,026   $ 56,589,079
                                                                                                        ============   =============

                            See accompanying notes.

                               SOURCE MEDIA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                 Year Ended December 31,
                                                                                --------------------------------------------------
                                                                                       1996               1997            1998
                                                                                -------------------  --------------  --------------
Monetary revenues.............................................................        $  8,574,823    $ 12,387,459    $ 24,351,325
Nonmonetary revenues..........................................................           9,944,082       6,043,859       1,755,546
                                                                                      ------------    ------------    ------------
          Total revenues......................................................          18,518,905      18,431,318      26,106,871
Monetary cost of sales........................................................           3,485,045       8,611,267      12,673,541
Nonmonetary cost of sales.....................................................           9,944,082       6,043,859       1,755,546
                                                                                      ------------    ------------    ------------
          Total cost of sales.................................................          13,429,127      14,655,126      14,429,087
                                                                                      ------------    ------------    ------------
Gross profit..................................................................           5,089,778       3,776,192      11,677,784
Selling, general and administrative expenses..................................          11,747,155      19,599,557      24,771,932
Impairment of intangible assets...............................................                  --              --      25,935,715
Amortization of intangible assets.............................................           1,031,337       4,987,099       6,320,375
Research and development expenses.............................................           6,330,745       3,679,786       3,409,508
                                                                                      ------------    ------------    ------------
                                                                                        19,109,237      28,266,442      60,437,530
                                                                                      ------------    ------------    ------------
Operating loss................................................................         (14,019,459)    (24,490,250)    (48,759,746)
Interest expense..............................................................             614,037       5,234,433      12,830,302
Interest income...............................................................            (788,629)       (736,638)     (1,932,577)
Other expense (income)........................................................             (36,173)        (53,344)        (27,255)
Minority interest in earnings (losses) of
  consolidated subsidiaries...................................................              46,475          (8,970)             --
                                                                                      ------------    ------------    ------------
Net loss before extraordinary item............................................         (13,855,169)    (28,925,731)    (59,630,216)
Extraordinary loss -- early extinguishment of
  debt........................................................................                  --       3,455,551              --
                                                                                      ------------    ------------    ------------
Net loss......................................................................         (13,855,169)    (32,381,282)    (59,630,216)
Preferred stock dividends.....................................................                  --         416,129       2,995,869
                                                                                      ------------    ------------    ------------
Net loss attributable to common stockholders..................................        $(13,855,169)   $(32,797,411)   $(62,626,085)
                                                                                      ============    ============    ============
  Basic and diluted net loss per common share:
  Net loss attributable to common stockholders
     before extraordinary item................................................              $(1.39)         $(2.59)         $(5.21)
  Extraordinary item..........................................................                  --          $(0.30)             --
                                                                                      ------------    ------------    ------------
  Net loss attributable to common stockholders................................              $(1.39)         $(2.89)         $(5.21)
                                                                                      ============    ============    ============
Weighted average common shares outstanding....................................           9,935,455      11,354,203      12,011,906
                                                                                      ============    ============    ============

                            See accompanying notes.

                               SOURCE MEDIA, INC.

      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)

                                                     Common Stock                     Capital in
                                              -----------------------    Treasury      Excess of      Accumulated
                                                 Shares      Amount       Stock        Par Value        Deficit
                                              ------------  --------  -------------  -------------  ---------------
BALANCE AT DECEMBER 31, 1995................    10,303,556   $10,304   $(3,515,563)   $59,955,392    $ (43,076,663)
  Issuance of common stock upon exercise of
    stock options...........................        23,485        23            --        141,777               --
  Issuance of warrant with First Tranche
    Note....................................            --        --            --        745,830               --
  Repayment of notes receivable and accrued
    interest from stockholder through
    surrender of common stock...............            --        --      (242,078)            --               --
  Other.....................................            --        --            --        (27,214)              --
  Net loss..................................            --        --            --             --      (13,855,169)
                                                ----------   -------   -----------    -----------    -------------
  BALANCE AT DECEMBER 31, 1996..............    10,327,041    10,327    (3,757,641)    60,815,785      (56,931,832)
                                                ==========   =======   ===========    ===========    =============
  Issuance of common stock upon exercise of
    stock options...........................       219,275       219      (317,486)     1,352,194               --
  Acquisition of remaining minority
    interest in ICT.........................     1,389,723     1,390            --     10,384,280               --
  Issuance of warrants for services
    provided................................            --        --            --        279,571               --
  Issuance of warrants with Aggregate
    Tranche Notes...........................            --        --            --      2,823,091               --
  Issuance of warrants associated with
    Units...................................            --        --            --      5,529,000               --
  Other.....................................        33,000        33            --        299,030               --
  Net loss..................................            --        --            --             --      (32,381,281)
  Preferred Stock Dividends.................            --        --            --       (416,129)              --
                                                ----------   -------   -----------    -----------    -------------
  BALANCE AT DECEMBER 31, 1997..............    11,969,039    11,969    (4,075,127)    81,066,822      (89,313,113)
                                                ==========   =======   ===========    ===========    =============
  Issuance of common stock upon exercise of
    stock options...........................        93,779        94            --        640,944               --
  Issuance of stock for legal
    settlements.............................            --        --       866,876       (243,526)              --
  Issuance of stock for employee stock
    plan....................................            --        --       438,525       (253,192)              --
  Exercise of warrants......................       958,947       959            --             --               --
  Stock Compensation........................            --        --            --      2,053,771               --
  Other.....................................            --        --            --             --               --
  Net loss..................................            --        --            --             --      (59,630,216)
  Preferred Stock Dividends.................            --        --            --     (2,995,869)              --
                                                ----------   -------   -----------    -----------    -------------
  BALANCE AT DECEMBER 31, 1998..............    13,021,765   $13,022   $(2,769,726)   $80,268,950    $(148,943,329)
                                                ==========   =======   ===========    ===========    =============


                                                 Notes           Total
                                              Receivable     Stockholders'
                                                 from       Equity (Capital
                                             Stockholders     Deficiency)
                                             -------------  ----------------
BALANCE AT DECEMBER 31, 1995................    $(301,575)     $ 13,071,895
  Issuance of common stock upon exercise of
    stock options...........................           --           141,800
  Issuance of warrant with First Tranche
    Note....................................           --           745,830
  Repayment of notes receivable and accrued
    interest from stockholder through
    surrender of common stock...............      242,078                --
  Other.....................................      (50,694)          (77,908)
  Net loss..................................           --       (13,855,169)
                                                ---------      ------------
  BALANCE AT DECEMBER 31, 1996..............     (110,191)           26,448
                                                =========      ============
  Issuance of common stock upon exercise of
    stock options...........................           --         1,034,927
  Acquisition of remaining minority
    interest in ICT.........................           --        10,385,670
  Issuance of warrants for services
    provided................................           --           279,571
  Issuance of warrants with Aggregate
    Tranche Notes...........................           --         2,823,091
  Issuance of warrants associated with
    Units...................................           --         5,529,000
  Other.....................................       10,998           310,061
  Net loss..................................           --       (32,381,281)
  Preferred Stock Dividends.................           --          (416,129)
                                                ---------      ------------
  BALANCE AT DECEMBER 31, 1997..............      (99,193)      (12,408,642)
                                                =========      ============
  Issuance of common stock upon exercise of
    stock options...........................           --           641,038
  Issuance of stock for legal
    settlements.............................           --           623,350
  Issuance of stock for employee stock
    plan....................................           --           185,333
  Exercise of warrants......................           --               959
  Stock Compensation........................           --         2,053,771
  Other.....................................       21,667            21,667
  Net loss..................................           --       (59,630,216)
  Preferred Stock Dividends.................           --        (2,995,869)
                                                ---------      ------------
  BALANCE AT DECEMBER 31, 1998..............    $ (77,526)     $(71,508,609)
                                                =========      ============

                              SOURCE MEDIA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 Year Ended December 31,
                                                                       --------------------------------------------
                                                                           1996           1997             1998
                                                                       ------------    ------------    ------------
OPERATING ACTIVITIES
 Net loss.....................................................         $(13,855,169)   $(32,381,282)   $(59,630,216)
 Adjustments to reconcile net loss to net cash used in
   operating activities:
   Impairment of intangible assets............................                   --              --      25,935,715
   Depreciation...............................................              906,982       2,313,692       2,539,914
   Amortization of intangible assets..........................            1,031,337       4,987,099       6,320,375
   Stock Compensation.........................................                   --              --       2,053,771
   Write-off of analog set-top boxes..........................                   --       1,999,339              --
   Non-cash interest expense..................................              589,990       2,969,179         832,716
    Non-cash interest income...................................                   --              --        (981,955)
    Provision for losses on accounts receivable................               82,269         194,731       1,076,753
   Extinguishment of debt.....................................                   --       3,455,551              --
    Warrants issued for services provided......................                   --         279,571              --
    Issuance of common stock in litigation settlement..........                   --         299,063         623,350
    Other, net.................................................              (12,978)        260,382         (61,714)
  Changes in operating assets and liabilities:
    Trade accounts receivable..................................               37,892      (2,034,894)     (1,876,300)
    Prepaid expenses and other current assets..................             (274,967)        324,196         (94,487)
    Deferred expenses..........................................              159,574        (260,868)        543,899
    Trade accounts payable and accrued liabilities.............             (518,287)        312,463       1,586,517
    Accrued interest...........................................                   --       1,893,604              --
    Unearned income............................................             (748,713)         47,920      (2,273,962)
                                                                        ------------    ------------    ------------
  Net cash used in operating activities........................          (12,602,070)    (15,340,254)    (23,405,624)
INVESTING ACTIVITIES
    Capital expenditures.......................................           (2,678,970)     (2,674,729)     (1,509,779)
    Redemption of short-term investments.......................                   --              --      27,682,085
    Restricted investments.....................................             (611,182)    (22,189,313)             --
    Acquisition of equipment and contract rights...............           (1,200,000)     (1,350,000)             --
    Purchase of short-term investments.........................                   --     (15,615,419)             --
    Interactive Channel Technologies acquisition costs.........             (645,984)             --              --
    Acquisition of Brite.......................................                   --     (35,550,000)             --
    Acquisition of VNN.........................................                   --      (9,000,000)             --
    Capitalized acquisition costs..............................                   --        (262,352)             --
    Other......................................................              (47,998)             --              --
                                                                        ------------    ------------    ------------
  Net cash provided by (used in) investing activities..........           (5,184,134)    (86,641,813)     26,172,306
FINANCING ACTIVITIES
    Net proceeds from issuance of long-term debt...............            4,606,163      94,548,351              --
    Net proceeds from issuance of Second Tranche Notes.........                   --      13,922,625              --
    Payments on debt...........................................                   --     (21,986,792)             --
    Net proceeds from issuance of preferred stock and
      warrants.................................................                   --      18,809,670              --
    Proceeds from issuance of common stock upon exercise of
      stock options............................................              141,800       1,034,927         641,997
    Other......................................................             (138,039)       (218,716)       (177,917)
                                                                        ------------    ------------    ------------
  Net cash provided by financing activities....................            4,609,924     106,110,065         464,080
  Net increase (decrease) in cash and cash equivalents.........          (13,176,280)      4,127,998       3,230,762
  Cash and cash equivalents at beginning of period.............           17,479,223       4,302,943       8,430,941
                                                                        ------------    ------------    ------------
  Cash and cash equivalents at end of period...................         $  4,302,943    $  8,430,941    $ 11,661,703
                                                                        ============    ============    ============
  Supplemental disclosures of cash flow information
  Cash paid during the period for:
    Interest on long-term debt.................................         $     24,047    $    285,671    $ 12,066,000
                                                                        ============    ============    ============

                            See accompanying notes.

                               SOURCE MEDIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

1. Company Description and History

  Source Media, Inc. (the "Company") operates through its subsidiaries SMI Holdings, Inc. ("Holdings"), IT Network, Inc. ("IT Network"), Interactive Channel, Inc. ("Interactive Channel"), and Interactive Channel Technologies Inc. ("ICT") in two business segments: IT Network and Interactive TV.

  IT Network sells advertising and related support services to clients who sponsor a promotional message with interactive content supplied or otherwise managed by IT Network. IT Network's products and services are distributed primarily through the Company's Publisher Partners which include Yellow Page directories and daily newspapers. IT Network's products and services are available in North America, Hawaii and the Caribbean. Products and services are also promoted and distributed over radio, television and the Internet.

  The Company's Interactive TV business consists of the combined efforts of the Interactive Channel and ICT subsidiaries. The Company has designed and is developing proprietary software and interactive programming services that can enable digital, two-way television systems equipped with digital (or advanced analog) set-top boxes to deliver two-way, interactive programming with the touch of a set-top remote or the use of a wireless keyboard.

  Holdings (formerly known as IT Network) was incorporated on July 19, 1988, as a Colorado corporation and subsequently, on July 23, 1991, reincorporated in Texas. On June 23, 1995, Holdings merged (the "Merger") into a wholly-owned subsidiary of HB Communications Acquisition Corp. ("HBAC"). Pursuant to the Merger agreement, Holdings' outstanding common stock and preferred stock were converted into an aggregate 6,696,992 shares of the Company's common stock. In connection with the Merger, HBAC changed its name to Source Media, Inc.

  On February 11, 1999 the Company and Prevue Ventures, Inc. and its parent, United Video Satellite Group, Inc. (collectively, "Prevue") executed a Letter of Intent to form a joint venture ("Newco") to exploit the Company's Interactive TV line of business. The Letter of Intent is subject to the execution of definitive documentation, including representations and warranties, covenants and conditions to closing. There can be no assurance that the Company, Prevue and United Video will be able to agree on the form of such definitive documents or that, if agreed upon, the transaction will be consummated. See Note 3 -- Commitments and Contingencies.

2. Significant Accounting Policies

Principles of Consolidation

  The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries Holdings, IT Network, Interactive Channel; and Holdings' wholly-owned Canadian subsidiaries, ICT and 997758 Ontario Inc. ("997758"). All material intercompany amounts and transactions have been eliminated. Certain amounts from prior year financial statements have been reclassified to conform to the current year's presentation.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Minority Interests in Consolidated Subsidiaries

  Minority interests in consolidated subsidiaries represent the minority stockholders' proportionate shares of the equity of 997758 and ICT. At December 31, 1997 and 1998, the Company owned 100% of the voting Class X shares of 997758, while an individual owned 100% of the Class Y nonvoting shares of 997758, as more fully discussed in Note 8 -- Stock Options, Warrants, Employee

Stock Purchase Plan and Retirement Plan. At December 31, 1996, the Company owned approximately 51% of ICT's capital stock, representing approximately 74% voting control. In January 1997, the Company completed an arrangement whereby it acquired the remaining shares of ICT, as more fully discussed in Note 5 -- Acquisitions.

Cash and Cash Equivalents

  The Company classifies all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are recorded at cost, which approximates market.

Monetary Revenue Recognition

  IT Network earns monetary revenues by selling advertising and related support services to clients who sponsor a promotional message with interactive content supplied primarily by IT Network. The products and services are distributed primarily through certain Regional Bell Operating Companies or their affiliates or other Publisher Partners. Monetary revenues and associated costs relating to print ads appearing in Yellow Pages are recognized at the time of distribution by the Directory Publishers. For certain contracts, where an obligation exists to service the advertisement for the contract period, a portion of the revenue is deferred and amortized on a straight-line basis over the term of the respective contracts, beginning at the time of the annual distribution of the applicable local Yellow Pages directory, or at the applicable contract start date, if later, and continuing to the end of the term of the respective contracts, which is typically from 3 to 12 months. The Company also earns monetary revenues from sales of voice information services to certain Publisher Partners. Monetary revenues relating to non-Yellow Pages products are also recognized as the services are performed.

Nonmonetary Revenue Recognition

  In many of its markets, IT Network has entered into nonmonetary barter agreements with local television and radio stations. These media sponsors provide IT Network with advertising time on their stations and update local news, weather and sports programming in exchange for promotional messages and print advertisements. Revenues and cost of sales associated with these nonmonetary barter transactions are included in the Company's consolidated statements of operations at the estimated fair value of the on-air advertisements and information content provided to the Company by media sponsors.

  Nonmonetary revenues and cost of sales are recognized on a straight-line basis over the terms of the respective contracts. The Company was obligated to provide future services and was entitled to receive future advertising and information content of $0.3 million and $2.0 million at December 31, 1998 and 1997, respectively.

Property and Equipment

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Computer equipment is depreciated over a three-year period. Production and other equipment are depreciated over a five-year period. Furniture and fixtures are depreciated over a seven-year period.

  The Company continually evaluates the propriety of the carrying value of property and equipment to determine whether current events and circumstances warrant adjustment to the carrying value of the assets. As a result of this periodic evaluation and in light of the Company's decision to discontinue its analog set-top box strategy in favor of a digital set-top box strategy, in 1997, the Company recorded a write-down of the remaining net book value of its analog set-top boxes in the amount of $2.0 million which was charged to monetary cost of sales.

Intangible Assets

  Intangible assets are amortized using the straight-line method over the following estimated useful lives: patents -- five years; contract rights -- three to seven years; and goodwill -- five years.

  The carrying value of intangible assets is reviewed for impairment whenever events or changes in circumstances indicate that there may be an impairment. If the review indicates that any of the intangibles will not be recoverable, as determined by an analysis of undiscounted cash flows, the intangible asset will be reduced to its estimated fair value. Subsequent to the Brite acquisition, (see Note 5 -- Acquisitions) the Company learned that former Brite and IT Network employees had formed a company to service many of these former Brite clients. As a result, several former Brite customers canceled or did not renew their contracts with IT Network. The

Company reviewed the valuation of the acquired assets recorded at the time of the acquisition, and found these assets to be impaired. As a result of the financial analysis of the expected discounted future cash flows of the remaining customer base, the Company recorded a $25.9 million ($2.16 per share) non-cash write-down of the Brite contract rights, non-compete agreement and goodwill in the second quarter of 1998.

Advertising Costs

  The Company expenses the costs of advertising as incurred. Advertising expenses were $1.3 million, $0.4 million and $0.4 million for the years ended December 31, 1996, 1997 and 1998, respectively.

Translation of Foreign Currencies

  The financial positions and results of operations of ICT and 997758 are measured using local currency (Canadian dollar) as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each balance sheet date. Statement of operations accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments and foreign currency gains and losses have not been significant and accordingly, have not been separately presented.

Computation of Net Loss Per Common Share

  Net loss per common share is calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". Dilutive earnings per share has not been presented because the options and warrants are anti-dilutive.

Stock Options

  The Company accounts for employee and director stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued to Employees" ("APB 25") and related Interpretations. Under APB 25, no compensation expense is recognized for stock option grants to employees and directors if the exercise price of the Company's stock option grants is at or above the fair market value of the underlying stock on the date of grant as more fully described in Note 8 -- Stock Options, Warrants, Employee Stock Purchase Plan and Retirement Plan.

  On January 2, 1998, the Company granted stock options to its employees. The options fully vest on January 2, 2004. If certain target stock prices are met, the vesting accelerates. As a portion of the underlying shares for these options had not been authorized by the common stockholders at the date of grant, the portion of unauthorized options were treated as a variable compensation plan through July 28, 1998, when the stockholders authorized the shares. The Company has recognized stock compensation expense of $2.1 million in selling, general and administrative expense for the year ended December 31, 1998.

3. Commitments and Contingencies

  In October 1998, the Company settled all litigation in Ontario, Canada, in connection with Marvin Lerch, the former Chief Executive Officer and a former shareholder of ICT and certain of his relatives, also former ICT shareholders. The settlement resolved all litigation by Lerch and his family members against the Company, certain executive officers and a former director of ICT. Under the terms of the settlement, the parties agreed to dismiss all actions, and the Company agreed to transfer a total of 87,500 shares of the Company's common stock to the plaintiffs. The Company recorded an additional expense of $.5 million in the fourth quarter of 1998 reflecting this settlement.

  On May 11, 1998, ICT and Holdings filed an action in U.S. District Court for the District of Delaware against WorldGate Communications, Inc. ("WorldGate") alleging that WorldGate has infringed four of the Company's patents. Each party has filed a Motion to Dismiss certain claims and no date has been set for a hearing by the district court. The Company intends to aggressively defend its patents.

  In July 1998, the Company initiated an action in the Western District of Michigan federal court against a former employee of Brite, Michael Shell ("Shell") and three companies (Interactive Media Services, Inc., Interactive Information Services, LLC, and Talking Directories, Inc. ("TDI")), alleging copyright infringement and breach of contract. On October 14, 1998, the federal judge issued a preliminary injunction in favor of the Company enjoining the competitors from, among other things, selling, licensing, distributing or reproducing works derived from the Company's information. On December 2, 1998, the Company filed a Motion for Further Preliminary Injunctive Relief in Michigan federal court against the same companies involved in the first action. The action for

Further Relief is based on alleged copyright infringement by the defendant companies of the Company's proprietary satellite software used to transmit the Company's voice information to its customers' receiving systems. A trial date has been set for November 8, 1999. The Company is also involved in certain litigation in federal and state courts in Kansas related to tortious interference with the Company's contractual relationships with customers and to violations of non-compete agreements by former employees of IT Network. The Company intends to aggressively pursue all of these cases.

  On January 11, 1999, Brite Voice Systems, Inc. ("Brite") filed a lawsuit against IT Network and Source in the United States District Court of the District of Kansas. Brite alleges three claims: (1) breach of a September 1997 Asset Purchase Agreement for which Brite seeks recovery of alleged damages of approximately $112,000; (2) breach of an October 1997 Lease and Service Agreement in connection with such Asset Purchase Agreement, for which Brite seeks recovery of alleged damages of approximately $30,000; and (3) a declaratory judgment with respect to all indemnity claims for which IT Network has provided Brite notice pursuant to the Asset Purchase Agreement. The Company is required to respond by April 26, 1999, and intends to vigorously defend itself and to assert counterclaims.

  On August 21, 1998, the first of fourteen class action cases was filed against the Company and certain officers and directors in federal court in the Northern District of Texas. The litigation is pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. The federal court has appointed three firms collectively as the lead counsel, and on March 3, 1999 the plaintiffs filed a Consolidated and Amended Class Action Complaint to which a response is due by April 19, 1999. The Company believes that all of these cases are without merit and will vigorously defend itself and its officers and directors.

  On October 6, 1998, Advanced Interactive, Inc. filed a complaint in U.S. District Court for the Northern District of Illinois, Eastern Division, against ICT and the following other companies: Matsushita Electric Corporation, Matsushita Electric Industrial Co., Ltd., Sharp Electronics Corp., Sharp Corp., Thomson Consumer Electronics, Toshiba Consumer Products, Inc., Toshiba America, Inc., Toshiba Corporation, General Instruments Corp., Scientific Atlanta, Inc., ATI Technologies, Inc., ADS Technologies Inc., Gateway 2000, Inc., STB Systems, Inc., Hauppauge Computer Works, Inc., WebTV Networks, Inc. and WorldGate Communications, Inc. (collectively the "Defendants"). Advanced Interactive alleges that ICT infringed two claims of one of its patents by manufacturing, using and/or selling or offering to sell "Sourceware(TM) ChannelLink(TM)". The same allegation is made against each Defendant for its particular product or service. The Plaintiff seeks damages, but makes no claims against ICT's or any other Defendant's patents. ICT, and each of the Defendants, have filed an Answer and seek to collectively join the Motion for Partial Summary Judgment submitted by Matsushita Electric Corporation of America, Sharp Electronics Corp., Sharp Corp. and the Toshiba Defendants. The court has not yet considered the Defendant's collective Motion for Partial Summary Judgment. The Company believes this case is totally without merit and intends to vigorously defend itself.

  In addition, the Company is aware of certain claims against the Company that have not developed into litigation, or if they have, are dormant, and in any case are not expected to have a material adverse affect on the Company. Further, the Company is party to ordinary routine litigation, none of which is expected to have a material adverse effect on the Company's results of operations or its financial condition.

     On February 11, 1999, the Company signed a Letter of Intent with Prevue to enter into a joint venture, Newco. Under the terms of the Letter of Intent, if either the Company or Prevue fails to use its good faith commercially reasonable efforts as such, the other has agreed to pay as liquidated damages $3.0 million plus out-of-pocket costs and expenses associated with due diligence and negotiation. In addition, the Company has agreed to pay such liquidated damages and costs and expenses if it breaches the exclusivity agreement prior to execution of definitive documents and, within 240 days after the execution of the Letter of Intent, enters into a significant transaction with a third party. If the transaction is not consummated after the execution of definitive documents as a result of the Company's breach of the exclusivity agreement and the Company enters into a significant transaction with a third party within one year after the execution of the Letter of Intent, in addition to a non-exclusive licenses grant, the Company would be required to pay Prevue as liquidated damages $10.0 million plus out-of-pocket costs and expenses, provide for two Prevue representatives on a seven-member Board of Directors of the Company and issue to Prevue five-year warrants to acquire 3,208,700 shares of the Company's common stock at an exercise price of $7.125 per share. See Note 15.

4. Short-Term and Restricted Investments

  The Company held certain short-term investments in 1997, which consisted of securities that management held to maturity. In 1998, all investments are highly liquid investments with maturities of three months or less and, therefore, are classified as cash equivalents.

  In connection with the October 1997 offering of Senior Secured Notes, as more fully described in Note 6 -- Long Term Debt, the Company placed approximately $22.6 million of the net proceeds from the offering, representing funds sufficient, together with interest thereon, to pay the first four interest payments on the Senior Secured Notes, into an Interest Escrow Account (the Escrow Account) for the benefit of the holders of the Senior Secured Notes. As of December 31, 1998, the Escrow Account, including accrued interest, totaled $11.7 million. Until disbursed in accordance with the Escrow and Disbursement Agreement relating to the Escrow Account, the Escrow Account is designed to secure a portion of the Company's obligations under the Senior Secured Notes. Funds will be disbursed from the Escrow Account only to pay interest on the Notes and, upon certain repurchases or redemptions of the Senior Secured Notes, to pay principal of and premium, if any, thereon. Management has the intent and ability to hold the securities in the Escrow Account to maturity. These investments are carried at amortized cost and are summarized as follows on December 31, 1998:

                                                                                                 Gross
                                                                               Amortized       Unrealized        Fair
                                                                                 Cost            Gains           Value
                                                                            ---------------  --------------  -------------
                                                                                             (In thousands)
U.S. Government agencies..................................................         $ 5,806              $28        $ 5,834
Corporate obligations.....................................................           5,910               10          5,920
                                                                                   -------              ---        -------
Restricted investments....................................................         $11,716              $38        $11,754
                                                                                   =======              ===        =======

  Security fair values are based on market prices or dealer quotes. All securities mature in 1999.

5. Acquisitions

  In October 1996, the Company acquired certain voice information assets from The Reuben H. Donnelly Corporation (Donnelly) for an aggregate purchase price of $0.8 million. In connection therewith, the Company executed a services agreement with a three year minimum term under which Donnelly is obligated to pay the Company a minimum of $3.2 million over the term of the agreement and the Company is assuming Donnelly's operating responsibilities for its voice information services business. The Donnelly asset acquisition has been accounted for as the purchase of equipment and contract rights and the purchase price was allocated to the assets based on the estimated fair values at the date of acquisition.

  In December 1996, the Company acquired certain voice information servicing assets from GTE Directories Corporation (GTE) for an aggregate purchase price of $1.8 million. GTE and the Company executed sales agency and services agreements with a three year minimum term under which the parties have agreed to share revenues. The Company assumed operating responsibilities for GTE's voice information services business. The Company has guaranteed GTE a minimum of approximately $3.7 million as its percentage of shared revenues over the term of the agreement with minimum annual targets. If the Company pays the minimum required amount to GTE under the sales agency agreement, then pursuant to the services agreement, GTE will pay the Company a minimum of approximately $0.7 million for services rendered in the final year of the agreement. Through December 31, 1998 the Company has shared $1.7 million of revenues under this agreement. Assuming the 1999 target is met, it is expected that any shortfall of advertising sales in previous years will be offset by the amount received as the minimum payment from GTE under the final settlement terms of the service agreements; however, should the Company not meet the minimum revenue target it may be liable to GTE for such shortfall. The GTE asset acquisition has also been accounted for as the purchase of equipment and contract rights and the purchase price was allocated to the assets based on the estimated fair values at the date of acquisition.

  In January 1997, the Company acquired all of the outstanding shares of ICT held by minority interest shareholders in exchange for 1,390,000 shares of the Company's common stock, making ICT a wholly-owned subsidiary of the Company. The Company also issued options to purchase 177,000 shares of the Company's common stock at exercise prices ranging from $1.43 to $4.96 per share to certain employees and directors of ICT in exchange for their outstanding options to purchase ICT common shares. Cash expenses related to the acquisition were approximately $0.8 million. The aggregate purchase price for the acquisition of the ICT minority interest was approximately $11.3 million, and the acquisition was accounted for by the purchase method of accounting. The purchase price was allocated to patents, which are being amortized over a five year period.

  On October 30, 1997, the Company acquired certain of the electronic publishing assets of Brite Voice Systems, Inc. (Brite) for a purchase price of approximately $35.6 million. The Brite acquisition has been accounted for by the purchase method of accounting and the purchase price was allocated to equipment, contract rights and goodwill based on the estimated fair values of the assets at the date of acquisition. (See Note 2 -- Significant Accounting Policies for a description of events subsequent to the date of acquisition.)

  Also on October 30, 1997, the Company acquired certain of the assets of Voice News Network, Inc. (VNN), a subsidiary of Tribune Media Services, Inc., a unit of Tribune Company, for a purchase price of $9.0 million. The VNN acquisition has been accounted for by the purchase method of accounting and the purchase price was allocated to equipment, contract rights and goodwill based on the estimated fair values of the assets at the date of acquisition.

  The operating results of Brite and VNN are included in the Company's results from the date of acquisition. The following represents the unaudited pro forma results of operations as if the acquisitions of ICT, Brite and VNN had occurred on January 1, 1996, after giving effect to certain adjustments, including minority interest in earnings (losses) of consolidated subsidiaries, interest expense, preferred stock dividends and amortization of intangibles resulting from the allocation of the purchase price.

                                                                                                  Year Ended December 31,
                                                                                         ----------------------------------------
                                                                                                1996                 1997
                                                                                         -------------------  -------------------
                                                                                                     (In thousands,
                                                                                                except per share amount)
Total revenues.........................................................................            $ 30,356             $ 31,637
Operating loss.........................................................................             (20,574)             (28,789)
Net loss...............................................................................             (32,552)             (40,778)
Net loss attributable to common stockholders...........................................            $(35,187)            $(43,904)
Net loss per common share..............................................................            $  (3.11)            $  (3.87)

Pro forma results presented above are not necessarily indicative of what actually would have occurred if the acquisitions had been consummated as of January 1, 1996, and are not intended to be a projection of future results or trends.

6. Long-Term Debt

  On April 3, 1996, the Company issued a senior note (the "First Tranche Note") in the principal amount of $5.0 million and a warrant (the "First Tranche Warrant") which entitled the holder thereof to purchase 500,000 shares of the Company's common stock at a purchase price of $10.21 per share. On September 30, 1996 and March 31, 1997, the Company issued additional senior notes in the amounts of $0.3 million and $0.4 million, respectively, for the payment of interest on the First Tranche Note. The First Tranche Note and the additional senior notes (collectively, the "Aggregate First Tranche Notes") were due on March 31, 2001 and bore interest at the rate of 13% per annum through March 31, 1998 and 12% thereafter. The estimated fair market value at the date of issuance of the First Tranche Warrant of $0.7 million was credited to capital in excess of par value and the First Tranche Note was recorded at a corresponding discount. The discount on the First Tranche Note was being amortized to interest expense using the effective interest rate method over the stated term of the First Tranche Note, resulting in an effective interest rate of 16.2%.

  On April 9, 1997, the Company received cash proceeds of $15.0 million upon the issuance of additional senior notes (the "Second Tranche Notes") in the principal amount of $15.0 million and warrants (the "Second Tranche Warrants") which entitled the holders thereof to purchase in the aggregate 2,000,000 shares of the Company's common stock at a purchase price of $6.00 per share at any time until their expiration on March 31, 2004. The estimated fair market value of the Second Tranche Warrants of $1.7 million at the date of issuance was credited to capital in excess of par value and the Second Tranche Notes were recorded at a corresponding discount. The discount on the Second Tranche Notes was being amortized to interest expense using the effective interest rate method over the stated terms of the Second Tranche Notes resulting in an effective interest rate of 15.4%. Additionally, in connection with the issuance of the Second Tranche Notes and the Second Tranche Warrants, the Aggregate First Tranche Notes and the First Tranche Warrant were amended and restated to terms identical to those of the Second Tranche Notes and the Second Tranche Warrants, respectively. The amended Aggregate First Tranche Notes and the Second Tranche Notes were due on March 31, 2002 and bore interest at the rate of either: (i) 12% per annum through March 31, 1999 if paid in cash, or (ii) 13% per annum through March 31, 1999 if paid through the issuance of additional notes, and 12% thereafter. On September 30, 1997 the interest due was paid through the issuance of additional notes, with terms identical to those of the Second Tranche Notes, in the amount of approximately $1.3 million and warrants to purchase approximately 165,000 shares of common stock in payment of the interest accrued on the Aggregate First Tranche Notes and the Second Tranche Notes. The estimated fair market values of the notes and warrants issued in lieu of a cash interest payment on September 30, 1997 were approximately $1.1 million and $1.1 million, respectively, which were recorded as interest expense during 1997.

  The amendment of the Aggregate First Tranche Notes and First Tranche Warrant was accounted for as the extinguishment and replacement of the existing senior notes and the cancellation of the existing warrants and issuance of new warrants due to the significance of the modification to the terms of the senior notes and warrants. The extinguishment resulted in a loss of approximately $0.3 million, which was included in other (income) expense during the second quarter of 1997.

  In connection with the issuance of the Senior Secured Notes (the "Senior Secured Notes", or the "Notes"), the Company used $22.2 million of the proceeds received to pay off the amended Aggregate First Tranche Notes and the Second Tranche Notes, including accrued interest thereon, and the notes issued on September 30, 1997 in lieu of a cash interest payment. The early extinguishment of these notes resulted in a charge to earnings of approximately $3.5 million related to unamortized discount on the Second Tranche Notes and unamortized issuance costs which were recorded as an extraordinary item in 1997. The proceeds were also used in part to complete the Company's acquisitions of certain assets more fully described in Note 5 -- Acquisitions.

  On October 30, 1997, the Company issued Senior Secured Notes in the principal amount of $100 million, which bear interest at the rate of 12% per annum through November 1, 2004. Interest on the Notes is payable semi-annually on May 1 and November 1 of each year commencing on May 1, 1998, to holders of record at the close of business on April 15th or October 15th immediately preceding the interest payment date. The Company placed approximately $22.6 million of the net proceeds from the offering, representing funds sufficient, together with interest thereon, to pay the first four interest payments on the Notes, into the Escrow Account. Interest payments of $12.1 million were made in 1998. As discussed in Note 4 -- Short-term and Restricted Investments, $11.7 million remains in escrow at December 31, 1998 to pay the interest due in 1999.

  The Notes are fully and unconditionally guaranteed, jointly and severally, by each of the Company's subsidiaries (the "Subsidiary Guarantors"). The guarantees are senior obligations of the Subsidiary Guarantors and are secured by substantially all of the assets of the Subsidiary Guarantors. The guarantees rank pari passu in right of payment with all existing and future senior indebtedness of the Subsidiary Guarantors and rank senior in right of payment to all existing and future subordinated obligations of the Subsidiary Guarantors. The guarantees may be released upon the occurrence of certain events. The guarantee executed by IT Network contains a covenant that restricts payments of dividends on its capital stock to an amount sufficient to cover debt service on the Notes, redemptions or repurchases of the Notes or the Preferred Stock, dividends on the Preferred Stock and corporate overhead. The assets of Source consist solely of investments in its subsidiaries and invested proceeds from the Notes and the Senior PIK Preferred Stock and related warrants. Financial statements for the Subsidiary Guarantors and the parent, Source Media, Inc. are not presented because management has determined that they would not be material to investors.

  Except as described below, the Company may not redeem the Notes prior to November 1, 2001. On or after such date, the Company may redeem the Notes, in whole or in part, at any time, at various redemption prices set forth in the indenture governing the sale of the Notes, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to November 1, 2000, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds of one or more equity offerings at a redemption price equal to 112% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided, that, at least $65.0 million of the aggregate principal amount of the Notes remain outstanding immediately after each such redemption. The Notes are not subject to any sinking fund requirement. Upon the occurrence of a change in control, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of the repurchase. The indenture contains certain covenants including, but not limited to, limitations on indebtedness, restricted payments, liens, restrictions on distributions from restricted subsidiaries, sales of assets and subsidiary stock, affiliate transactions, issuances of capital stock of restricted subsidiaries and sale/leaseback transactions. As of December 31, 1998, the dealer quoted value of a Note was $0.70 per dollar resulting in an aggregate fair market value of approximately $70.0 million.

7. Senior PIK Preferred Stock

  On October 30, 1997, the Company issued 800 units (the Units) for an aggregate purchase price of $20 million, each Unit consisting of 1,000 shares of non-voting Senior Preferred Stock (the "Preferred Stock") with a liquidation preference of $25.00 per share and 558.75 warrants (the "October 1997 Warrants") to purchase one share of the Company's common stock at a purchase price of $0.01 per share. In the aggregate, the October 1997 Warrants represent the right to purchase 447,000 shares of common stock. The Units were sold in connection with the Company's acquisitions of certain assets more fully described in Note 5 -- Acquisitions.

  Dividends on the Preferred Stock are payable quarterly on each February 1, May 1, August 1 and November 1, commencing February 1, 1998, at a rate of 13 1/2% of the liquidation preference per share. At the Company's option, on any dividend payment date occurring on or prior to November 1, 2002 dividends may be paid either in cash or by the issuance of additional shares of Preferred Stock with a liquidation preference equal to the amount of such dividends; thereafter, dividends will be paid in cash. The certificate of designation governing the sale of the Units limits the amount of cash dividends that may be paid on the Preferred Stock. At any time and from time to time on or prior to November 1, 2000, the Company may, subject to certain requirements, redeem up to 35% of the aggregate liquidation value of the Preferred Stock with the cash proceeds of one or more equity offerings at a redemption price equal to 113 1/2% of the liquidation preference thereof, plus accumulated dividends, on the date of redemption. After November 1, 2000 and prior to November 1, 2002, the Preferred Stock is not redeemable. On or after November 1, 2002, the Company may redeem the Preferred Stock, in whole or in part, at any time, at various redemption prices, plus accumulated and unpaid dividends, to the date of redemption. Upon the occurrence of a change in control, the Company will be required to make an offer to purchase the outstanding shares of the Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends, to the date of purchase. The Preferred Stock will be subject to mandatory redemption in whole on November 1, 2007, at a price equal to 100% of the then effective liquidation preference thereof, plus, without duplication, all accrued and unpaid dividends to the date of redemption. The certificate of designation contains certain covenants including, but not limited to, limitations on indebtedness, restricted payments, affiliate transactions, issuances of capital stock of restricted subsidiaries and sale/leaseback transactions.

  The Preferred Stock ranks senior to all classes of common stock and to each other class of capital stock or series of preferred stock with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company. The Preferred Stock is non-voting except in certain circumstances. The Company may not authorize any new class of preferred stock that ranks senior or pari passu to the Preferred Stock without the approval of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, provided, however, that the Company can issue additional shares of Preferred Stock to satisfy dividend payments on outstanding shares of Preferred Stock; and further provided that the Company can issue shares of preferred stock ranking pari passu with the Preferred Stock if after giving effect thereto, the Consolidated Coverage Ratio, as defined in the certificate of designation, is greater than 1.7 to 1.0.

  The estimated fair market value of the October 1997 Warrants, which was estimated to be approximately $5.5 million, was credited to capital in excess of par value and the Preferred Stock was recorded at a corresponding discount. Additionally, $1.2 million of issuance costs were recorded on the Preferred Stock. The discount and issuance costs on the Preferred Stock are being accreted as additional preferred stock dividends using the effective dividend rate method over a ten year period, resulting in an effective dividend rate of 19.9%. As of December 31, 1998, the dealer quoted fair market value of the preferred stock was $18.00 per share for an aggregate value of $16.4 million.

  During 1998, the quarterly dividends due on the Preferred Stock were paid through the issuance of additional Preferred Stock having a total liquidation preference of $2.8 million with terms identical to those of the Preferred Stock. The estimated fair market value of the stock issued in lieu of a cash payment on the respective dividend dates totaled $2.4 million which was recorded as preferred stock dividends.

8. Stock Options, Warrants, Employee Stock Purchase Plan and Retirement Plan

Stock Options

  In 1995 the Company adopted the 1995 Performance Equity Plan (the Equity
Plan). The Equity Plan provides for the grant of options to purchase shares of the Company's common stock to employees, officers, directors, and consultants of the Company and its subsidiaries, including Holdings, IT Network and Interactive Channel. Options granted pursuant to the Equity Plan have a term of ten years from the date of grant and generally vest over four or five years. The Equity Plan, as amended, authorizes the granting of awards (stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and other stock-based awards, as defined), the exercise of which would allow up to an aggregate of 1,975,000 shares of the Company's common stock to be acquired.

  In 1989, the Company established a qualified incentive employee stock option plan. Options granted in 1989 and 1990 have a term of ten years from the date of grant and vested over a three year period. During 1991 and 1993, the Company established additional qualified incentive employee stock option plans whereby granted options have a term of ten years from the date of grant and vest over a five year period. The Company does not intend to grant any additional options under these plans and, accordingly, all remaining options available for grant under such plans are assumed to be canceled.

  The following table is a summary of stock option activity under the employee stock option plans during the years ended December 31, 1996, 1997, and 1998:


                                                                                                                    Weighted
                                                                                                                     Average
                                          Options Available   Shares Under     Aggregate    Options or Exercise  Exercise Price
Employee Stock Option Activity                for Grant          Option          Price        Price per Share      per Share
----------------------------------------  ------------------  -------------  -------------  -------------------  --------------
Balance at December 31, 1995............            358,999        348,609    $ 3,271,718         $0.74- $11.50          $ 9.39
  Options authorized....................            400,000             --             --                    --              --
  Options granted.......................           (775,224)       775,224      7,181,190          8.25-  10.50            9.26
  Options exercised.....................                 --        (23,485)      (141,796)         0.74-   9.77            6.04
  Options canceled -- 1995 Plan.........             16,225        (16,225)      (169,731)         8.25-  11.12           10.46
  Options canceled -- Other plans.......                 --        (22,379)      (217,980)         3.72-   9.77            9.74
                                                 ----------      ---------    -----------         -------------          ------
Balance at December 31, 1996............                 --      1,061,744      9,923,401          0.74-  11.50            9.35
  Options authorized....................            500,000             --             --                    --              --
  Options granted.......................           (176,000)       176,000      1,280,700          6.41-  13.31            7.28
  Options exercised.....................                 --        (90,803)      (758,755)         0.74-  10.40            8.36
  Options canceled -- 1995 Plan.........            149,324       (149,324)    (1,376,794)         6.41-  11.12            9.22
  Options canceled -- Other plans.......                 --        (21,910)      (204,820)         3.72-   9.77            9.35
                                                 ----------      ---------    -----------         -------------          ------
Balance at December 31, 1997............            473,324        975,707      8,863,732          0.74-  13.31            9.08
  Options authorized....................            575,000             --             --                    --              --
  Options granted.......................         (1,068,201)     1,068,201      9,357,781          6.28-  14.00            8.76
  Options exercised.....................                 --        (51,888)      (469,317)         0.74-  11.12            9.04
  Options canceled -- 1995 Plan.........             38,653        (38,653)      (353,452)         6.41-  11.12            9.14
  Options canceled -- Other Plan........                 --         (9,898)       (96,272)         3.72-   9.77            9.73
                                                 ----------      ---------    -----------         -------------          ------
Balance at December 31, 1998............             18,776      1,943,469    $17,302,472         $3.72- $14.00          $ 8.90
                                                 ==========      =========    ===========         =============          ======

  During 1995, the Company adopted the 1995 Nonqualified Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). The Directors' Plan provides for the automatic annual grant to each non-employee director of the Company an option to purchase 3,000 shares of common stock. Options granted under the Directors' Plan have an exercise price equal to the fair market value of the common stock on the date of grant and are exercisable at any time from the date of grant until the fifth anniversary thereof. The Directors' Plan, as amended on May 21, 1997, provides for the grant of options to purchase up to 300,000 shares of common stock. The following table is a summary of stock option activity under the Directors' Plan during the years ended December 31, 1996, 1997, and 1998:


                                                                                                              Weighted
                                                                                                              Average
                                       Options Available   Shares Under   Aggregate   Options or Exercise  Exercise Price
Directors' Plan Stock Option Act           for Grant          Option        Price       Price per Share      per Share
-------------------------------------  ------------------  -------------  ----------  -------------------  --------------
Balance at December 31, 1995.........             78,000         12,000    $130,650        $        10.89          $10.89
Options granted......................            (18,000)        18,000     187,650                 10.43           10.43
                                                 -------         ------    --------        --------------          ------
Balance at December 31, 1996.........             60,000         30,000     318,300        10.43 -  10.89           10.61
Options authorized...................             50,000             --          --                    --              --
Options granted......................            (15,000)        15,000      88,650                  5.91            5.91
                                                 -------         ------    --------        --------------          ------
Balance at December 31, 1997.........             95,000         45,000     406,950         5.91 -  10.89            9.04
Options granted......................            (33,000)        33,000     617,670        13.77 -  22.84           18.72
Options exercised....................                 --         (6,000)    (63,938)       10.43 -  10.89           10.66
                                                 -------         ------    --------        --------------          ------
Balance at December 31, 1998.........             62,000         72,000    $960,682        $5.91 - $22.84          $13.34
                                                 =======         ======    ========        ==============          ======

  Pursuant to an agreement, each of the 176,958 options for ICT common shares outstanding at the effective time of the acquisition of the remaining minority interest of ICT was exchanged for an option (a "Replacement Option") to purchase shares of common stock. During 1998, 35,891 Replacement Options were exercised at a weighted average exercise price of $4.11. As of December 31, 1998, the remaining options represent the right to purchase 35,891 shares of common stock at a weighted average exercise price of $4.12 per share.

  Certain additional information for all outstanding options as of December 31, 1998, is being presented based on a range of exercise prices as follows

                                                                                                     Exercise
                                                                                                      Prices
                                                                                    $3.72 - $4.15  $5.91 - $14.00  $ 22.84
                                                                                    -------------  --------------  -------
Number of outstanding options.....................................................         35,958       1,997,402     18,000
Weighted average exercise price of outstanding
  options.........................................................................    $      4.12     $      8.94  $   22.84
Weighted average remaining life...................................................      7.4 years       8.4 years   9.6 years
Number of options exercisable.....................................................         35,958         705,055     18,000
Weighted average exercise price of options
  exercisable.....................................................................    $        4.12   $      9.36   $  22.84

  As required by the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), pro forma information regarding net loss and loss per share has been determined as if the Company had accounted for employee and director stock options granted subsequent to December 31, 1994 under the fair value method provided for under FAS 123. The fair value for the stock options granted to directors, officers and key employees of the Company on or after January 1, 1995 was estimated at the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                                1996             1997             1998
                                                                           ---------------  ---------------  ---------------
Risk-free interest rate..................................................            6.39%            6.21%            5.31%
Expected dividend yield..................................................            0.00%            0.00%            0.00%
Expected volatility......................................................              30%              30%              76%
Expected lives...........................................................       4.0 years        4.0 years        2.7 years

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  The weighted-average fair value of stock options granted during the years ended December 31, 1996, 1997 and 1998 was $2.34, $2.55 and $4.50, respectively. For purposes of the pro forma disclosures, the estimated fair value of stock options granted from January 1, 1995 through December 31, 1998 have been amortized to expense over the vesting period. The Company's pro forma information for FAS 123 follows (in thousands, except for loss per common share information):

                                                                                   1996      1997      1998
                                                                                 --------  --------  --------
Net loss attributable to common stockholders                        As reported   $13,855   $32,797   $62,626
                                                                    Pro forma..   $14,411   $33,471   $64,271
Net loss per common share                                           As reported   $  1.39   $  2.89   $  5.21
                                                                    Pro forma..   $  1.45   $  2.95   $  5.35

  Because FAS 123 is applicable only to options and stock-based awards granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

Warrants

  The Company has issued warrants for the purchase of shares of its common stock from time to time in connection with various financing transactions and for advisory and consulting services provided to the Company. The majority of the warrants provide for registration rights. As of December 31, 1998, outstanding warrants for the purchase of common stock of the Company were:

Shares Issuable                           Exercise Price
Upon Exercise                               Per Share         Expiration Date
---------------------                   ------------------  --------------------
      1,034,687                              $ 6.00              May 2000
        200,000                                6.41              May 2000
      2,326,500(1)                            11.00              June 2000
         83,085                               10.80              February 2001
        252,676                               10.50              December 2002
      1,335,924                                6.00              March 2004
         25,000(1)                            11.00              June 2005
         37,748                                4.38              June 2007
        447,000                                0.01              November 2007
      ---------
      5,742,620
      =========

__________

(1) In the event the sales price of the Company's common stock equals or exceeds $20.00 per share for 20 consecutive trading days, the Company will have the right to redeem warrants representing 2,351,500 common shares upon 20 days written notice at a price of $11.00 per share.

997758 Class Y Stock Exchange Rights

  On September 24, 1992, the Company's subsidiary, 997758, entered into an agreement with an individual to issue shares of 997758's nonvoting Class Y shares in exchange for Class A Subordinate Voting Shares and Class B Multiple Voting Shares of ICT owned by such individual. The individual has the right at any time through February 14, 2000, to exchange any or all of the Class Y shares of 997758 for up to an aggregate of 206,376 shares of the Company's common stock. Each exercise of the exchange rights shall include at least Cdn $150,000 in value of Class Y shares of 997758 being exchanged for the Company's common stock.

Shares Reserved for Future Issuance

  As of December 31, 1998, common shares reserved for future issuance were as follows:

                                                                                                   Number of
                                                   Security                                     Reserved Shares
--------------------------------------------------------------------------------------------  --------------------
Warrants....................................................................................             5,742,620
Stock options...............................................................................             2,132,136
Employee stock purchase plan................................................................                57,557
997758 Class Y Stock exchange rights........................................................               206,376
                                                                                                         ---------
                                                                                                         8,138,689
                                                                                                         =========

Employee Stock Purchase Plan and Retirement Plan

  During July 1996, the Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Plan"), which was approved by the Company's stockholders at the 1997 annual meeting. Under the Plan, eligible employees may purchase shares of the Company's common stock at a discount through voluntary monthly payroll deductions with a maximum contribution being 10% of an eligible employee's salary, beginning in September 1996. Semi-annually, on June 30 and December 31, participant account balances are used to purchase shares at the lesser of 85 percent of the fair market value of the common stock on either the first or last day of the subscription period. In connection with the Plan, the Company has set aside 100,000 shares of common stock held in treasury. On June 30, 1998 and December 31, 1998, 11,595 shares and 7,055 shares of common stock were purchased by employees at prices of $7.38 per share and $14.13 per share, respectively.

  The Company sponsors a defined contribution plan covering substantially all employees; the plan is qualified under Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code.

Anti-Dilution Provisions

  Certain of the warrants to purchase common stock contain anti-dilution provisions whereby the exercise price and the number of shares exercisable pursuant to the warrants may be adjusted from time to time upon the occurrence of certain events. In connection with such provisions, warrants to purchase 1,034,687 shares of common stock at a purchase price of $7.44 per share were adjusted to provide for the purchase of the same number of shares at a purchase price of $6.00 per share, and warrants to purchase 28,302 shares of common stock at a purchase price of $10.60 per share were adjusted to provide for the purchase of 68,498 shares at a purchase price of $4.38 per share upon the issuance of common stock in connection with the ICT acquisition discussed in
Note 5 -- Acquisitions and the amendment to the First Tranche Warrant and issuance of the Second Tranche Warrants discussed in Note 6 -- Long-Term Debt, respectively.

9. Notes Receivable from Stockholders

  On May 20, 1993, the Company loaned $0.8 million to the individual holding Class Y shares of 997758, which note is secured by the individual's holdings in 997758 and bears interest at a rate per annum of 2%, payable quarterly. The unpaid principal and interest become due on May 20, 2000. At that time, the Company recorded a discount to reflect the difference between the actual interest rate and a reasonable market rate (10%) and increased goodwill accordingly. The note and accrued interest, net of the unamortized discount of $0.1 million and $0.1 million as of December 31, 1997 and 1998, respectively, are reflected as a reduction of minority interests in the accompanying consolidated balance sheet.

  On June 30, 1993, the Company loaned $0.1 million to an officer, director and stockholder. This loan bears interest at the rate of 10% per annum, with the principal amount and accrued interest due and payable on May 31, 1999. Payment of the note is secured by a pledge of 6,719 shares of common stock. Amounts outstanding, including accrued interest, are included in stockholders' equity (capital deficiency) in the accompanying consolidated balance sheets.

10. Leases

  The Company leases office space and various office equipment under operating leases. Rent expense was $0.5 million, $0.9 million and $1.1 million for the years ended December 31, 1996, 1997, and 1998, respectively.

  At December 31, 1998, aggregate amounts of future minimum payments under lease commitments are as follows:

                                                                                                Operating Leases
                                                                                             ----------------------
                                                                                                 (In thousands)
1999.......................................................................................                 $  819
2000.......................................................................................                    698
2001.......................................................................................                    282
2002.......................................................................................                      4
2003.......................................................................................                      6
                                                                                                            ------
Total future minimum lease payments........................................................                 $1,809
                                                                                                            ======

11. Income Taxes

  For the years ended December 31, 1996, 1997 and 1998, the Company had no provision or benefit for income taxes because the deferred benefit from the operating losses was offset by an increase in the valuation allowance of $5.6 million, $4.1 million and $18.3 million, respectively. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                                1997                  1998
                                                                                        --------------------  --------------------
Deferred tax liabilities:
Tax over book depreciation............................................................         $   (548,386)         $   (523,243)
Other.................................................................................              (11,156)               (7,706)
                                                                                               ------------          ------------
Total deferred tax liabilities........................................................             (559,542)             (530,949)
Deferred tax assets
  Net operating loss carryforwards....................................................           24,136,650            32,431,574
  Investment tax credits..............................................................              801,712               488,025
  Unearned income.....................................................................            1,491,716               787,065
  Book over tax amortization of intangibles...........................................              414,831            10,420,726
  Reserve for fixed asset impairment..................................................              739,763               739,763
  Accrued expenses....................................................................               61,248               927,397
  Other...............................................................................               56,967               143,312
                                                                                               ------------          ------------
Total deferred tax assets.............................................................           27,702,887            45,937,862
Valuation allowance for deferred tax assets...........................................          (27,143,345)          (45,406,913)
                                                                                               ------------          ------------
Net of valuation allowance............................................................              559,542               530,949
                                                                                               ------------          ------------
Net deferred tax asset................................................................              $  --                 $  --
                                                                                        ===================   ===================

  At December 31, 1998, the Company had net operating loss carryforwards of approximately $87.4 million for United States income tax purposes, that expire in 2003 through 2018, which may be used to reduce future United States taxable income. The Tax Reform Act of 1986 imposes limitations on the use of net operating loss carryforwards if certain stock ownership changes occur. An ownership change occurred that will cause utilization of a portion of the Company's net operating losses to be limited to approximately $9.0 million in a given year.

  At December 31, 1998, ICT had net operating loss carryforwards for Canadian income tax purposes of approximately Cdn $0.3 million, expiring in 1999 through 2003, which may be used to reduce future Canadian taxable income of ICT. ICT also has available at December 31, 1998 investment tax credits totaling Cdn $0.8 million, expiring in 1999 through 2002. At December 31, 1998, ICT had net operating loss carryforwards for Ontario Provincial income tax purposes of approximately Cdn $0.1 million, expiring in 2002 through 2003, which may be used to reduce future Ontario taxable income of ICT.

  Certain transactions between ICT and its subsidiaries in March 1997 resulted in taxable income of approximately $7.0 million in the United States and Canada and the utilization of net operating losses in both countries in 1997. Certain transactions between ICT and its subsidiaries in 1998 resulted in utilization of approximately Cdn $4.0 million of Canadian net operating loss carryforwards.

12. Concentration of Credit Risk and Major Customers

  The Company performs ongoing credit evaluations of its customers and does not require collateral. Overall concentrations of credit risk with respect to receivables, except for the customers discussed below, are limited because of the large number of customers in the Company's customer base, the relatively small dollar amount of individual customer balances and their dispersion across many different industries and geographic areas. The Company maintains an allowance for doubtful accounts which was $0.4 million and $0.2 million as of December 31, 1998 and 1997, respectively, to reserve for potential credit losses, which have historically been within management's expectations.

  As of December 31, 1998 and 1997, balances due from BellSouth Advertising and Publishing represented 21% and 22%, respectively, of the Company's accounts receivable. No other customer represented more than 10% of the Company's accounts receivable as of December 31, 1998 or 1997.

  For the year ended December 31, 1998, a major customer accounted for 12% of monetary revenues. For the year ended December 31, 1997, a major customer accounted for 11% of the monetary revenues while another major customer accounted for 10% of monetary revenues. No other customer accounted for greater than 10% of monetary revenues for any of the three years ended December 31, 1998.

13. Management Plans

  The Company has reported a net loss of approximately $59.6 million for the year ended December 31, 1998, incurred accumulated losses from inception to December 31, 1998 aggregating to approximately $148.9 million, and reported negative cash flows from operations for the year ended December 31, 1998 of approximately $23.4 million and a capital deficiency of $71.5 million. The Company's 1999 operating plan contemplates focusing activities to expand revenues at the Company's IT Network division and successfully launch its VirtualModem(TM) and Interactive Channel products. Based on its plan, management expects to be able to meet its current maturing obligations through the end of 1999; however, there can be no assurance that the Company will be successful in its attempt to expand monetary revenues, successfully launch its VirtualModem(TM) and Interactive Channel products, secure additional financing, or consummate a strategic alternative. Since the development of the 1999 operating plan, the Company executed a Letter of Intent with Prevue. Management intends to finalize the Prevue transaction. If management's plans are not successful, management may not be able to secure additional financing or consummate a strategic alternative that would provide adequate working capital to meet the requirements of existing obligations beginning in 2000.

14. Segment Reporting

  The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information:" ("SFAS 131") in the year ended December 31, 1998.

  In accordance with SFAS 131, the Company has identified two reportable operating segments, IT Network and Interactive TV, for disclosure purposes. These two segments are regularly reviewed by the Company's management for determination of the allocation of resources to these businesses.

  IT Network sells advertising and related support services to clients who sponsor a promotional message with interactive content supplied primarily by IT Network.

  Interactive TV has designed and is developing proprietary software and interactive programming services that can enable digital, two-way television systems equipped with digital (or advanced analog) set-top boxes to deliver two-way, interactive programming with the touch of a set-top remote or the use of a wireless keyboard.

  The total revenues, expenses and assets by reportable operating segments are used in the Company's operations and do not include general corporate overhead and assets not allocated to the operating units. These assets and expenses have been separately disclosed for reconciliation purposes.

  The following are operating results and certain other information by business segment:

                                                                                                Year Ended
                                                                                                December 31,
                                                                                ---------------------------------------
                                                                                      1996           1997        1998
                                                                                ----------------  ----------  ----------
                                                                                               (In thousands)
Monetary revenues:
  IT Network..................................................................         $  7,543    $ 12,082    $ 24,244
  Interactive TV..............................................................            1,032         305         107
                                                                                       --------    --------    --------
Total monetary revenues.......................................................         $  8,575    $ 12,387    $ 24,351
                                                                                       ========    ========    ========
Nonmonetary revenues:
  IT Network..................................................................         $  9,944    $  6,044    $  1,756
  Interactive TV..............................................................               --          --          --
                                                                                       --------    --------    --------
Total nonmonetary revenues....................................................         $  9,944    $  6,044    $  1,756
                                                                                       ========    ========    ========
Net revenues:
  IT Network..................................................................         $ 17,487    $ 18,126    $ 26,000
  Interactive TV..............................................................            1,032         305         107
                                                                                       --------    --------    --------
Total net revenues............................................................         $ 18,519    $ 18,431    $ 26,107
                                                                                       ========    ========    ========
Operating loss:
  IT Network..................................................................         $   (301)   $   (163)   $(29,475)
  Interactive TV..............................................................          (10,311)    (19,892)    (11,325)
  Corporate...................................................................           (3,407)     (4,435)     (7,960)
                                                                                       --------    --------    --------
Total operating loss..........................................................         $(14,019)   $(24,490)   $(48,760)
                                                                                       ========    ========    ========
Identifiable assets:
  IT Network..................................................................         $  6,482    $ 51,374    $ 19,408
  Interactive TV..............................................................            4,166       9,959       8,401
  Corporate...................................................................            5,249      52,169      28,780
                                                                                       --------    --------    --------
Total identifiable assets.....................................................         $ 15,897    $113,502    $ 56,589
                                                                                       ========    ========    ========
Depreciation and amortization:
  IT Network..................................................................         $    361    $  2,835    $  5,684
  Interactive TV..............................................................            1,577       6,465       2,925
  Corporate...................................................................               --          --         251
                                                                                       --------    --------    --------
Total depreciation and amortization...........................................         $  1,938    $  9,300    $  8,860
                                                                                       ========    ========    ========
Capital expenditures:
  IT Network..................................................................         $    591    $  2,838    $    993
  Interactive TV..............................................................            2,088       1,944         432
  Corporate...................................................................               --          --          85
                                                                                       --------    --------    --------
Total capital expenditures....................................................         $  2,679    $  4,782    $  1,510
                                                                                       ========    ========    ========

15. Subsequent Events

Proposed Transaction with Prevue

     On February 11, 1999, the Company and Prevue executed a Letter of Intent to enter into a joint venture, Newco. The Letter of Intent is subject to the execution of definitive documentation, including representations and warranties, covenants and conditions to closing. Although the transaction was not consummated, the parties subsequently agreed that no damages would be payable by either party to the other. See discussion of contingencies related to the Letter of Intent in Note 3 -- Commitments and Contingencies.

Joint Venture with Insight Interactive, LLC

  On November 17, 1999 the Company conveyed certain assets related to the "Virtual Modem" and "Interactive Channel" products and businesses to SourceSuite LLC, a Delaware limited liability company (SourceSuite), in exchange for a 50% ownership interest in SourceSuite. Insight Interactive, LLC contributed $13 million to SourceSuite in exchange for a 50% interest in SourceSuite. Insight Interactive also acquired 842,105 shares of the Company's common stock, representing approximately 6% of the Company's issued and outstanding stock, for a purchase price of $12 million in cash. The Company also issued to Insight Interactive five-year warrants to acquire up to 4,596,786 shares of the Company's common stock at an exercise price of $20.00 per share.

Proposed sale of SourceSuite LLC to Liberate Technologies

  On January 12, 2000 the Company, Insight Communications Company, Inc. and SourceSuite entered into a definitive agreement with Liberate Technologies, Inc. (Liberate) to sell their interests in SourceSuite to Liberate in exchange for 886,000 shares of common stock in Liberate. The agreement with Liberate provides for the Company to receive 443,000 shares of common stock if the transaction with Liberate satisfies an exemption from Securities Act registration that permits the free transfer the Liberate shares subject to volume limitations of Rule 144. If the transaction does not satisfy this exemption, then the Company will receive $15 million of cash and 378,536 shares of Liberate common stock. Prior to the sale of SourceSuite, certain assets of SourceSuite will be contributed to a new company, SourceSuite Acquisition LLC, of which the Company and Insight Interactive will each own 50%. The company will also receive in cash an amount equal to 50% of the cash and cash equivalents of SourceSuite at the time of closing, reduced by a 50% share of the tax liability incurred by SourceSuite upon the sale of the retained business, as defined below, to SourceSuite Acquisition LLC. These funds will then be contributed by the Company to SourceSuite Acquisition LLC. SourceSuite Acquisition LLC will purchase the retained business which includes the interactive programming guide and related content business from SourceSuite. The Company will act as a manager of SourceSuite Acquisition and carry out the interactive programming guide and related content business. Additionally, the Company will be required to provide additional funding to SourceSuite Acquisition LLC in the event of a capital call by SourceSuite Acquisition LLC.

  Following the merger, Liberate will provide to SourceSuite Acquisition LLC without charge, specific software development services for the Interactive Channel products under a programming services agreement. SourceSuite Acquisition LLC will enter into a preferred content provider agreement with Liberate. This agreement will offer pricing incentives to Liberate customers that use SourceSuite Acquisition LLC's local content services with the Virtual Modem products.

  The following unaudited pro forma summary consolidated statements of operations for the three fiscal years ended December 31, 1998 reflect our historical accounts for those periods, adjusted to give pro forma effect to the transaction with Insight and the proposed subsequent sale of SourceSuite LLC as if the transactions had occurred as of January 1, 1996.


                                                        Year Ended         Year Ended          Year Ended
(In thousands, except for per                          December 31,        December 31,       December 31,
 share amounts)                                            1998               1997               1996
Pro forma net sales                                          $ 26,000           $ 18,126            $ 17,486
Pro forma operating loss                                      (35,493)            (7,375)             (6,430)
Pro forma net loss
 attributable to common                                       (52,457)           (20,467)            (10,729)
 shareholders (1)

Pro forma basic and dilutive
 loss per common share                                       $  (4.08)          $  (1.57)           $  (1.00)

Weighted average common shares
 outstanding                                                   12,854             12,196              10,777


  (1) 1998 amount includes $25.9 million for the write-off of impaired intangible assets. See Note 2. 1997 includes $1.7 million of expense related to the early extinguishment of debt.

Part I - Financial Information

                              Source Media, Inc.
                          Consolidated Balance Sheets
                                (In Thousands)
                                  (Unaudited)



                                                              December 31,       September 30,
                                                                  1998              1999
                                                           -------------------   ----------------
Assets
Current assets:
         Cash and cash equivalents                                    $11,662             $5,768
         Restricted investments                                        11,716              6,011
         Trade accounts receivable, less allowance
            for doubtful accounts of $387 and $742
            in 1998 and 1999, respectively                              3,596              1,491
         Deferred expenses                                                447                501
         Prepaid expenses and other current assets                        937                996
                                                           -------------------   ----------------
Total current assets                                                   28,358             14,767

Property and equipment:
         Production equipment                                           6,050              6,776
         Computer equipment                                             3,273              3,467
         Other equipment                                                1,150              1,401
         Furniture and fixtures                                           660                656
                                                           -------------------   ----------------
                                                                       11,133             12,300

Accumulated depreciation                                                6,733              8,765
                                                           -------------------   ----------------

Net property and equipment                                              4,400              3,535

Intangible assets:
         Patents                                                       14,945             14,945
         Goodwill                                                       6,698              6,698
         Contract rights                                               11,933             11,933
                                                           -------------------   ----------------
                                                                       33,576             33,576

Accumulated amortization                                               14,557             18,266
                                                           -------------------   ----------------

Net intangible assets                                                  19,019             15,310

Other non-current assets                                                4,812              4,571
                                                           -------------------   ----------------

Total assets                                                          $56,589            $38,183
                                                           ===================   ================


                              Source Media, Inc.
                    Consolidated Balance Sheets (continued)
                                (In Thousands)
                                  (Unaudited)

                                                                     December 31,             September 30,
                                                                         1998                      1999
                                                                   ------------------      ---------------------

Liabilities and Stockholders' Equity (Capital Deficiency)
Current liabilities:
         Trade accounts payable                                            $   2,501                  $     826
         Accrued interest                                                      2,000                      5,000
         Accrued payroll                                                         540                      1,101
         Other accrued liabilities                                             1,619                      4,648
         Unearned income                                                       1,750                      2,352
                                                                   ------------------      ---------------------
Total current liabilities                                                      8,410                     13,927

Long-term debt                                                               100,000                    100,000

Minority interests in consolidated subsidiaries                                3,840                      3,840
Note receivable and accrued interest from minority
         stockholder, net of discount of $53 and
         $22 in 1998 and 1999, respectively                                     (780)                      (823)
                                                                   ------------------      ---------------------
                                                                               3,060                      3,017

Senior redeemable payment-in-kind (PIK) preferred stock,
            $25 liquidation preference, $.001 par value, net of
            discount
            Authorized shares - 1,712; Issued and outstanding
             shares 914 and 1009 in 1998 and 1999, respectively               16,628                     18,061

Stockholders' equity (capital deficiency):
         Common stock, $.001 par value:
            Authorized shares - 50,000
            Issued shares - 13,021 and 13,914 in 1998
               and 1999, respectively                                             13                         14
         Less treasury stock, at cost - 280 and 275  in 1998
            and 1999, respectively                                            (2,770)                    (2,716)
         Capital in excess of par value                                       80,269                     84,238
         Accumulated deficit                                                (148,943)                  (178,358)
         Notes receivable and accrued interest
            from stockholders                                                    (78)                         0
                                                                   ------------------      ---------------------
Total stockholders' equity (capital deficiency)                              (71,509)                   (96,822)
                                                                   ------------------      ---------------------

Total liabilities and stockholders' equity (capital deficiency)            $  56,589                  $  38,183
                                                                   ==================      =====================

                            See accompanying notes.

                              Source Media, Inc.
                     Consolidated Statements of Operations
                     (In Thousands, except per share data)
                                  (Unaudited)

                                                       Quarter               Quarter            Nine Months           Nine Months
                                                        ended                 ended                ended                 ended
                                                    September 30,         September 30,        September 30,         September 30,
                                                        1998                  1999                  1998                  1999
                                                   --------------------------------------     ----------------------------------

Monetary revenues                                           $6,344                $4,275               $17,335          $13,624
Nonmonetary revenues                                           377                   555                 1,490            1,437
                                                   --------------------------------------     ----------------------------------
       Total revenues                                        6,721                 4,830                18,825           15,061

Monetary cost of sales                                       3,480                 3,085                 8,784            9,826
Nonmonetary cost of sales                                      377                   555                 1,490            1,437
                                                   --------------------------------------     ----------------------------------
       Total cost of sales                                   3,857                 3,640                10,274           11,263
                                                   --------------------------------------     ----------------------------------

Gross profit                                                 2,864                 1,190                 8,551            3,798

Selling, general and administrative expenses                 6,493                 4,122                17,827           18,223
Impairment of intangible assets                                  0                     0                25,936                0
Amortization of intangible assets                            1,237                 1,236                 5,084            3,709
Research and development expenses                              917                   783                 2,614            2,302
                                                   --------------------------------------     ----------------------------------
                                                             8,647                 6,141                51,461           24,234
                                                   --------------------------------------     ----------------------------------

Operating loss                                              (5,783)               (4,951)              (42,910)         (20,436)

Interest expense                                             3,191                 3,208                 9,601            9,621
Interest income                                               (456)                 (104)               (1,598)            (640)
Other (income) expense                                          13                     0                   (27)              (2)

Net loss                                                   ($8,531)              ($8,055)             ($50,886)        ($29,415)
                                                   ======================================     ==================================

Preferred stock dividends                                      734                     4                 2,314            1,433

Net loss attributable to common stockholders                (9,265)               (8,059)              (53,200)         (30,848)
                                                   ======================================     ==================================

Basic and diluted net  loss per common share                ($0.76)               ($0.60)               ($4.51)          ($2.32)
                                                   ======================================     ==================================

Weighted average common shares outstanding                  12,195                13,499                11,792           13,285
                                                   ======================================     ==================================

                            See accompanying notes.

                              Source Media, Inc.
                     Consolidated Statements of Cash Flows
                                (In Thousands)
                                  (Unaudited)

                                                                    Nine Months Ended September 30,
                                                                       1998                  1999
                                                                  ------------       ---------------

Operating Activities
Net loss                                                               ($50,886)             ($29,415)
Adjustments to reconcile net loss to net cash used in
        operating activities:
        Impairment of intangible assets                                  25,936                   - -
        Depreciation                                                      1,884                 2,032
        Amortization of intangible assets                                 5,084                 3,709
        Stock based compensation                                          1,752                   894
        Non-cash interest expense                                           602                   619
        Non-cash interest income                                           (818)                 (296)
        Provision for losses on accounts receivable                         251                   250
        Other, net                                                          (46)                  (43)
Changes in operating assets and liabilities:
        Trade accounts receivable                                        (1,786)                1,854
        Prepaid expenses and other assets                                   (43)                 (436)
        Deferred expenses                                                   484                   (54)
        Trade accounts payable and accrued liabilities                    2,534                 4,915
        Unearned income                                                    (788)                  602
                                                                    ------------       ---------------
Net cash used in operating activities                                   (15,840)              (15,369)

Investing Activities
        Capital expenditures                                             (1,225)               (1,166)
        Redemption of short-term investments                             17,932                 6,000
                                                                    ------------       ---------------
Net cash provided by  investing activities                               16,707                 4,834

Financing Activities
        Proceeds from issuance of common stock upon exercise
              of stock options and warrants                                 722                 4,479
        Other                                                              (160)                  162
                                                                    ------------       ---------------
Net cash provided by financing activities                                   562                 4,641

Net increase (decrease) in cash and cash equivalents                      1,429                (5,894)
Cash and cash equivalents at beginning of period                          8,431                11,662
                                                                    ------------       ---------------

Cash and cash equivalents at end of period                               $9,860                $5,768
                                                                    ============       ===============


                            See accompanying notes.

                               SOURCE MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     Unless the context otherwise requires, all references to the "Company" or "Source Media" include Source Media, Inc. and its wholly-owned subsidiaries, IT Network, Inc. ("IT Network"), Interactive Channel, Inc. ("Interactive Channel"), SMI Holdings, Inc. ("Holdings"), and Interactive Channel Technologies Inc., marketed under the name of VirtualModemTM ("ICT").

1.  Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, these financial statements include all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries for the periods indicated. Operating results for the three months and nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date. For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

     Since its inception, the Company has financed its operations primarily with $156.6 million raised from various financing activities, including the incurrence of debt and issuance of the Company's common stock and preferred stock. In October 1997, the Company issued $100.0 million of Senior Secured Notes (the "Notes") and $20.0 million of preferred stock. The interest escrow account created pursuant to the indenture has been and will be used to fund the first four interest payments on the Notes. Interest payments from the interest escrow account were made on May 1, 1998, November 1, 1998 and May 1, 1999. The Company's primary source of liquidity is its cash, cash equivalents and restricted investments, which totaled $11.8 million at September 30, 1999. This cash position consisted of $6.0 million held in escrow for the November 1, 1999 interest payment and $5.8 million of cash available for operations. The Company's first interest payment of $6.0 million not currently held in escrow is due May 1, 2000.

     The Company currently believes its resources will be sufficient to meet the Company's anticipated cash needs for working capital and other capital expenditures related to the Company's business and operations through the fourth quarter of 1999. Upon the closing of a joint venture with a subsidiary of Insight Communications Company, Inc., the cost of Interactive TV's operations will be funded by the joint venture. Additionally, the Company will receive $12.0 million cash from the sale of common stock related to the Insight transaction which is expected to adequately fund the

Company's continuing operations for approximately twelve months and the interest payment on its debt, due on May 1, 2000. If the Insight transaction is not approved the Company would be required to seek alternative financing. There can be no assurance that the Company will be able to obtain such financing.

2.  Computation of Net Loss Per Common Share

     Net loss per common share is calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". Dilutive earnings per share has not been presented because the options and warrants are anti-dilutive.

3.  Translation of Foreign Currencies

     The financial positions and results of operations of ICT and related Canadian subsidiaries are measured using local currency (Canadian dollar) as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each balance sheet date. Statement of operations accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments and foreign currency gains and losses have not been significant and accordingly, have not been separately presented.

4.  Commitments and Contingencies

     Interactive Channel Technologies Inc. and SMI Holdings, Inc. filed a patent infringement suit against Worldgate Communications, Inc. in federal district court in Delaware in May 1998. In June 1998, Worldgate filed a Counterclaim against plaintiffs and Source Media, Inc. for, among other things, unfair competition, interference with contract, and trade secret misappropriation. The Counterclaim defendants have denied the allegations in the Counterclaim and on July 27, 1998 filed a motion to dismiss certain of Worldgate's claims. The motion was denied by Order of the Court dated May 17, 1999.

     The Court held a status conference on May 13, 1999. The following deadlines for the disposition of the case were set by the Court:

     Joinder of Parties and Amendment of Pleadings    December 1, 1999
     Close of Fact Discovery                          May 12, 2000
     Close of Expert Discovery                        July 14, 2000
     Deadline for Dispositive Motions                 July 21, 2000
     Trial                                            November 27, 2000

     Pursuant to the Scheduling Order, limited discovery commenced on August 16, 1999. Full-scale discovery commenced on October 1, 1999. Both parties have propounded discovery requests, responses to which are due on or before December 1, 1999.

     On July 17, 1998, IT Network, Inc. ("ITN") filed a lawsuit against a former employee of Brite Voice Systems, Inc. ("Brite"), Michael Shell ("Shell"), the two companies he founded Interactive Media Services, Inc. ("IMS") and Interactive Information Services, LLC ("IIS"), and a third company called Talking Directories, Inc. ("TDI"). The lawsuit was filed in the Western District of Michigan and alleged two causes of action, one for the copyright infringement against all of the defendants arising out of the defendants' alleged use of ITN's 1997 BDR Audio Guide (the "Catalogue") and the thousands of narrative scripts that correspond to the subject matter categories contained in the Catalogue (the "Scripts"), and a second for breach of contract against TDI arising out of TDI's alleged wrongful termination of its information services contract with ITN. As of September 30, 1999, the litigation was settled with respect to all defendants.

     A total of fourteen class action complaints were filed against Source Media, Inc. ("SMI") and certain of its officers and directors in the United States District Court for the Northern District of Texas asserting violations of sections 10(b) and 20(a) of the Securities Exchange Act and Rule 10b-5 of the accompanying regulations. The fourteen complaints were consolidated by Judge Buchmeyer into the first filed case, Hartsell, et al. v. Source Media, Inc., et al., Civil Action No. 398-CV-1980-R (filed August 21, 1998), on October 9, 1998.

     Plaintiffs filed a motion for the appointment of lead plaintiff and lead plaintiffs' counsel on October 20, 1998. Plaintiff proposed the appointment of three law firms to serve as "Co-Lead Counsel," Weiss & Yourman, Abbey, Gardy & Squitieri, and Milberg Weiss Bershad Hynes & Lerach, LLC. On November 12, 1998, defendants filed a statement of non-opposition to the plaintiffs' motion. The Court granted plaintiffs' motion on January 5, 1999.

     Pursuant to an Order entered by the Court on February 24, 1999, plaintiffs' time for filing the consolidated amended complaint was extended from February 24, 1999 to March 3, 1999. Plaintiffs filed their amended complaint on March 3, 1999. Defendants filed a motion to dismiss on April 19,1999, plaintiffs filed an opposition to the motion on May 24, 1999, and defendants filed a reply brief on June 12, 1999. A hearing on the motion to dismiss was held on July 15, 1999. By Order dated July 15, 1999, the Court denied defendants' motion.

     On July 26, 1999, defendants filed an Application For Immediate Appellate Review Under 28 U.S.C. (S) 1292(b) concerning two issues central to the Court's denial of defendants' motion to dismiss. Plaintiffs filed an opposition on or about August 13, 1999. By Order dated August 24, 1999, the Court denied defendants' motion.

     On August 16, 1999, plaintiffs filed a complaint against Ernst & Young, LLP, Source Media, Inc.'s outside accountants, alleging violations of the federal securities laws (the "E&Y Complaint"). The facts and circumstances underlying the E&Y Complaint are nearly identical to those underlying the amended complaint. By Order dated August 31,

1999, the Court consolidated the E&Y Complaint with the amended complaint. Ernst & Young moved to dismiss the E&Y Complaint on September 21, 1999, plaintiffs filed an opposition to the motion on October 28, 1999 and defendants' reply brief is due on November 19, 1999.

     The Court held a status conference on October 8, 1999. In light of the E&Y Complaint and the resurrection of the mandatory discovery stay as to Ernst & Young, the Court continued the trial date in the case until October 2, 2000. Plaintiffs and defendants have submitted alternative scheduling proposals to the Court regarding deadlines for discovery and dispositive motions. To date, the Court has not issued a revised scheduling order. Discovery is proceeding.

     On October 27, 1999, plaintiffs filed a Summary Notice of Pendency of Class Action advising class members of the pendency of the litigation. Plaintiffs filed a proposed Order Approving Class Notices on November 5, 1999. The proposed Order has not yet been signed by the Court.

     On October 6, 1998, Advanced Interactive, Inc. filed a complaint in U.S. District Court for the Northern District of Illinois, Eastern Division, against ICT and the following companies: Matsushita Electric Corporation, Matsushita Electric Industrial Co., Ltd., Sharp Electronics Corp., Sharp Corp., Thomson Consumer Electronics, Toshiba Consumer Products, Inc., Toshiba America, Inc., Toshiba Corporation, General Instruments Corp., Scientific Atlanta, Inc., ATI Technologies, Inc., ADS Technologies Inc., Gateway 2000, Inc., STB Systems, Inc., Hauppauge Computer Works, Inc., WebTV Networks, Inc. and WorldGate Communications, Inc. (collectively the "Advanced Interactive Defendants"). Advanced Interactive alleges that ICT infringed two claims of one of its patents by manufacturing, using and/or selling or offering to sell "Sourceware(TM) ChannelLink(TM)". The same allegation is made against each Advanced Interactive Defendant for its particular product or service. The Plaintiff seeks damages, but makes no claims against the patents of ICT or any other Advanced Interactive Defendant. ICT, and each of the Defendants, have filed an Answer and have collectively joined the Motion for Partial Summary Judgment submitted by Matsushita Electric Corporation of America, Sharp Electronics Corp., Sharp Corp. and the Toshiba Defendants. On May 12, 1999 the court denied Advanced Interactive's Motion for Summary Judgement of Infringement. The court has not yet considered the Advanced Interactive Defendant's collective Motion for Partial Summary Judgment. The Company believes this case is totally without merit and intends to vigorously defend itself.

     On August 3, 1999, the Company announced that it had filed an action in the District Court of Dallas County, Texas against TV Guide, Inc. for breach of a Non-Disclosure Agreement entered into in September 1998. The petition sought damages of approximately $60 million representing the decline in share value caused by improper statements made by TV Guide and an injunction precluding TV Guide from any further violations of the Non-Disclosure Agreement. The parties entered into a settlement agreement and release effective August 31, 1999 pursuant to which TV Guide affirmed and agreed to honor the terms of the Non-Disclosure Agreement.

     In addition, the Company is aware of certain claims against the Company that have not developed into litigation, or if they have, are dormant, and in any case are not expected to have a material adverse affect on the Company. Further, the Company is party to ordinary routine litigation, none of which is expected to have a material adverse effect on the Company's results of operations or its financial condition.

     As part of the Company's review of its booking performance against customer sales guarantees, the Company anticipates a shortfall on several contracts. In connection with these guarantees, the Company has recorded a $0.2 million expense in the third quarter for a total expense of $1.6 million for the nine months ended September 30, 1999.


     The Company has employment agreements with two executives. The agreements provide that the Company will pay a base salary amount and grant stock options over a set term to the employees. In the event of a termination without cause, the Company remains obligated to make certain payments as defined in the agreements. One contract terminates in 2001 and the other in 2002.

     In the second quarter, the Company entered into severance agreements with certain executives that provide for salary continuation for up to six months and Company payment of health insurance premiums.

5.  Long-Term Debt

     On October 30, 1997, the Company issued Senior Secured Notes (the "Notes"), in the principal amount of $100 million, which bear interest at the rate of 12% per annum through November 1, 2004. Interest on the Notes is payable semi-annually on May 1 and November 1 of each year commencing on May 1, 1998, to holders of record at the close of business on April 15th or October 15th immediately preceding the interest payment date. The Company placed into an escrow account approximately $22.6 million of the net proceeds from the offering, representing funds sufficient, together with interest thereon, to pay the first four interest payments on the Notes. At September 30, 1999, $6.0 million remains in escrow to pay the interest due November 1, 1999.

     The Notes are fully and unconditionally guaranteed, jointly and severally, by each of the Company's subsidiaries (the "Subsidiary Guarantors"). The guarantees are senior obligations of the Subsidiary Guarantors and are secured by substantially all of the assets of the Subsidiary Guarantors. The guarantees rank pari passu in right of payment with all existing and future senior indebtedness of the Subsidiary Guarantors and rank senior in right of payment to all existing and future subordinated obligations of the Subsidiary Guarantors. The guarantees may be released upon the occurrence of certain events. The guarantee executed by IT Network contains a covenant that restricts payments of dividends on its capital stock to an amount sufficient to cover debt service on the Notes, redemptions or repurchases of the Notes or the Company's Senior PIK Preferred Stock (the "Preferred Stock"), dividends on the Preferred Stock and corporate overhead. The assets of Source Media consist solely of investments in its subsidiaries and invested proceeds from the Notes and the Preferred Stock and related warrants. Financial statements for the Subsidiary Guarantors and the parent, Source Media, Inc., on an unconsolidated basis, are not presented because management has determined that they would not be material to investors.

     Except as described below, the Company may not redeem the Notes prior to November 1, 2001. On or after such date, the Company may redeem the Notes, in whole or in part, at any time, at various redemption prices set forth in the indenture governing the terms of the Notes, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to November 1, 2000, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds of one or more equity offerings at a redemption price equal to 112% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided, that, at least $65.0 million of the aggregate principal amount of the Notes remain outstanding immediately after each such redemption. The Notes are not subject to any sinking fund requirement. Upon the occurrence of a change in control, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of the repurchase. The indenture contains certain covenants including, but not limited to, limitations on indebtedness, restricted payments, liens, restrictions on distributions from restricted subsidiaries, sales of assets and subsidiary stock, affiliate transactions, issuances of capital stock of restricted subsidiaries and sale/leaseback transactions. As of September 30, 1999, the dealer quoted value of a Note was $0.38 per dollar resulting in an aggregate fair market value of approximately $38.0 million.

6. Senior PIK Preferred Stock

     On October 30, 1997, the Company issued 800 units (the "Units") for an aggregate purchase price of $20 million, each Unit consisting of 1,000 shares of non-voting Preferred Stock with a liquidation preference of $25.00 per share and
558.75 warrants (the "October 1997 Warrants"). Each October 1997 Warrant entitles the holder to purchase one share of the Company's common stock at a purchase price of $0.01 per share. In the aggregate, the October 1997 Warrants represent the right to purchase 447,000 shares of common stock. The Units were sold in connection with the Company's acquisitions of certain assets.

     Dividends on the Preferred Stock are payable quarterly on each February 1, May 1, August 1 and November 1, commencing February 1, 1998, at an annual rate of 13 1/2% of the liquidation preference per share. At the Company's option, on any dividend payment date occurring on or prior to November 1, 2002, dividends may be paid either in cash or by the issuance of additional shares of Preferred Stock with a liquidation preference equal to the amount of such dividends; thereafter, dividends will be paid in cash. The certificate of designation governing the terms of the Preferred Stock limits the amount of cash dividends that may be paid on the Preferred Stock. At any time and from time to time on or prior to November 1, 2000, the Company may, subject to certain requirements, redeem up to 35% of the aggregate liquidation value of the Preferred Stock with the cash proceeds of one or more equity offerings at a redemption price equal to 113 1/2% of the liquidation preference thereof, plus accumulated dividends, on the date of redemption. After November 1, 2000 and prior to November 1, 2002, the Preferred Stock is not redeemable. On or after November 1, 2002, the Company may redeem the Preferred Stock, in whole or in part, at any time, at various redemption prices, plus accumulated and unpaid dividends, to the date of redemption. Upon the occurrence of a change in control, the Company will be required to make an offer to purchase the outstanding shares of the Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends, to the date of purchase. The Preferred Stock will be subject to mandatory redemption in whole on November 1, 2007, at a price equal to 100% of the then effective liquidation preference thereof, plus, without duplication, all accrued and unpaid dividends to the date of redemption. The certificate of designation contains certain covenants including, but not limited to, limitations on indebtedness, restricted payments, affiliate transactions, issuances of capital stock of restricted subsidiaries and sale/leaseback transactions.

     The Preferred Stock ranks senior to all classes of common stock and to each other class of capital stock or series of preferred stock with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company. The Preferred Stock is non-voting except in certain circumstances. The Company may not authorize any new class of preferred stock that ranks senior or pari passu to the Preferred Stock without the approval of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, provided, however, that the Company can issue additional shares of Preferred Stock to satisfy dividend payments on outstanding shares of Preferred Stock; and further provided that the Company can issue shares of preferred stock ranking pari passu with the Preferred Stock if after giving effect thereto, the Consolidated Coverage Ratio, as defined in the certificate of designation, is greater than 1.7 to 1.0.

     The estimated fair market value of the October 1997 Warrants, which was estimated to be approximately $5.5 million, was credited to capital in excess of par value and the Preferred Stock was recorded at a corresponding discount. Additionally, $1.2 million of issuance costs were recorded on the Preferred Stock. The discount and issuance costs on the Preferred Stock are being accreted as additional preferred stock dividends using the effective dividend rate method over a ten-year period, resulting in an effective dividend rate of 19.9%. As of September 30, 1999 the dealer quoted fair market value of the preferred stock was $5.00 per share for an aggregate value of $5.0 million.

     On February 1, May 1 and August 1, 1999 the quarterly dividends due on the Preferred Stock were paid through the issuance of additional Preferred Stock having a liquidation preference of $0.8 million for each dividend payment, with terms identical to those of the Preferred Stock. The estimated fair market value of the stock issued in lieu of a cash payment on February 1, May 1 and August 1, 1999 was approximately $0.5 million, $0.6 million and $0.1 million, respectively, which was recorded as preferred stock dividends.

7.  Stock Based Compensation

     The Company has granted stock options to employees in excess of shares reserved for issuance under the stock option plan at the date of grant. The portion of unauthorized options are treated as a variable compensation plan through the date an amendment to the stock option plan increasing the number of shares is approved by shareholders. The Company recognizes stock compensation
expense over the vesting period of the related options.   Total non-cash stock
based compensation expense for the three month period ended September 30, 1998 was $1.1 million, with income of $0.3 million for the three month period ended
September 30, 1999 due to a decline in the stock price.   Total expense amounted
to $1.8 million and $0.9 million, respectively for the nine month periods ended September 30, 1998 and 1999.

8. Segment Reporting

     The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") in the year ended December 31, 1998.

     In accordance with SFAS 131, the Company has identified two reportable operating segments, IT Network and Interactive TV, for disclosure purposes. These two segments are regularly reviewed by the Company's management for determination of the allocation of resources to these businesses.

     IT Network sells advertising and related support services to clients who sponsor a promotional message with interactive content supplied primarily by IT Network.

     Interactive TV has designed and is developing proprietary software and interactive programming services that can enable digital, two-way television systems equipped with digital (or advanced analog) set-top boxes to deliver two-way, interactive programming with the touch of a set-top remote or the use of a wireless keyboard.

     The total revenues, expenses and assets by reportable operating segments are used in the Company's operations and do not include general corporate overhead and assets not allocated to the operating units. These assets and expenses have been separately disclosed for reconciliation purposes.



                               Three Months Ended September 30,    Nine Months Ended September 30,
                                    1998              1999           1998              1999
                                    ----              ----           -----             ----
                                        (In Thousands)                     (In Thousands)

Monetary revenues:
     IT Network                        $ 6,243          $ 4,275     $ 17,148              $ 13,582
     Interactive TV                        100                -          187                    42
                                       -------          -------     --------              --------
Total monetary revenues                $ 6,343          $ 4,275     $ 17,335              $ 13,624
                                       =======          =======     ========              ========

Nonmonetary revenues:
     IT Network                        $   377          $   555     $  1,490              $  1,437
     Interactive TV                          -                -            -                     -
                                       -------          -------     --------              --------
Total nonmonetary revenues             $   377          $   555     $  1,490              $  1,437
                                       =======          =======     ========              ========

Net revenues:
     IT Network                        $ 6,620          $ 4,830     $ 18,638              $ 15,019
     Interactive TV                        100                -          187                    42
                                       -------          -------     --------              --------
Total net revenues                     $ 6,720          $ 4,830     $ 18,825              $ 15,061
                                       =======          =======     ========              ========

Operating loss:
     IT Network                        $  (614)         $(1,617)    $(28,779)             $ (5,372)
     Interactive TV                     (2,759)          (2,598)      (8,733)               (8,053)
     Corporate                         $(2,407)            (930)      (5,398)               (7,011)
                                       -------          -------     --------              --------
Total operating loss                   $(5,780)         $(5,145)    $(42,910)             $(20,436)
                                       =======          =======     ========              ========



                                                 December 31, 1998             September 30, 1999
                                                 --------------                -------------------

Identifiable assets:
     IT Network                                         $19,408                           $ 16,784
     Interactive TV                                       8,401                              6,868
     Corporate                                           28,780                             14,531
                                                        -------                           --------
Total identifiable assets                               $56,589                           $ 38,183
                                                        =======                           ========

     On October 30, 1997, the Company purchased certain of the electronic publishing assets of Brite for $35.6 million and certain of the assets of VNN, a unit of Tribune Company, for $9.0 million. Throughout the second quarter of 1998, a significant portion of the customer contracts purchased in the Brite acquisition were cancelled or not renewed. As a result, the Company reviewed the value assigned to the contract rights and certain related intangible assets acquired in the Brite purchase and found them, along with the goodwill associated with the Brite acquisition, to be impaired, resulting in a write-off of $25.9 million in the second quarter of 1998.

9.  Subsequent Events

Proposed Transaction with Prevue

     On February 11, 1999, the Company and Prevue executed a Letter of Intent to enter into a joint venture, Newco. The Letter of Intent is subject to the execution of definitive documentation, including representations and warranties, covenants and conditions to closing. Although the transaction was not consummated, the parties subsequently agreed that no damages would be payable by either party to the other. See discussion of contingencies related to the Letter of Intent in Note 3 -- Commitments and Contingencies.

Joint Venture with Insight Interactive, LLC

  On November 17, 1999 the Company conveyed certain assets related to the "Virtual Modem" and "Interactive Channel" products and businesses to SourceSuite LLC, a Delaware limited liability company (SourceSuite), in exchange for a 50% ownership interest in SourceSuite. Insight Interactive, LLC contributed $13 million to SourceSuite in exchange for a 50% interest in SourceSuite. Insight Interactive also acquired 842,105 shares of the Company's common stock, representing approximately 6% of the Company's issued and outstanding stock, for a purchase price of $12 million in cash. The Company also issued to Insight Interactive five-year warrants to acquire up to 4,596,786 shares of the Company's common stock at an exercise price of $20.00 per share.

Proposed Sale of SourceSuite LLC to Liberate Technologies

  On January 12, 2000 the Company, Insight Communications Company, Inc. and SourceSuite entered into a definitive agreement with Liberate Technologies, Inc. (Liberate) to sell their interests in SourceSuite to Liberate in exchange for 886,000 shares of common stock in Liberate. The agreement with Liberate provides for the Company to receive 443,000 shares of common stock if the transaction with Liberate satisfies an exemption from Securities Act registration that permits the free transfer the Liberate shares subject to volume limitations of Rule 144. If the transaction does not satisfy this exemption, then the Company will receive $15 million of cash and 378,536 shares of Liberate common stock. Prior to the sale of SourceSuite, certain assets of SourceSuite will be contributed to a new company, SourceSuite Acquisition LLC, of which the Company and Insight Interactive will each own 50%. The company will also receive in cash an amount equal to 50% of the cash and cash equivalents of SourceSuite at the time of closing, reduced by a 50% share of the tax liability incurred by SourceSuite upon the sale of the retained business, as defined below, to SourceSuite Acquisition LLC. These funds will then be contributed by the Company to SourceSuite Acquisition LLC. SourceSuite Acquisition LLC will purchase the retained business which includes the interactive programming guide and related content business from SourceSuite. The Company will act as a manager of SourceSuite Acquisition and carry out the interactive programming guide and related content business. Additionally, the Company will be required to provide additional funding to SourceSuite Acquisition LLC in the event of a capital call by SourceSuite Acquisition LLC.

  Following the merger, Liberate will provide to SourceSuite Acquisition LLC without charge, specific software development services for the Interactive Channel products under a programming services agreement. SourceSuite Acquisition LLC will enter into a preferred content provider agreement with Liberate. This agreement will offer pricing incentives to Liberate customers that use SourceSuite Acquisition LLC's local content services with the Virtual Modem products.

         INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


Pro Forma Financial Data                                                        P-2

Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1999         P-3

Unaudited Pro Forma Consolidated Statement of Operations for the Nine Months
     ended September 30, 1999                                                   P-5

Unaudited Pro Forma Consolidated Statement of Operations for the
     Year ended December 31, 1998                                               P-6

Footnotes to Unaudited Pro Forma Consolidated Balance Sheet and Footnotes
     to Unaudited Pro Forma Consolidated Statements of Operations               P-7

                           Pro Forma Financial Data


     The following unaudited pro forma consolidated balance sheet as of September 30, 1999 reflects our historical accounts as of that date adjusted to give pro forma effect to the Insight transaction and the proposed transaction with Liberate and the proposed offers to exchange Common Stock for 12% Senior Secured Notes due 2004 and Senior PIK Preferred Stock as if the transactions had occurred as of September 30, 1999.

     The following unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 1998 and the nine months ended September 30, 1999 reflect our historical accounts for those periods, adjusted to give pro forma effect to the Insight transaction and the proposed transaction with Liberate and the proposed offers to exchange Common Stock for 12% Senior Secured Notes due 2004 and Senior PIK Preferred Stock as if the proposed transactions had occurred as of January 1, 1998.

     The result of the proposed offers to exchange common stock for 12% Senior Secured Notes due 2004 and Senior PIK Preferred Stock may result in a partial exchange and, as such, we have given the pro forma effect of the minimum conversion representing: 55% of the outstanding 12% Senior Secured Notes due 2004 comprised of 10% held by an affiliate and 45% representing the minimum amount required to approve the exchange and; 50% for Senior PIK Preferred Stock.

     The pro forma financial data and accompanying notes should be read in conjunction with the description of the proposed transaction with Liberate and the proposed offers to exchange Common Stock for 12% Senior Secured Notes due 2004 and Senior PIK Preferred Stock contained in the prospectus dated January 19, 2000 and the Consolidated Financial Statements and related notes for the fiscal year ended December 31, 1998 included in this prospectus and our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and the Form 10-Q for the nine months ended September 30, 1999. We believe that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The pro forma financial data is provided for informational purposes only and should not be construed to be indicative of our financial condition or results of operations had the Insight transaction and the proposed transaction with Liberate and the proposed offer to exchange Common Stock for 12% Senior Secured Notes due 2004 and Senior PIK Preferred Stock been consummated on the dates assumed and are not intended to project our financial condition on any future date or results of operations for any future period.

Source Media, Inc.
Pro Forma Consolidated Balance Sheet
Unaudited
As of September 30, 1999
(In thousands)

                                                            Insight                        Liberate
                                                          Pro Forma         Pro Forma      Pro Forma
                                              Historical  Adjustments     As adjusted     Adjustments
                                              ----------  -----------     -----------     -----------
ASSETS

Current Assets:
   Cash and cash equivalents ...............   $ 5,768    $ 5,104(2)(1)    $10,872      $  (733)(5)(6)(7)
   Restricted investments ..................     6,011      6,000(2)        12,011         --
   Trade accounts receivable, less allowance
      for doubtful accounts of $647 ........     1,491       --              1,491         --
   Deferred expenses .......................       501       --                501         --
   Prepaid expenses and other current assets       996       --                996         --
                                               ------------------------------------------------------------
Total current assets .......................    14,767     11,104           25,871         (733)

Property and equipment:
   Production equipment ....................     6,776     (1,910)(1)        4,866         --
   Computer equipment ......................     3,467       --              3,467         --
   Other equipment .........................     1,401       --              1,401         --
   Furniture and fixtures ..................       656       --                656         --
                                               ------------------------------------------------------------
                                                12,300     (1,910)          10,390         --

Accumulated depreciation ...................     8,765     (1,314)(1)        7,451         --
                                               ------------------------------------------------------------
Net property and equipment .................     3,535       (596)           2,939         --

Intangible assets:
   Patents .................................    14,945    (14,945)(1)         --           --
   Goodwill ................................     6,698     (3,010)(1)        3,688         --
   Contract rights .........................    11,933       --             11,933         --
                                               ------------------------------------------------------------
                                                33,576    (17,955)          15,621         --

Accumulated amortization ...................    18,266    (12,868)(1)        5,398         --
                                               ------------------------------------------------------------
Net intangible assets ......................    15,310     (5,087)          10,223         --

Investment in SourceSuite ..................      --       20,061 1)(3)     20,061      (20,061)(6)
Investment in SourceSuite spin-off .........      --         --               --          7,050(5)
Investment in Liberate Technologies, Inc. ..      --         --               --         97,460(6)
Other non-current assets ...................     4,571       (377)(1)        4,194         --
                                               ------------------------------------------------------------
Total assets ...............................   $38,183    $25,105          $63,288      $83,716
                                               ============================================================

See accompanying Notes to Pro Forma Consolidated Balance Sheet.


                                                                                            Common Stock
                                                          Common Stock                        Minimum
                                                            Exchange                          Exchange
                                             Pro Forma      Pro Forma         Pro Forma       Pro Forma          Pro Forma
                                            As adjusted    Adjustments       As adjusted     Adjustments       As Adjusted
                                            -----------    -----------       -----------     -----------       -----------
ASSETS

Current Assets:
   Cash and cash equivalents ...............  $ 10,139  $  7,061 (10)(11)(13)  $ 17,200   $ 3,456(16)(17)(19)   $ 13,595
   Restricted investments ..................    12,011   (12,011)(10)              --      (6,606)(16)             5,405
   Trade accounts receivable, less allowance
      for doubtful accounts of $647 ........     1,491      --                    1,491      --                    1,491
   Deferred expenses .......................       501      --                      501      --                      501
   Prepaid expenses and other current assets       996      --                      996      --                      996
                                               --------------------------------------------------------------------------
Total current assets .......................    25,138    (4,950)                20,188    (3,150)                21,988

Property and equipment:
   Production equipment ....................     4,866      --                    4,866      --                    4,866
   Computer equipment ......................     3,467      --                    3,467      --                    3,467
   Other equipment .........................     1,401      --                    1,401      --                    1,401
   Furniture and fixtures ..................       656      --                      656      --                      656
                                               --------------------------------------------------------------------------
                                                10,390      --                   10,390      --                   10,390

Accumulated depreciation ...................     7,451      --                    7,451      --                    7,451
                                               --------------------------------------------------------------------------
Net property and equipment .................     2,939      --                    2,939      --                    2,939

Intangible assets:
   Patents .................................      --        --                     --        --                     --
   Goodwill ................................     3,688      --                    3,688      --                    3,688
   Contract rights .........................    11,933      --                   11,933      --                   11,933
                                               --------------------------------------------------------------------------
                                                15,621      --                   15,621      --                   15,621

Accumulated amortization ...................     5,398      --                    5,398      --                    5,398
                                               --------------------------------------------------------------------------
Net intangible assets ......................    10,223      --                   10,223      --                   10,223

Investment in SourceSuite ..................      --        --                     --        --                     --
Investment in SourceSuite spin-off .........     7,050                            7,050                            7,050
Investment in Liberate Technologies, Inc. ..    97,460                           97,460                           97,460
Other non-current assets ...................     4,194    (4,194)(8)               --      (2,307)(14)             1,887
                                               --------------------------------------------------------------------------
Total assets ...............................  $147,004  $ (9,144)              $137,860   $(5,457)              $141,547
                                               ==========================================================================

See accompanying Notes to Pro Forma Consolidated Balance Sheet.

Source Media, Inc.
Pro Forma Consolidated Balance Sheet
Unaudited (In thousands)
As of September 30, 1999

                                                                             Insight                           Liberate
                                                                            Pro Forma          Pro Forma      Pro Forma
LIABILITIES                                                Historical      Adjustments        As adjusted    Adjustments
Current Liabilities:
   Trade accounts payable                                       $   826        $     -           $   826      $     -
   Accrued interest                                               5,000              -             5,000            -
   Accrued payroll                                                1,101              -             1,101            -
   Other accrued liabilities                                      4,648              -             4,648            -
   Unearned income                                                2,352              -             2,352            -

                                                         ---------------------------------------------------------------
Total current liabilities                                        13,927              -            13,927            -

Long-term debt                                                  100,000              -           100,000            -

Deferred taxes                                                        -              -                 -       33,368 (6)

Minority interests in consolidated subsidiaries                   3,840              -             3,840            -
Note receivable and accrued interest from minority
   stockholder, net of discount of $32                             (823)             -              (823)           -
                                                         --------------------------------------------------------------
                                                                  3,017              -             3,017            -

Senior redeemable payment-in-kind (PIK) preferred
   stock, $25 liquidation preference, $.001 par value,
   net of discount
   Authorized shares - 1,712
   976 shares issued and outstanding                             18,061              -            18,061            -

Non-participating preferred stock, $.001 par value
   Authorized and issued - 1 single share                             -              -  (4)(3)         -            0

Stockholders' equity (capital deficiency):
   Common stock, $.001 par value:
      authorized shares - 50,000 and
      13,748 shares issued                                           14              1  (2)           15            -
   Less treasury stock, at cost - 275 shares                     (2,716)             -            (2,716)           -
   Capital in excess of par value                                84,432         25,799  (2)(3)   110,231            -
   Accumulated deficit                                         (178,552)          (695)         (179,247)      50,348 (5)(6)(7)

                                                         --------------------------------------------------------------
Total stockholders' equity (capital deficiency)                 (96,822)        25,105           (71,717)      50,348

                                                         --------------------------------------------------------------
Total liabilities and stockholders'
   Equity (capital deficiency)                                  $38,183        $25,105           $63,288      $83,716
                                                         ==============================================================



                                                                             Common Stock
                                                          Pro Forma            Pro Forma                              Pro Forma
LIABILITIES                                              As adjusted          Adjustments                            As adjusted

Current Liabilities:
   Trade accounts payable                            $    826                 $     -                             $    826
   Accrued interest                                     5,000                  (5,000) (12)                              -
   Accrued payroll                                      1,101                       -                                1,101
   Other accrued liabilities                            4,648                       -                                4,648
   Unearned income                                      2,352                       -                                2,352

                                                 ------------------------------------------------------------------------------
Total current liabilities                              13,927                  (5,000)                               8,927

Long-term debt                                        100,000                (100,000) (8)                               -

Deferred taxes                                         33,368                                                       33,368

Minority interests in consolidated subsidiaries         3,840                       -                                3,840
Note receivable and accrued interest from minority
   stockholder, net of discount of $32                   (823)                      -                                 (823)
                                                 ------------------------------------------------------------------------------
                                                        3,017                       -                                3,017

Senior redeemable payment-in-kind (PIK) preferred
   stock, $25 liquidation preference, $.001 par value
   net of discount
   Authorized shares - 1,712
   976 shares issued and outstanding                   18,061                 (18,061) (9)                               -

Non-participating preferred stock, $.001 par value
   Authorized and issued - 1 single share                   -                       -                                    -

Stockholders' equity (capital deficiency):
   Common stock, $.001 par value:
      authorized shares - 50,000 and
      13,748 shares issued                                 15                       6  (8)(9)                           21
   Less treasury stock, at cost - 275 shares           (2,716)                      -                               (2,716)
   Capital in excess of par value                     110,231                 124,394  (8)(9)                      234,625
   Accumulated deficit                               (128,899)                (10,483) (8)(9)(11)                 (139,382)
                                                                                          (12)(13)
                                                 ------------------------------------------------------------------------------
Total stockholders' equity (capital deficiency)       (21,369)                113,917                               92,548

                                                 ------------------------------------------------------------------------------
Total liabilities and stockholders'
 equity (capital deficiency)                         $147,004                 $(9,144)                            $137,860
                                                 ==============================================================================



                                                              Common Stock
                                                              Minimum Exchange
                                                                Pro Forma                                  Pro Forma
LIABILITIES                                                    Adjustments                                As adjusted

Current Liabilities:
   Trade accounts payable                                         $     -                             $    826
   Accrued interest                                                (2,750) (18)                          2,250
   Accrued payroll                                                      -                                1,101
   Other accrued liabilities                                            -                                4,648
   Unearned income                                                      -                                2,352

                                                 --------------------------------------------------------------
Total current liabilities                                          (2,750)                              11,177

Long-term debt                                                    (55,000) (14)                         45,000

Deferred taxes                                                                                          33,368

Minority interests in consolidated subsidiaries                         -                                3,840
Note receivable and accrued interest from minority
   stockholder, net of discount of $32                                  -                                 (823)
                                                 --------------------------------------------------------------
                                                                        -                                3,017

Senior redeemable payment-in-kind (PIK) preferred
   stock, $25 liquidation preference, $.001 par val
   net of discount
   Authorized shares - 1,712
   976 shares issued and outstanding                               (9,031) (15)                          9,030

Non-participating preferred stock, $.001 par value
   Authorized and issued - 1 single share                               -                                    -

Stockholders' equity (capital deficiency):
   Common stock, $.001 par value:
      authorized shares - 50,000 and
      13,748 shares issued                                              4  (14)(15)                         19
   Less treasury stock, at cost - 275 shares                            -                               (2,716)
   Capital in excess of par value                                  67,197  (14)(15)                    177,428
   Accumulated deficit                                             (5,877) (14)(15)(17)               (134,776)
                                                                                (18)(19)
                                                 --------------------------------------------------------------
Total stockholders' equity (capital deficiency)                    61,324                               39,955
                                                 --------------------------------------------------------------
Total liabilities and stockholders'
 equity (capital deficiency)                                      $(5,457)                            $141,547
                                                 ==============================================================


See accompanying Notes to Pro Forma Consolidated Balance Sheet

Source Media, Inc.
Pro Forma Consolidated Statement of Operations
Nine Months Ended September 30, 1999
Unaudited (In thousands, except
per share data)


                                                                          Insight                                   Liberate
                                                                        Pro Forma             Pro Forma             Pro Forma
                                                   Historical          Adjustments           As adjusted           Adjustments
                                                   ----------          -----------           -----------           -----------
Monetary revenues                                      $ 13,624            $  (42) (1)             $ 13,582           $    -
Nonmonetary revenues                                      1,437                 -                     1,437                -
                                                  --------------------------------         ----------------------------------
   Total revenues                                        15,061               (42)                   15,019                -

Monetary cost of sales                                    9,826              (754) (1)                9,072                -
Nonmonetary cost of sales                                 1,437                 -                     1,437                -
                                                  --------------------------------         ----------------------------------
   Total cost of sales                                   11,263              (754)                   10,509                -

                                                  --------------------------------         ----------------------------------
Gross profit                                              3,798               712                     4,510                -

Selling, general and administrative expenses             18,223            (6,110) (1)               12,113                -
Amortization of intangible assets                         3,709            (1,717) (1)                1,992                -
Research and development expenses                         2,302            (2,302) (1)                    -                -
                                                  --------------------------------         ----------------------------------
                                                         24,234           (10,129)                   14,105                -

                                                  --------------------------------         ----------------------------------
Operating loss                                          (20,436)           10,841                    (9,595)               -

Interest expense                                          9,621                 -                     9,621                -
Interest (income)                                          (640)                -                      (640)               -
Other (income) expense                                       (2)                1  (1)                   (1)               -
Equity interest in losses of the joint venture                -             7,491  (2)(3)             7,491           (4,776) (5)

                                                  --------------------------------         ----------------------------------
Net loss                                                (29,415)            3,349                   (26,065)           4,776

Preferred stock dividends                                 1,433                 -                     1,433                -

                                                  --------------------------------         ----------------------------------
Net loss attributable to common stockholders           $(30,848)           $3,349                  $(27,498)          $4,776
                                                  ================================         ==================================


Basic and diluted net loss per common share            $  (2.32)                                   $  (1.95)


Weighted average common shares outstanding               13,285               842  (4)               14,127                0
                                                  ================================         ==================================
                                                                       Common Stock
                                                                         Exchange
                                                    Pro Forma           Pro Forma                       Pro Forma
                                                   As adjusted         Adjustments                     As adjusted
                                                   -----------         -----------                     -----------
Monetary revenues                                         $ 13,582           $        -                         $ 13,582
Nonmonetary revenues                                         1,437                    -                            1,437
                                                ----------------------------------------          ----------------------------
   Total revenues                                           15,019                    -                           15,019

Monetary cost of sales                                       9,072                    -                            9,072
Nonmonetary cost of sales                                    1,437                    -                            1,437
                                                ----------------------------------------          ----------------------------
   Total cost of sales                                      10,509                    -                           10,509

                                                ----------------------------------------          ----------------------------
Gross profit                                                 4,510                    -                            4,510

Selling, general and administrative expenses                12,113                    -                           12,113
Amortization of intangible assets                            1,992                    -                            1,992
Research and development expenses                                -                    -                                -
                                                ----------------------------------------          ----------------------------
                                                            14,105                    -                           14,105

                                                ----------------------------------------          ----------------------------
Operating loss                                              (9,595)                   -                           (9,595)

Interest expense                                             9,621               (9,621) (6)                           -
Interest (income)                                             (640)                   -                             (640)
Other (income) expense                                          (1)                   -                               (1)
Equity interest in losses of the joint venture               2,715                    -                            2,715

                                                ----------------------------------------          ----------------------------
Net loss                                                   (21,289)               9,621                          (11,668)

Preferred stock dividends                                    1,433               (1,433) (7)                           -

                                                ----------------------------------------          ----------------------------
Net loss attributable to common stockholders              $(22,722)             $11,054                         $(11,668)
                                                ========================================          ============================


Basic and diluted net loss per common share               $  (1.61)                                             $  (0.57)

Weighted average common shares outstanding                  14,127                6,304  (8)                      20,431
                                                ========================================          ============================
                                                ----------------------------------------------------------
                                                  Common Stock
                                                Minimum Exchange
                                                    Pro Forma                          Pro Forma
                                                   Adjustments                        As adjusted
                                                   -----------                        -----------
Monetary revenues                                              $     -                      $ 13,582
Nonmonetary revenues                                                 -                         1,437
                                                -----------------------             -----------------
   Total revenues                                                    -                        15,019

Monetary cost of sales                                               -                         9,072
Nonmonetary cost of sales                                            -                         1,437
                                                -----------------------             -----------------
   Total cost of sales                                               -                        10,509

                                                -----------------------             -----------------
Gross profit                                                         -                         4,510

Selling, general and administrative expenses                         -                        12,113
Amortization of intangible assets                                    -                         1,992
Research and development expenses                                    -                             -
                                                -----------------------             -----------------
                                                                     -                        14,105

                                                -----------------------             -----------------
Operating loss                                                       -                        (9,595)

Interest expense                                                (5,292) (9)                    4,329
Interest (income)                                                    -                          (640)
Other (income) expense                                               -                            (1)
Equity interest in losses of the joint venture                       -                         2,715

                                                -----------------------             -----------------
Net loss                                                         5,292                       (15,997)

Preferred stock dividends                                         (717) (10)                     717

                                                -----------------------             -----------------
Net loss attributable to common stockholders                    $6,008                      $(16,714)
                                                =======================             =================


Basic and diluted net loss per common share                                                  $ (0.95)

Weighted average common shares outstanding                       3,402  (11)                  17,529
                                                =======================             =================

                                                ----------------------------------------------------------

See accompanying Notes to Pro Forma Consolidated Income Statement.

Source Media, Inc.
Pro Forma Consolidated Statement of Operations
Year Ended December 31, 1998
Unaudited (In thousands, except per share data)


                                                                              Insight                                 Liberate
                                                                             Pro Forma           Pro Forma            Pro Forma
                                                      Historical            Adjustments         As adjusted          Adjustments
                                                      ----------            -----------         -----------          -----------

Monetary revenues                                           $ 24,351          $ (107)  (1)           $ 24,244           $    -
Nonmonetary revenues                                           1,756                -                   1,756                -
                                                   -----------------------------------         --------------------------------
   Total revenues                                             26,107            (107)                  26,000                -

Monetary cost of sales                                        12,674          (1,145)  (1)             11,529                -
Nonmonetary cost of sales                                      1,756                -                   1,756                -
                                                   -----------------------------------         --------------------------------
   Total cost of sales                                        14,430          (1,145)                  13,285                -

                                                   -----------------------------------         --------------------------------
Gross profit                                                  11,677            1,038                  12,715                -

Selling, general and administrative expenses                  50,708          (6,535)  (1)             44,173                -
Amortization of intangible assets                              6,320          (2,285)  (1)              4,035                -
Research and development expenses                              3,410          (3,410)  (1)                  -                -
                                                   -----------------------------------         --------------------------------
                                                              60,438         (12,230)                  48,208                -

                                                   -----------------------------------         --------------------------------
Operating loss                                              (48,761)           13,268                (35,493)                -

Interest expense                                              12,830                -                  12,830                -
Interest (income)                                             (1,931)               -                  (1,931)               -
Other (income) expense                                          (27)               14  (1)               (13)                -
Equity interest in losses of the joint venture                     -            9,394  (2)(3)           9,394          (6,311)  (5)

                                                   -----------------------------------         --------------------------------
Net loss                                                    (59,633)            3,859                (55,772)            6,311

Preferred stock dividends                                      2,996                -                   2,996                -

                                                   -----------------------------------         --------------------------------
Net loss attributable to common stockholders               $(62,629)           $3,859               $(58,768)           $6,311
                                                   ===================================         ================================


Basic and diluted loss per common share                    $   (5.21)                               $  (4.57)

Weighted average common shares outstanding                    12,012              842  (4)            12,854                 0
                                                   ===================================         ================================
                                                                        Common Stock
                                                                           Exchange
                                                       Pro Forma          Pro Forma                      Pro Forma
                                                     As adjusted         Adjustments                    As adjusted
                                                     -----------         -----------                    -----------

Monetary revenues                                          $ 24,244               $     -                        $ 24,244
Nonmonetary revenues                                          1,756                     -                           1,756
                                                  ----------------------------------------         -----------------------
   Total revenues                                            26,000                     -                          26,000

Monetary cost of sales                                       11,529                     -                          11,529
Nonmonetary cost of sales                                     1,756                     -                           1,756
                                                  ----------------------------------------         -----------------------
   Total cost of sales                                       13,285                     -                          13,285

                                                  ----------------------------------------         -----------------------
Gross profit                                                 12,715                     -                          12,715

Selling, general and administrative expenses                 44,173                     -                          44,173
Amortization of intangible assets                             4,035                     -                           4,035
Research and development expenses                                 -                     -                               -
                                                  ----------------------------------------         -----------------------
                                                             48,208                     -                          48,208

                                                  ----------------------------------------         -----------------------
Operating loss                                             (35,493)                     -                        (35,493)

Interest expense                                             12,830              (12,830)  (6)                          -
Interest (income)                                           (1,931)                     -                         (1,931)
Other (income) expense                                         (13)                     -                            (13)
Equity interest in losses of the joint venture                3,083                     -                           3,083

                                                  ----------------------------------------         -----------------------
Net loss                                                   (49,461)                12,830                        (36,631)

Preferred stock dividends                                     2,996               (2,996)  (7)                          -

                                                  ----------------------------------------         -----------------------
Net loss attributable to common stockholders              $(52,457)               $15,826                       $(36,631)
                                                  ========================================         =======================


Basic and diluted net loss per common share               $  (4.08)                                             $  (1.91)

Weighted average common shares outstanding                  12,854                  6,304  (8)                    19,158
                                                  ========================================         =======================

                                                         --------------------------------------------------------
                                                               Common Stock
                                                              Minimum Exchange
                                                                 Pro Forma                         Pro Forma
                                                                Adjustments                       As adjusted
                                                                -----------                       -----------

Monetary revenues                                                          $     -                      $ 24,244
Nonmonetary revenues                                                             -                         1,756
                                                         --------------------------             -----------------
   Total revenues                                                                -                        26,000

Monetary cost of sales                                                           -                        11,529
Nonmonetary cost of sales                                                        -                         1,756
                                                         --------------------------             -----------------
   Total cost of sales                                                           -                        13,285

                                                         --------------------------             -----------------
Gross profit                                                                     -                        12,715

Selling, general and administrative expenses                                     -                        44,173
Amortization of intangible assets                                                -                         4,035
Research and development expenses                                                -                             -
                                                         --------------------------             -----------------
                                                                                 -                        48,208

                                                         --------------------------             -----------------
Operating loss                                                                   -                      (35,493)

Interest expense                                                           (7,057)  (9)                    5,774
Interest (income)                                                                -                       (1,931)
Other (income) expense                                                           -                          (13)
Equity interest in losses of the joint venture                                   -                         3,083

                                                         --------------------------             -----------------
Net loss                                                                     7,057                      (42,405)

Preferred stock dividends                                                  (1,498)  (10)                   1,498

                                                         --------------------------             -----------------
Net loss attributable to common stockholders                                $8,555                     $(43,903)
                                                         ==========================             =================


Basic and diluted net loss per common share                                                           $  (2.70)

Weighted average common shares outstanding                                   3,402   (11)                16,256
                                                         ==========================             =================

                                                         --------------------------------------------------------

See accompanying Notes to Pro Forma Consolidated Income Statement.

          Footnotes to Unaudited Pro Forma Consolidated Balance Sheet


(1) To reflect the elimination of assets and liabilities relating to and resulting from the operations of the Interactive TV business which were contributed in the transaction with Insight to form SourceSuite LLC on November 17, 1999.

(2) To reflect the net proceeds from the sale of stock to Insight upon closing the transaction with Insight of which $6 million was escrowed for the May 1, 2000 interest payment on the 12% Senior Secured Notes.

(3) To reflect the investment in SourceSuite LLC resulting from the transaction with Insight. The value of the warrants issued to Insight (based upon the Black-Scholes model) is credited to additional paid in capital.

(4) To reflect the issuance of a new Non-Participating Preferred Stock upon the closing of the transaction with Insight. The new share of preferred stock entitles Insight to designate a certain number of members of the Board of Directors (based on Insight's ownership percentage of Source Media, Inc. common stock), committee representation and preemptive rights to maintain its ownership percentage.

(5) To reflect the proposed formation of SourceSuite Acquisition LLC and Source Media's 50% proposed ownership in SourceSuite Acquisition LLC. The investment includes a contribution by Source Media, Inc. to SourceSuite Acquisition LLC of an amount of cash equivalent to 50% of the balance of SourceSuite cash at the time of closing.

(6) To reflect the proposed sale of Source Media, Inc.'s investment in SourceSuite LLC for 443,000 shares of Liberate common stock at an estimated price at closing of $220 per share based on the January 11, 2000 closing price and the related gain on the sale, net of applicable income taxes. We are currently evaluating whether further limitations on the availability of net operating losses ("NOL's") have or will occur as a result of these transactions. For the purposes of these pro forma financial statements, we have assumed an annual NOL limitation of $10 million. The agreement with Liberate provides for our receiving 443,000 shares of common stock if the transaction with Liberate satisfies an exemption from Securities Act registration that permits us to freely transfer the Liberate shares subject to volume limitations of Rule 144. If the transaction does not satisfy this exemption, we will receive $15 million of cash and 378,536 shares of Liberate common stock. For purposes of these pro forma financial statements, we have assumed the transaction will satisfy the exemption. In the event it would not satisfy the exemption and cash was received, additional current tax liability may be incurred. Additionally, Source Media, Inc. will receive from Liberate cash in an amount equal to 50% of the cash and cash equivalents of SourceSuite LLC at the time of closing, reduced by a 50% share of the tax liability incurred by SourceSuite LLC upon the sale of the retained business to SourceSuite Acquisition LLC.

(7) To reflect the costs incurred to complete the proposed sale of Source Media, Inc.'s investment in SourceSuite LLC for 443,000 shares of Liberate common stock.

(8) To reflect the proposed exchange of all outstanding Source Media, Inc. 12% Senior Secured Notes in the principal amount of $100 million for 5,000,000 shares of common stock based on an assumed market price of Source Media, Inc. stock of $20 per share at the time of exchange and the write-off of the related deferred financing costs.

(9) To reflect the proposed exchange of 1,043,412 shares of Source Media, Inc. Senior PIK Preferred Stock for 1,304,265 shares of Source Media, Inc. common stock based on an assumed market price of Source Media, Inc. stock of $20 per share at the time of exchange.

(10) To reflect the reclassification of cash held in escrow for interest payments on Source Media, Inc. 12% Senior Secured Notes into unrestricted cash upon completion of the proposed exchange of all outstanding Source Media, Inc. 12% Senior Secured Notes.

(11) To reflect the costs incurred to complete the proposed issuance of 6,304,265 additional shares of common stock upon the conversion of 1,043,412 shares of Source Media, Inc. Senior PIK Preferred Stock and $100 million of 12% Senior Secured Notes to common stock.

(12) To reflect the elimination of accrued interest related to proposed exchange of all outstanding Source Media, Inc. 12% Senior Secured Notes in the principal amount of $100 million for 5,000,000 shares of common stock.

(13) To reflect the interest payable at time of proposed exchange of all outstanding Source Media, Inc. 12% Senior Secured Notes in the principal amount of $100 million for 5,000,000 shares of common stock.

(14) To reflect the proposed exchange of the outstanding Source Media, Inc. 12% Senior Secured Notes in the principal amount of $100 million at a 55% participation level for 2,750,000 shares of common stock based on an assumed market price of Source Media, Inc. stock of $20 per share at the time of exchange and the write-off of the related portion of deferred financing costs.

(15) To reflect the proposed exchange of the outstanding shares of Source Media, Inc. Senior PIK Preferred Stock at a 50% participation level (521,706 shares) for 652,133 shares of Source Media, Inc. common stock based on an assumed market price of Source Media, Inc. stock of $20 per share at the time of exchange.

(16) To reflect the reclassification of 55% of the cash held in escrow for interest payments on Source Media, Inc. 12% Senior Secured Notes into unrestricted cash upon completion of the proposed exchange of the outstanding Source Media, Inc. 12% Senior Secured Notes at a 55% participation level.

(17) To reflect the costs incurred to complete the proposed issuance of 3,402,133 additional shares of common stock upon the conversion of 521,706 shares of Source Media, Inc. Senior PIK Preferred Stock and 55% of the $100 million of 12% Senior Secured Notes to common stock.

(18) To reflect the elimination of a pro rata portion of accrued interest related to the proposed exchange of outstanding Source Media, Inc. 12% Senior Secured Notes in the principal amount of $100 million at a 55% participation level.

(19) To reflect the interest payable at time of proposed exchange on outstanding Source Media, Inc. 12% Senior Secured Notes in the principal amount of $100 million at a 55% participation level.



     Footnotes to Unaudited Pro Forma Consolidated Statements of Operations


(1) To reflect the elimination of net sales, cost of sales, SG&A and other income or expense of the Interactive TV segment.

(2)  To reflect our 50% interest in the operating losses of SourceSuite LLC.

(3) To reflect amortization of the investment in SourceSuite LLC related to the basis difference resulting from the issuance of warrants to purchase our common stock issued to Insight upon closing the transaction with Insight.

(4) To reflect the issuance of additional shares of common stock upon closing of the transaction with Insight.

(5) To reflect the removal of 50% of the losses of the business being acquired by Liberate which includes the operations of Interactive Channel Technologies Inc., amortization and patent related expense from the operating losses of SourceSuite LLC.

(6) To reflect the elimination of interest expense related to the proposed exchange of all outstanding Source Media, Inc. 12% Senior Secured Notes in the principal amount of $100 million for 5,000,000 shares of common stock.

(7) To reflect the elimination of Senior PIK Preferred Stock dividend expense due to the proposed exchange of 1,043,412 shares of Source Media, Inc. Senior PIK Preferred Stock for 1,304,265 shares of Source Media, Inc. common stock.

(8) To reflect the proposed issuance of 6,304,265 additional shares of common stock upon the conversion of 1,043,412 shares of Source Media, Inc. Senior PIK Preferred Stock and $100 million of 12% Senior Secured Notes bonds to common stock.

(9) To reflect the elimination of interest expense related to the proposed exchange of the outstanding Source Media, Inc. 12% Senior Secured Notes in the principal amount of $100 million at a 55% participation level for 2,750,000 shares of common stock.

(10) To reflect the elimination of Senior PIK Preferred Stock dividend expense due to the proposed exchange of the outstanding shares of Source Media, Inc. Senior PIK Preferred Stock at a 50% participation level (521,706 shares) for 652,133 shares of Source Media, Inc. common stock.

(11) To reflect the proposed issuance of 3,402,133 additional shares of common stock upon the conversion of 521,706 shares of Source Media, Inc. Senior PIK Preferred Stock, representing 50% of the total outstanding; and 55% of the $100 million of 12% Senior Secured Notes to common stock.


===========================================================       ======================================================
We have not authorized any dealer, salesperson or any other
person to give any information or represent anything not
contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information. This
prospectus does not offer to sell or buy any preferred stock in any jurisdiction where it is unlawful.


                                                                                SOURCE MEDIA, INC.

                                                                                 Offer to Exchange
                                                                              shares of Common Stock
                                                                            for any and all outstanding
Table of Contents                                                  13 1/2 % Senior PIK Preferred Stock due 2007
-----------------


                                                        Page
                                                        ----                      Exchange Agent:

Incorporation by Reference,........................  2                   ChaseMellon Shareholder Services, L.L.C.
Where You Can Find More Information................  2                           2323 Bryan Street
Prospectus Summary.................................  3                              Suite 2300
Risk Factors....................................... 12                          Dallas, Texas 75420
Use of Proceeds.................................... 14                     By Telephone:  (214) 965-2220
Price Range of Common Stock........................ 15                    By Facsimile:   (214) 965-2233
Capitalization Table............................... 16
Developments in our Business....................... 17
Affiliate Transactions............................. 21
Reasons for Exchange Offer                                            Dealer Manager and Solicitation Agent:
 and Consent Solicitation.......................... 22
Terms of Exchange Offer............................ 23          Donaldson, Lufkin & Jenrette Securities Corporation
Consent Solicitation............................... 25                            277 Park Avenue
Procedures For Participating in the                                             New York, NY 10172
 Exchange Offer and Consent Solicitation .......... 27                              Attention:
Certain Federal Income Tax Considerations.......... 32                              Telephone:
Tax Consequences to Source Media                                                    Facsimile:
  Upon the Exchange of Preferred Stock ............ 33
Description of Capital Stock....................... 34
Experts............................................ 35                          -----------------
Legal Matters.....................................  35
Index to Financial Statements.....................  F-1
Index to Pro Forma Financial Statements...........  P-1                              PROSPECTUS

                                                                                       , 2000

===========================================================       ======================================================


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 19, 2000.


                                    SOURCE MEDIA, INC.


                                    By:/s/ Stephen W. Palley
                                       _________________________________________
                                       Stephen W. Palley, President and Chief
                                       Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Stephen W. Palley and F. Paul Tigh as such person's true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                        Title                        Date
     ---------                        -----                        ----
/s/ Stephen W. Palley  President, Chief Executive Officer    January 19, 2000
                       (principal executive officer) and
                                    Director

/s/ F. Paul Tigh          Treasurer and Chief Financial      January 19, 2000
                                     Officer
                      (principal financial and accounting
                                    officer)

/s/ James L. Greenwald              Director                 January 19, 2000

/s/ Michael J. Marocco              Director                 January 19, 2000

/s/ Barry Rubenstein                Director                 January 19, 2000

/s/ Kim D. Kelly                    Director                 January 19, 2000

/s/ Sidney R. Knafel                Director                 January 19, 2000

/s/ Michael S. Willner              Director                 January 19, 2000

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

          Article Seventh of the Company's Restated Certificate of Incorporation, as amended, provides as follows:

          A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (in respect of certain unlawful dividend payments or stock purchases or redemptions), or (iv) for a transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall not adversely affect any right to protection of a director of the Company with respect to events occurring prior to the time of such repeal or modification.

          Article V of the Company's By-Laws, as amended, provides that each director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he or she is or was or has agreed to become a director, officer, employee or agent of the Company or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, shall be indemnified by the Company against all costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection therewith and any appeal therefrom, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the standards of conduct set forth in the By-laws.

          Article V of the Company's By-laws also provides that the Company shall indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was or has agreed to become a director, officer, employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys'

fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

          Notwithstanding such provisions to the contrary, to the extent that a director or officer of the Company has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding or in the defense of any claim, issue or matter therein, he or she shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

          The right to indemnification provided by the By-laws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any law (common or statutory), agreement, vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and to action in another capacity while holding office and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the estate, heirs, executors and administrators of such person.


Item 21.  Exhibits and Financial Statements Schedules.

     (a)  Exhibits

     Exhibit
     Number                              Description of Exhibit
     ------                              ----------------------

     3.1               Restated Certificate of Incorporation,
                       as amended, of the Company*

     3.2               Bylaws (filed as Exhibit 3.2 to HBAC's
                       Registration Statement on Form S-1, as
                       amended (No. 33-62606), and incorporated herein by reference)

     4.1               Form of Common Stock Certificate (filed as Exhibit
                       4.1 to the Company's Registration Statement on Form S-1 (No. 33-97564), and incorporated herein by reference)

     4.2               Certificate of Designation for Senior PIK
                       Preferred Stock, as amended*

     4.3 Certificate of Designations for Non-Participating Preferred Stock of the Company*

     4.4 Form of proposed second Amendment to Certificate of Designation*

     4.5 Form of proposed third Amendment to Certificate of Designation*

     4.6 Indenture dated as of October 30, 1997 between Source Media, Inc. and U.S. Trust Company of Texas, N.A. (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K dated October 30, 1997, and incorporated herein by reference)

     4.7 First Supplemental Indenture dated as of November 1, 1999 among Source Media, Inc., its subsidiaries parties thereto and U.S. Trust Company of Texas, N.A.*


     4.8 Warrant Agreement dated as of October 30, 1997 between Source Media, Inc. and ChaseMellon
                       Shareholder Services (filed as

                       Exhibit 4.3 to the Company's Current Report on Form 8-K dated October 30, 1997, and incorporated herein by reference)

     4.9 Form of proposed Second Supplemental Indenture to be dated as of January 1, 2000 among Source Media, Inc., its subsidiaries parties thereto and U.S. Trust Company of Texas,
                       N.A.*

     4.10 Form of proposed Third Supplemental Indenture among Source Media, Inc., its subsidiaries parties thereto and U.S. Trust Company of Texas, N.A.*

     5.1               Opinion of Cooperman Levitt Winikoff Lester &
                       Newman, P.C.*

     8.1 Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. with respect to certain Federal income tax aspects*

     10.1 Asset Purchase Agreement dated September 23, 1997 between IT Network, Inc. and Brite Voice
                       Systems, Inc. (filed as Exhibit 2.1 to the
                       Company's Current Report on Form 8-K dated
                       October 30, 1997, and incorporated herein by reference)

     10.2 Amendment dated October 7, 1997 between IT Network, Inc. and Brite Voice Systems, Inc. to Asset Purchase Agreement dated September 23, 1997 between IT Network, Inc. and Brite Voice Systems, Inc. (filed as Exhibit 2.2 to the Company's Current Report on Form 8-K dated October 30, 1997, as amended, and incorporated herein by reference)

     10.3 Asset Purchase Agreement dated September 30, 1997 between Source Media, Inc. and IT Network,
                       Inc. and Voice News Network, Inc. (filed as
                       Exhibit 2.3 to the Company's

                       Current Report on Form 8-K dated October 30, 1997, and incorporated herein by reference)

     10.4 Preferred Stock Registration Rights Agreement dated as of October 30, 1997 between Source Media, Inc. and Natwest Capital Markets Limited and Prudential Incorporated (filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated October 30, 1997, and incorporated herein by reference)

     10.5 Exchange and Registration Rights Agreement for Senior Secured Notes dated as of October 30, 1997 between Source Media, Inc. and certain of its subsidiaries and Natwest Capital Markets Limited and Prudential Securities Incorporated (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated October 30, 1997, and incorporated herein by reference)

     10.6 Form of Guarantee for domestic subsidiaries (filed as Exhibit 10.29 to the Company's
                       Registration Statement on Form S-4 (no. 333-
                       42017), and incorporated herein by
                       reference)

     10.7 Form of Guarantee for foreign subsidiaries (filed as Exhibit 10.30 to the Company's
                       Registration Statement on Form S-4 (no. 333-
                       42017), and incorporated herein by
                       reference)

     10.8 Contribution Agreement by and among Insight Interactive, LLC, the Company and Newco, LLC dated July 29, 1999 (filed as Exhibit B to the Company's Statement on Schedule 14A filed September 24, 1999 and incorporated herein by reference)

     10.9 Common Stock and Warrants Purchase Agreement between the Company and Insight Interactive, LLC dated as of July 29, 1999 (filed as Exhibit C to the Company's Statement on
                       Schedule 14A filed September 24, 1999 and incorporated herein by reference)

     10.10 Merger Agreement and Plan of Reorganization dated as of January 12, 2000 by and among Liberate Technologies, SourceSuite LLC, Source Media, Inc., Insight Communications Company, Inc. and Insight Interactive, LLC

     21                Subsidiaries of Registrant

     23.1              Consent of Ernst & Young LLP

     23.2 Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (included in Exhibits 5.1 and
                       8.1)*

     24.1              Power of Attorney
                       (included on the signature page of this
                       registration statement)

     27.1              Financial Data Schedule**

     99.1              Form of Letters of Transmittal*


*    To be filed by amendment

** Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 of Registrant and incorporated herein by reference.

     (b)  Financial Statement Schedules

          All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or not applicable, and therefore have been omitted.

     (c)  Item 4(b) Information

          Reference is made to Exhibit 99.1 to this Registration Statement.

Item 22.  Undertakings.

     (a) Registrant hereby undertakes as follows:

     (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

     (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.